UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a)
of the Securities Exchange Act of 1934
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Soliciting Material under §240.14a-12

XPO, INC.
(Name of Registrant as Specified In Its Charter)

N/A
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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Fee paid previously with preliminary materials.

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Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a6(i)(1) and 0-11

XPO, Inc.
Five American Lane
Greenwich, Connecticut 06831
NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To Be Held on May 16, 2024
To the Stockholders of XPO:
Notice is hereby given that the 2024 Annual Meeting of Stockholders (the “Annual Meeting”) of XPO, Inc. (“XPO” or the “company”) will be held on Thursday, May 16, 2024 at 10:00 a.m. Eastern Time. The Annual Meeting will be conducted exclusively as a live webcast. You can access the Annual Meeting at meetnow.global/M4P2XXP with the unique control number that will be sent to you.
The Annual Meeting shall be held for the following purposes summarized below, and more fully described in the Proxy Statement accompanying this notice:
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To elect nine members of our Board of Directors for a term to expire at the 2025 Annual Meeting of Stockholders or until their successors are duly elected and qualified;

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To ratify the appointment of KPMG LLP as our independent registered public accounting firm for fiscal year 2024;

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To conduct an advisory vote to approve the executive compensation of our named executive officers (the “NEOs”), as disclosed in the Proxy Statement;

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To conduct an advisory vote on the frequency of future advisory votes to approve executive compensation; and

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To consider and transact other business as may properly come before the Annual Meeting or any adjournment or postponement thereof.

Please note that we are furnishing proxy materials and access to our Proxy Statement to our stockholders electronically instead of mailing printed copies to each of our stockholders. Beginning on or about April 2, 2024, we will mail to our stockholders a Notice of Internet Availability of Proxy Materials (the “Notice”), which contains instructions on how to access our proxy materials and vote online. The Notice also contains instructions on how to request a paper copy of our proxy materials, including this Proxy Statement, our Annual Report on Form 10-K for the Year Ended December 31, 2023, and a proxy card or voting instruction form. Stockholders who have communicated a preference for paper or electronic documents prior to the mailing of the Notice will not receive the Notice, and their requests will be honored.
Only stockholders of record of XPO common stock as of the close of business on March 28, 2024, are entitled to receive notice of, and to vote at, the Annual Meeting or any adjournment or postponement of the Annual Meeting. A complete list of registered stockholders will be available under the “Documents” tab in the top right corner of your screen during the Annual Meeting, after you enter the control number provided on the proxy card you receive, or on the materials provided by your bank or broker.
Your vote is important. Whether or not you plan to attend the Annual Meeting, it is important that your shares be represented. We ask that you vote your shares as soon as possible.
By order of the Board of Directors,
Brad Jacobs
Executive Chairman
Greenwich, Connecticut
April 2, 2024
Important Notice Regarding the Availability of Proxy Materials for the
Annual Meeting of Stockholders to Be Held on May 16, 2024:
The Proxy Statement and our Annual Report on Form 10-K for the Year Ended December 31, 2023, are available at www.edocumentview.com/XPO.
© 2024 XPO, Inc.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Stockholders to Be Held on May 16, 2024:
This Proxy Statement and our Annual Report on Form 10-K for the Year Ended December 31, 2023, are available at www.edocumentview.com/XPO
© 2024 XPO, Inc.

PROXY STATEMENT SUMMARY
This Proxy Statement Summary highlights information contained in our Proxy Statement, which sets forth information relating to the solicitation of proxies by the Board of Directors of XPO, Inc. (the “Board of Directors” or the “Board”) in connection with our 2024 Annual Meeting of Stockholders. The summary does not reflect all of the information you should consider, and you are urged to read the proxy materials carefully before voting.
2024 ANNUAL MEETING OF STOCKHOLDERS
Our Notice of Internet Availability of Proxy Materials (the “Notice”) is first being mailed on or about April 2, 2024 to stockholders of record of our common stock as of the close of business on March 28, 2024 (the “Record Date”). The Notice provides instructions on how to access our proxy materials and vote online.
Date and Time	Place	Record Date
Thursday, May 16, 2024 at 10:00 a.m. Eastern Time	Virtual Meeting Site: meetnow.global/M4P2XXP	You can vote if you were a stockholder of record as of the close of business on March 28, 2024
Admission Using Your Control Number: The Annual Meeting will be conducted exclusively as a live webcast that you can access with the control number you receive on your proxy card. At the time of the Annual Meeting, go to meetnow.global/M4P2XXP and enter your control number. If the shares of common stock you hold are in an account at a broker, dealer, commercial bank, trust company or other nominee (i.e., in “street name”), you will have to register in advance in order to participate in the Annual Meeting, vote electronically and submit questions during the live webcast. To register in advance, you must obtain a legal proxy from the bank, broker or other nominee that holds your shares, giving you the right to vote the shares. Requests for registration should be directed to our transfer agent, Computershare Trust Company, N.A. (“Computershare”), by email at legalproxy@computershare.com no later than 5:00 p.m. Eastern Time on Friday, May 10, 2024. You will receive confirmation of your registration and your control number in an email from Computershare. Enter your control number at meetnow.global/M4P2XXP to access the Annual Meeting.
VOTING MATTERS AND BOARD RECOMMENDATIONS
The Board is not aware of any matter that will be presented for a vote at the Annual Meeting other than those shown below.
	Board Vote Recommendation	Page Reference (for more detail)
PROPOSAL 1: Election of Directors
To elect nine members of our Board of Directors for a term to expire at the 2025 Annual Meeting of Stockholders or until their successors are duly elected and qualified.
	FOR each Director Nominee	11-25, 72
PROPOSAL 2: Ratification of the Appointment of KPMG LLP as our Independent Public Accounting Firm for Fiscal Year 2024
To ratify the appointment of KPMG LLP as the company’s independent registered public accounting firm for fiscal year 2024.
	FOR	65-66, 73
PROPOSAL 3: Advisory Vote to Approve Executive Compensation To conduct an advisory vote to approve the executive compensation of the company’s named executive officers (“NEOs”).	FOR	74
PROPOSAL 4: Advisory Vote on the Frequency of Future Advisory Votes to Approve Executive Compensation To conduct an advisory vote to approve the frequency of future advisory votes to approve executive compensation of the NEOs.	1 YEAR	75
ABOUT XPO
XPO is a leading provider of freight transportation services, with company-specific avenues for value creation. We use our proprietary technology to move goods efficiently through our customers’ supply chains in North America and Europe. As of December 31, 2023, we had approximately 38,000 employees and 596 locations in 17 countries serving approximately 52,000 customers.
Our North American Less-Than-Truckload (“LTL”) segment is the largest component of our business, with an expansive network of professional drivers and owned trucks and service centers. Shippers value our premium service and network coverage, which extends to 99% of all U.S. postal codes and all 50 states, as well as Canada, Mexico and the Caribbean.
Our culture prioritizes a superior customer experience, with an emphasis on attributes that LTL customers value most, such as on-time, damage-free service. In addition, we are committed to continuously improving network efficiency and labor productivity, and optimizing freight flows at all levels of demand. In 2023, our cohesive organization of truck drivers, operations teams and sales professionals worked together to move approximately 18 billion pounds of freight for our customers.
1	© 2024 XPO, Inc.

BUSINESS TRANSFORMATION
Over the last two years, our business in North America has undergone a significant transformation into a pure-play LTL transportation provider. We’re proud that our milestones reflect strategic accomplishments that have put XPO on the radar of every sector that requires freight transportation:

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December 2023: Acquired 28 LTL service centers in the U.S. previously operated by Yellow Corporation

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November 2022: Spun off RXO, Inc., our North American brokered transportation platform

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October 2022: Announced strategic growth plan for the LTL standalone business in North America

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March 2022: Divested intermodal operation in North America

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August 2021: Spun off GXO Logistics, Inc., our global contract logistics business

LEADERSHIP TRANSITION
Mario Harik succeeded Brad Jacobs as chief executive officer of XPO on November 1, 2022, when the North American operation completed its strategic transformation to a pure-play LTL transportation provider. Mr. Harik leads the execution of the company’s LTL 2.0 business strategy, which includes the expansion and continuous improvement of the network, as well as a focus on delivering superior customer service and increasing employee satisfaction. Under Mr. Harik’s leadership, his team is achieving operational, financial and service goals, leveraging our technology and pursuing new ways to deliver value.
In conjunction with the appointment of Mr. Harik as CEO, Mr. Jacobs became executive chairman of XPO, as previously announced in the company’s succession plan. Mr. Jacobs provides ongoing expertise related to corporate and capital allocation strategies, strategic relationships, business development and human capital management. Mr. Harik has built a world-class leadership team that includes the following executive appointments in North America:
Kyle Wismans Chief Financial Officer (August 2023)	Dave Bates Chief Operating Officer (April 2023)	Wendy Cassity Chief Legal Officer (March 2023)	Carolyn Roach Chief Human Resources Officer (January 2023)	Ali Faghri Chief Strategy Officer (January 2023)	Jay Silberkleit Chief Information Officer (November 2022)
BOARD AND EXECUTIVE COMPENSATION
XPO has a strong track record of proactively making changes to the composition of the Board and its committees, and to the executive compensation programs, to align with changes in the company’s business needs and the potential for stockholder value creation.
Following the RXO spin-off, our Board’s refreshed Compensation and Human Capital Committee sought to design an executive compensation program that would attract and retain talent, align compensation with performance and be responsive to stockholder feedback. In order to inform the evolution of the compensation program, the Board undertook multiple engagements with stockholders to solicit feedback.
Additionally, XPO’s purposeful refreshment of the Board and its committees at the time of each spin-off ensured that its directors’ skill sets aligned with the strategy of the remaining business, as reflected in this timeline of key governance events:
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August 2021: Refreshed Board composition and committees following the GXO spin-off.

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October 2022: Reconstituted Compensation and Human Capital Committee, leading to multi-month stockholder engagement efforts to solicit input prior to conducting a fresh evaluation of the executive compensation program.

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November 2022: Refreshed Board composition following the RXO spin-off.

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March 2023: Conducted further Board refreshment, adding a director with direct LTL operational experience, and subsequently created a new Operational Excellence Committee.

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April 2023: Disclosed a new executive compensation program that is fully responsive to stockholder feedback provided over the course of the LTL business transformation.

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May 2023: Conducted stockholder engagement efforts leading up to the 2023 Annual Meeting.

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September 2023: Conducted stockholder engagement efforts led by the Compensation and Human Capital Committee.

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April 2024: Enhanced CD&A disclosure in response to feedback to support stockholder analysis of XPO’s 2023 compensation program.

2	© 2024 XPO, Inc.

XPO’s Board believes that its current composition and structure, as well as the updated 2023 compensation program, are strongly aligned with the company’s strategic priorities and with stockholder feedback.
2023 PERFORMANCE HIGHLIGHTS
For 2023, under the skilled leadership of our executive team, XPO increased total company operating income by 16% and adjusted EBITDA* by 6% year-over-year(1) in a soft industry environment for freight transportation, while continuing to invest in our business for long-term growth. On a year-over-year basis, except where otherwise defined:

$7.7B
REVENUE
Up 0.3%

$438M
OPERATING INCOME
Up 16%

$192M
INCOME FROM CONTINUING OPERATIONS
Up 4%

$996M
ADJUSTED EBITDA*
Up 6%[1]

($31M)
CORPORATE ADJUSTED EBITDA*
Down 70%

$1.62
DILUTED EPS[2]
Up 2%

$581M
LTL GROSS CAPEX[3]
12.4% of LTL revenue

$920M
TOTAL LIQUIDITY
$508 million of borrowing capacity and $412 million of cash and cash equivalents as of December 31, 2023

2024
AMERICA'S GREATEST WORKPLACES FOR DIVERSITY
Named by Newsweek

*
See Annex A for reconciliations of non-GAAP measures

(1)
Excluding real estate gains in 2022

(2)
Diluted earnings from continuing operations per share

(3)
Gross capex and revenue for North American LTL only; excludes impact of December 2023 acquisition of 28 service centers

3	© 2024 XPO, Inc.

2024 BOARD OF DIRECTORS NOMINEES
Our Board aims to create a diverse and highly skilled team of directors who provide our company with valuable oversight. When selecting new directors, our Board considers, among other things, the nominee’s breadth of experience, financial expertise, integrity, ability to make independent analytical inquiries, understanding of our business environment, skills in areas relevant to our growth drivers, and willingness to devote adequate time to Board duties — all in the context of the needs of the Board at that point in time, and with the objective of ensuring a diversity of backgrounds, expertise and viewpoints. Our Board endeavors to include highly qualified women and individuals from historically underrepresented groups in the candidate pool and has engaged in a purposeful process of regular refreshment. The composition of our Board as of the Record Date was:
The following table provides summary information about each director nominee and their committee memberships as of the date of this Proxy Statement. Each director is elected annually by a majority of the votes cast.
					Committee Memberships
Name	Director Since	Age	Occupation	Independent	AC	CHCC	NCGSC	OEC
Brad Jacobs	2011	67	Executive Chairman of the Board, XPO
Jason Aiken*	2021	51	Executive Vice President, Technologies, General Dynamics Corporation	Y	C
Bella Allaire	2022	70	Executive Vice President of Technology and Operations, Raymond James Financial, Inc.	Y			✓
J. Wes Frye	2023	76	Former Senior Vice President and Chief Financial Officer, Old Dominion Freight Line, Inc.	Y				✓
Mario Harik	2022	43	Chief Executive Officer, XPO					C
Michael Jesselson	2011	72	President and Chief Executive Officer, Jesselson Capital Corporation	Y	✓
Allison Landry	2021	45	Former Senior Transportation Research Analyst, Credit Suisse	Y		✓	C	✓
Irene Moshouris	2022	63	Former Senior Vice President-Treasurer, United Rentals, Inc.	Y	✓	✓	✓
Johnny C. Taylor, Jr.	2021	55	President and Chief Executive Officer, Society of Human Resources Management	Y		C
AC = Audit Committee CHCC = Compensation and Human Capital Committee	NCGSC = Nominating, Corporate Governance and Sustainability Committee OEC = Operational Excellence Committee	C = Committee Chair ✓ = Committee Member * = Audit Committee Financial Expert
4	© 2024 XPO, Inc.

SUMMARY OF QUALIFICATIONS AND EXPERIENCE OF DIRECTOR NOMINEES
	Brad Jacobs	Jason Aiken	Bella Allaire	J. Wes Frye	Mario Harik	Michael Jesselson	Allison Landry	Irene Moshouris	Johnny C. Taylor, Jr.
CORE COMPETENCIES THAT CONTRIBUTE TO SERVICE ON XPO’S BOARD
BUSINESS OPERATIONS experience provides a practical understanding of developing, implementing and assessing our operating plan and business strategy.
CORPORATE GOVERNANCE experience bolsters Board and management accountability, transparency and a focus on stockholder interests.
ENVIRONMENTAL SUSTAINABILITY AND CORPORATE RESPONSIBILITY experience enables our Board’s oversight to guide our long-term value creation for stockholders in sustainable ways.
EFFECTIVE CAPITAL ALLOCATION experience is crucial to our Board’s evaluation of our financial statements and capital structure.
CRITICAL ANALYSIS OF CORPORATE FINANCIAL STATEMENTS AND CAPITAL STRUCTURES experience assists our Board in overseeing our financial reporting and internal controls.
HUMAN RESOURCES MANAGEMENT experience enables our Board to further our goals of making XPO an inclusive workplace and aligning human resources objectives with our strategic and operational priorities.
MULTINATIONAL CORPORATE MANAGEMENT experience informs the Board’s strategic thinking, given the global nature of our business.
RISK MANAGEMENT experience is critical to our Board’s role in overseeing the risks facing our company, including mitigation measures.
TALENT MANAGEMENT AND ENGAGEMENT experience helps our company attract, motivate and retain top candidates for leadership roles and innovation teams.
SKILLS CENTRAL TO XPO’S STRATEGY
CUSTOMER SERVICE experience brings important perspectives to our Board, given the critical role of customer retention in our business model.
SALES AND MARKETING experience enables our Board to assist with our growth strategy, including the development of new services and customer sectors.
M&A, INTEGRATION AND OPTIMIZATION experience helps our company identify the optimal strategic opportunities for profitable growth and realize synergies.
TRANSPORTATION AND LOGISTICS INDUSTRY experience is important in understanding our competitive environment and market positioning.
TECHNOLOGY AND INFORMATION SYSTEMS experience provides valuable insights and best practices relevant to enhancing customer outcomes, internal efficiencies and cybersecurity.
5	© 2024 XPO, Inc.

GOVERNANCE HIGHLIGHTS
Board and Committee Independence
Seven of our nine directors are independent. The Audit Committee, the Compensation and Human Capital Committee, and the Nominating, Corporate Governance and Sustainability Committee each consist entirely of independent directors.

Separation of Chairman and CEO Roles
Effective November 1, 2022, upon the completion of the RXO spin-off, Mr. Jacobs, our founder who had been our chairman and CEO since 2011, became our executive chairman, and Mr. Harik became our CEO. To facilitate a smooth CEO transition, our Board determined that splitting the chairman and CEO roles would be in the best interests of the company and our stockholders. The Board believes that the executive chairman structure Board leadership structure ensures stability for the company after years of transformation and provides strong strategic leadership and key support for management, particularly in the initial years of Mr. Harik’s tenure as CEO.

Independent Board Oversight and Leadership Roles
We are committed to independent Board oversight. Alongside our executive chairman, our Board leadership structure includes a lead independent director and an independent vice chair. Our lead independent director is responsible for, among other duties, coordinating with the chairman with respect to meeting agendas, and calling and chairing sessions of the independent directors. Our vice chair is responsible for assisting the lead independent director in carrying out his duties and acting on his behalf when he is not present. The Board believes its leadership structure, as well as the leadership structure of the company, function cohesively and serve the best interests of our stockholders.

Board Refreshment
Our Board is committed to ensuring that its composition includes a range of expertise aligned with the company’s business, as well as fresh perspectives on strategy. One of the ways the Board acts on this commitment is through the thoughtful refreshment of directors when appropriate. Upon the RXO spin-off, the composition of the Board changed to align more closely to the remaining company’s business operations and strategy. Three directors stepped down from the Board, five directors, including Mr. Jacobs, remained on the Board, and three new directors, including Mr. Harik, our CEO, joined the Board. In March 2023, the Board appointed an additional new independent director with an operations background directly relevant to LTL.

Committee Rotations
As part of its annual review of committee assignments, the Board reconstitutes its committees and their chairs as needed to support the evolving needs of the company. The committees were most recently reconstituted in November 2022 upon the completion of the RXO spin-off.

Director Elections	All directors of the Board are elected annually for one-year terms or until their successors are elected and qualified.
Majority Voting for Director Elections	Our bylaws provide for a majority voting standard in uncontested elections, and further require that a director who fails to receive a majority vote must tender his or her resignation to the Board.
Board Evaluations	Our Board reviews committee and director performance through an annual process of self-evaluation.
Risk Oversight and Financial Reporting
Our Board aims to provide robust oversight of current and potential risks facing our company by engaging in regular deliberations and participating in management meetings. Our Audit Committee contributes to strong financial reporting oversight through regular meetings with management and dialogue with our auditors.

Active Board Participation
Our Board held 11 meetings during 2023. Each person currently serving as a director attended at least 75% of the aggregate meetings of the Board and any committee(s) on which he or she served while providing Board service.

Direct Oversight of Sustainability
The Nominating, Corporate Governance and Sustainability Committee is tasked in its charter with supporting the Board in its oversight of the company’s sustainability strategies and external disclosures; this includes engaging with management on material sustainability matters and stakeholder perspectives.

Political Activity Disclosure and Oversight
In December 2022, the company adopted a Political Activity Policy that gives the Nominating, Corporate Governance and Sustainability Committee final approval over all political contributions by the company. The Policy also includes a commitment to publicly disclose any political contributions by the company via a dedicated webpage that is easily accessible on the company’s website.

Established Operational Excellence Committee
In April 2023, the Board established the Operational Excellence Committee to review the company’s strategies and objectives with respect to continuous improvement of quality and service, operational efficiency, cost control, occupational safety, environmental compliance and technological innovation. Alongside management, the Committee also reviews reports and key performance indicators relating to the company's trends in operational excellence and achievements against strategies and objectives.

6	© 2024 XPO, Inc.

SUSTAINABILITY APPROACH
XPO’s approach to sustainability is guided by a focus on delivering long-term value to our stockholders. We regularly engage with our stockholders to obtain their input on evolving expectations relating to sustainability. The key sustainability issues that we believe can have a meaningful impact on our delivery of stockholder value, and are responsive to feedback we receive from our stockholders, include health and safety, employee engagement, talent management, data security and privacy, compliance with applicable laws and regulations related to the environment, fleet management and innovation, network optimization, corporate governance and ethical conduct.
We are focused on enhancing environmental sustainability through actions such as investing in efficient fleet innovations, using alternative fuels in certain transport operations, partnering with manufacturers to pilot new truck technologies, retrofitting our facilities with energy-efficient features, optimizing delivery routes, training drivers in eco-friendly techniques and deploying electric trucks where they can return the greatest benefit.
For our employees, we cultivate a workplace culture that is rooted in physical and mental safety, where employees know they belong and where behavioral expectations are clearly defined in robust ethical guidelines. Information about our workplace initiatives and our latest EEO-1 data is available at xpo.com/about-us/sustainability/. We are proud to have been named one of America’s Most Responsible Companies by Newsweek, and we are committed to performing to the highest standards of business conduct as the foundation for a sustainable future.
The Nominating, Corporate Governance and Sustainability Committee of the Board oversees the company’s sustainability strategies, performance and disclosures, and engages with management to provide oversight in these areas.
STOCKHOLDER ENGAGEMENT AND RESPONSIVENESS
The Compensation and Human Capital Committee (the “Committee”) considers engagement with stockholders to be a critical component in formulating XPO’s executive compensation philosophy and structure. We have established a robust, year-round stockholder engagement program, in which Committee members play an active role. Through these engagements, the Committee solicits stockholder perspectives on various aspects of executive compensation to inform its decisions regarding executive compensation.
Over the past two years, the Committee has been focused on designing a compensation program that incents XPO executives to create long-term stockholder value and retain key executives amidst our business transformation. In preparing for November 2022, when the company completed the North American objectives of its strategic transformation, the Committee prioritized designing a compensation program for the new XPO management team that is taking XPO forward as a pure-play LTL provider. The existing compensation program design was already responsive to stockholder feedback in that it incented executives to achieve key financial and operational metrics aligned with creating long-term stockholder value. The Committee believes that the 2023 compensation program design demonstrates further responsiveness to stockholder feedback, incents both company and individual results, and aligns executive pay with the potential of the standalone business. The Committee remains committed to being responsive to stockholder feedback through ongoing stockholder engagement.
2022 Stockholder Engagement and Responsiveness
Following the 2022 Annual Meeting, in October of 2022 the Committee engaged in substantive discussions with stockholders representing 44% of shares outstanding, regarding compensation, environmental, social and governance topics. Committee members considered the feedback gathered in these sessions as they designed the 2023 compensation program. Stockholders communicated a desire for a formulaic approach to the annual short-term incentive structure, and that the plan be based on key operational metric(s) that drive tangible financial returns. Stockholders also communicated a desire for the Committee to establish a practice of granting equity awards through an annual long-term incentive award program, and that equity awards include multi-year performance and vesting periods. The 2023 compensation program design, which the Committee decided to proactively disclose in last year’s proxy statement, is fully responsive to this feedback as shown below:
7	© 2024 XPO, Inc.

ELEMENT	HIGHLIGHTS OF 2023 COMPENSATION DESIGN
BASE SALARY	Fixed cash compensation corresponds to experience and job scope, and is aligned with market levels
SHORT-TERM INCENTIVE	EC, CEO, CFO and CLO	COO1
	100% based on performance against the company’s annual adjusted EBITDA target – Adjusted EBITDA is a mainstay financial performance metric in each of XPO’s reportable segments	Profit-sharing cash incentive program with 0.56% participation factor of LTL adjusted operating income – Adjusted operating income incentivizes improving profitability
LONG-TERM INCENTIVES
Performance-Based Restricted Stock Units (PSUs) based on three-year performance period:

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40% LTL Adjusted EBITDA growth

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20% LTL Adjusted operating ratio Improvement

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40% Relative TSR vs. S&P Transportation Select Index

PSU key features include:
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Cliff vesting contingent upon performance hurdles

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Post-vesting sales restriction of one year

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TSR portion earned at target if TSR is in the 60th percentile

Restricted Stock Units (RSUs) that vest annually over three years

Long-Term Incentive Components
		EC and CEO: 80% PSU 20% RSU	CFO and COO: 65% PSU 35% RSU
CLO: 50% PSU 50% RSU

(1)
Chief operating officer profit-sharing cash incentive program paid out quarterly and subject to: (i) Mr. Bates’ continuing employment through the date on which the quarterly earnings are publicly announced; and (ii) the terms and conditions of the company’s profit-sharing cash incentive program approved by the Compensation and Human Capital Committee.

The 2023 compensation program incorporates the following changes in response to stockholder feedback received during 2022 engagement:
What We Heard from Stockholders	Actions Taken in Response
■ Preference for a short-term incentive program that is purely formulaic ■ Preference for short-term performance incentives to be based on operational metric(s)	■ 2023 plan includes a fully formulaic short-term incentive structure ■ 2023 short-term incentive is based on operational metrics (Adjusted EBITDA or LTL adjusted operating income)
■ Preference for an established practice of granting equity awards on an annual basis	■ Committee commits to granting annual equity awards to XPO’s NEOs on a go-forward basis, outside of new hire or promotion grants, and absent truly extraordinary circumstances
■ Preference for long-term incentives to be primarily performance-based ■ Preference for long-term incentive awards to include multi-year performance and vesting periods
■
2023 plan includes a long-term incentive structure with at least 50% PSUs; executive chairman and CEO’s long-term incentive structure is 80% PSUs

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Set three-year performance periods

■
Designed RSUs to vest annually over three years

8	© 2024 XPO, Inc.

Autumn 2023 Stockholder Engagement and Responsiveness

Given our proactive disclosure of our 2023 compensation design, which was directly responsive to stockholder feedback, the Committee was surprised that the say-on-pay proposal at the 2023 Annual Meeting received only 49% support at the Annual Meeting. Following the 2023 Annual Meeting, XPO once again engaged with stockholders to understand the concerns that drove the say-on-pay vote and, specifically, if the vote outcome was primarily reflective of stockholders’ views on XPO’s 2022 compensation program, or if there were stockholder concerns regarding the redesigned 2023 program.
2023 Stockholder Outreach and Engagement

In September and October 2023, XPO again reached out to stockholders, in this case representing an aggregate 79% of our common stock. This led to our direct engagement with stockholders representing 51% of our common stock. Committee members participated in engagement meetings with stockholders representing 34% of our common stock. We value these and all our stockholder engagements for the robust dialogue they produce.

Through these engagements, stockholders confirmed that the low support for the say-on-pay vote at the 2023 Annual Meeting was primarily driven by concerns related to the conversion of outstanding equity awards made in conjunction with the spin-off of RXO in late 2022. During these engagements, stockholders expressed their support for the 2023 compensation plan that was proactively disclosed, acknowledging that the design was directly responsive to feedback provided.

In addition, stockholders participating in these discussions suggested some further enhancements to our public disclosures to support their analysis of the 2023 compensation program. We have integrated these suggested enhancements throughout this year’s CD&A. The chart below summarizes feedback gathered during the autumn engagement sessions and actions taken in response.

Feedback Gathered Subsequent to Introducing the 2023 Executive Compensation Program
What We Heard from Stockholders	Actions Taken in Response
■ Sought commitment that on a go-forward basis, the Committee would not convert in-flight awards	■ The Committee commits to not adjusting in-flight equity awards on a go-forward basis

■
Recognized the positive impact on stockholder value creation stemming from XPO’s hiring announcement of Mr. Bates: 27% TSR increase over two days(1)

■
Understood the need to structure Mr. Bates’ short-term incentive differently from other NEOs to incentivize him to join XPO, and requested further disclosure of the rationale for the structure in the 2024 CD&A

■
In order to secure Mr. Bates’ commitment to join XPO as chief operating officer, the Committee designed a quarterly profit-sharing cash incentive program based on LTL adjusted operating income, mirroring the structure provided to Mr. Bates by his former employer, a top-tier LTL competitor

■
LTL adjusted operating income is directly impacted by operating improvements and productivity gains, which aligns the profit-sharing program with Mr. Bates’ responsibilities in his role

■
Additional information can be found on page 40

■ Noted the importance of disclosing rationale for any new hire or promotion awards	■ Provided detailed disclosure for the new hire awards granted to Mr. Bates and Ms. Cassity, and the promotion award granted to Mr. Wismans (see page 42)
9	© 2024 XPO, Inc.

Feedback Gathered Subsequent to Introducing the 2023 Executive Compensation Program

■
Affirmed the well-managed, seamless CEO leadership transition from Mr. Jacobs to Mr. Harik, with Mr. Jacobs continuing to lead the Board

■
Requested confirmation that the pay positioning for the executive chairman and CEO levels is consistent with our overall pay philosophy for top executives

■
Requested additional disclosure related to Mr. Jacobs’ role and duties as executive chairman

■
Each of Mr. Jacobs and Mr. Harik provide unique contributions to XPO, and the benefit of their combined leadership is evidenced by the exceptionally strong performance of XPO’s stock

■
In our stockholder engagement sessions and in this CD&A (see page 38) we have provided detailed information with respect to the establishment of executive pay levels, which is based on market pay practices, each individual’s experience, tenure with XPO, performance and contributions; for both the executive chairman and CEO positions, we have applied these principles in a manner consistent with our other NEOs

■
The annual target pay for Mr. Jacobs is tightly aligned with competitive market practices for executive chairs.

•
Beginning in 2023, Mr. Jacobs’ target annual total compensation was reduced to $6.5 million

•
The Summary Compensation Table differs from this amount given the final tranche of the 2020 LTI award was modified from cash to equity in February 2023, and as a result, includes the value of this older, previously-reported award as though it was a new incremental award related to the 2023 performance year (see page 49 for additional information)

■
Provided additional disclosure related to Mr. Jacobs’ role and duties as executive chairman (see pages 16 and 38)

(1)
Total Shareholder Return (“TSR”) measured over the period from April 19, 2023 to April 21, 2023.

STRONG COMPENSATION POLICIES AND PRACTICES
The Compensation and Human Capital Committee is committed to sound executive compensation policies and practices to incentivize a high caliber of performance, as highlighted in the following table.
WHAT WE DO	WHAT WE DON’T DO
 Significant emphasis on variable, at-risk compensation. XPO’s compensation program is heavily weighted toward variable compensation through short-term incentives and long-term incentives. This allows the Committee to closely align total compensation values with company performance on an annual and long-term basis.
No exceptional perquisites. Our NEOs have no relocation benefits, supplemental pension or retirement savings or financial planning services beyond what is provided broadly to all XPO employees.
  Substantial portion of compensation linked to creation of stockholder value. Performance-based awards are, and have been, subject to meaningful stock price and/or earnings-related performance goals measured over service-based vesting periods. In addition, the Committee regularly reviews the full portfolio of XPO stockholdings for each NEO to ensure there is a sufficient amount of compensation at risk if objectives are not met, further aligning compensation with stockholder returns and value creation.

  No pledging or hedging of company stock. Under our insider trading policy, our company’s directors and executive officers, including the NEOs, are prohibited from pledging or holding company securities in a margin account. In addition, they are prohibited from engaging in hedging transactions, such as prepaid variable forwards, equity swaps, collars and exchange funds or any other transactions that are designed to, or have the effect of, hedging or offsetting any decrease in the market value of company equity securities.

  Stock ownership policies. The Board has established meaningful stock ownership guidelines and stock retention requirements that encourage a strong ownership mindset among our NEOs. Our ownership guidelines specify 6x annual base salary for our CEO and 3x annual base salary for our other NEOs.

  No guaranteed annual salary increases. Salary increases are not guaranteed annually and are instead determined based on review of our peer group, market survey data, an executive’s experience, tenure, Company and individual performance, scope and scale of responsibility, unique skills, internal equity, and stockholder feedback.

Clawback policy. Our NEOs are subject to clawback restrictions with respect to incentive compensation.
  No stock option repricing or discounted exercise price. XPO’s equity incentive plan does not permit either stock option repricing without stockholder approval or stock option awards with an exercise price below fair market value.

Restrictive covenants. Our NEOs are subject to comprehensive non-competition and other restrictive covenants.	No golden parachute excise tax gross-ups. XPO does not provide golden parachute excise tax gross-ups.
  Engage with stockholders. Our Board values stockholder feedback and carefully considers investor perspectives in its decision-making processes for governance, compensation and sustainability practices.

  No consultant conflicts. The Committee retains an independent compensation consultant who performs services only for the Committee, as described in more detail below under the heading Role of the Committee’s Independent Compensation Consultant.

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BOARD OF DIRECTORS AND
CORPORATE GOVERNANCE
ALIGNMENT BETWEEN XPO’S BOARD COMPOSITION, MISSION AND BUSINESS STRATEGY
XPO’s mission is to be the customer service leader in providing freight transportation services, by helping shippers move goods efficiently through their supply chains. We have approximately 38,000 employees at 596 locations in 17 countries across North America and Europe, serving approximately 52,000 customers. We care deeply about our responsibilities to our stockholders, customers and employees, and we view safety, sustainability, strong governance, and a purpose-driven culture as essential components of our business.
Our company has two reportable segments: North American Less-Than-Truckload (“North American LTL”), the largest component of our business, and European Transportation. LTL is a bedrock industry providing a critical service to the economy, with favorable pricing dynamics and an established competitive landscape in North America. We have one of the largest LTL networks in North America, with approximately 8% share of the U.S. market, estimated to be $59 billion in annual revenue in 2022. Our national network of service centers, drivers and road equipment provides critical geographic density and day-definite domestic and cross-border services to approximately 99% of U.S. zip codes, as well as Canada, Mexico and the Caribbean. For the year ended December 31, 2023, our customer-focused organization of truck drivers, service center teams and sales professionals worked together to move approximately 18 billion pounds of freight through our network to its destinations.
Our company’s current needs and future potential are important considerations in determining the composition of our Board of Directors. XPO’s Board is comprised of a highly skilled group of leaders who share our values and reflect our culture. Many of our directors serve or have served as executive officers or board members of major companies and have an extensive understanding of the principles of corporate governance. As summarized on page 5, our Board as a whole has complementary expertise and skill sets, all of which are relevant to our company, business, industry and strategy.
DIRECTORS
Our Board of Directors currently consists of nine members. The term of each of our directors will expire at the Annual Meeting. Our Board has nominated all of the current directors to stand for election at the Annual Meeting, as set forth in Proposal 1 on page 72 of this Proxy Statement.
Below is information regarding our nine director nominees, including the experience, qualifications, attributes and skills that led our Board to conclude each nominee should serve as a director.
Brad Jacobs Age: 67	Director since 2011 Executive Chairman since 2022

Mr. Jacobs has served as executive chairman of our Board of Directors since November 1, 2022 and previously held the titles of chairman and chief executive officer from September 2, 2011 to October 31, 2022. Mr. Jacobs has served as non-executive chairman of the board of directors of GXO Logistics, Inc. (NYSE: GXO) since August 2, 2021 and RXO, Inc. (NYSE: RXO) since November 1, 2022. Additionally, he is the managing member of Jacobs Private Equity, LLC and Jacobs Private Equity II, LLC. Prior to XPO, Mr. Jacobs led two public companies: United Rentals, Inc. (NYSE: URI), which he founded in 1997, and United Waste Systems, Inc., which he founded in 1989. Mr. Jacobs served as chairman and chief executive officer of United Rentals for its first six years, and as executive chairman for an additional four years. He served eight years as chairman and chief executive officer of United Waste Systems.

Board Committees: None
Other Public Company Boards: GXO Logistics, Inc. (NYSE: GXO); RXO, Inc. (NYSE: RXO)

Mr. Jacobs’ Skills and Experience Aligned with XPO’s Strategy:
▪
In-depth knowledge of the company’s business resulting from his years of service with the company as its founder and chief executive officer provides the Board with invaluable insights and perspectives on the company’s operations and long-term strategic planning and priorities;

▪
Leadership experience as chief executive officer of several public companies, and as a thought leader on building and leading successful businesses, equips Mr. Jacobs to foster productive Board engagement and decision-making in his role as executive chairman; and

▪
Extensive past and current experience as chairman of the board of several public companies equips Mr. Jacobs to effectively lead the Board in its oversight of management, long-term strategic decision-making, risk management and creation of long-term stockholder value.

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Jason Aiken Age: 51	Independent Director since 2021

Mr. Aiken has served as a director of the company since August 2, 2021. He has served as executive vice president, technologies of General Dynamics Corporation since January 2023; previously, he held the joint role of executive vice president, technologies, and chief financial officer from January 2023 to February 2024, and senior vice president and chief financial officer from January 2014 to January 2023. Earlier, Mr. Aiken was the senior vice president and chief financial officer of General Dynamics subsidiary Gulfstream Aerospace Corporation, and held positions with General Dynamics, including controller, vice president of accounting and director of consolidation accounting. Prior to joining General Dynamics, Mr. Aiken was an audit manager with Arthur Andersen LLP in Washington, D.C., where he provided audit and consulting services for defense contractors. He holds an MBA degree from the Kellogg School of Management at Northwestern University, and a bachelor’s degree in business administration and accounting from Washington and Lee University.

Board Committees: ▪ Chair of the Audit Committee
Other Public Company Boards: None

Mr. Aiken’s Skills and Experience Aligned with XPO’s Strategy:
▪
Significant financial and accounting expertise through his service as chief financial officer and other senior finance positions with a Fortune 100 company gives Mr. Aiken the deep knowledge of financial strategy and risk management needed to serve on XPO’s Board and lead the Audit Committee as committee chair; and

▪
Senior operational, transactional and strategic experience that has been and continues to be essential for XPO in its continued efforts to drive stockholder value creation.

Bella Allaire Age: 70	Independent Director since 2022

Ms. Allaire has served as a director of the company since November 1, 2022. She has served as executive vice president of technology and operations of Raymond James Financial, Inc. (NYSE: RJF) since June 2011. Previously, she was managing director and chief information officer of UBS Wealth Management, Americas, and held a variety of technology roles at Prudential Securities, including executive vice president and chief information officer. Ms. Allaire holds a bachelor’s degree from Lviv University in Ukraine.

Board Committees: ▪ Member of the Nominating, Corporate Governance and Sustainability Committee
Other Public Company Boards: None

Ms. Allaire’s Skills and Experience Aligned with XPO’s Strategy:
▪
Deep technical knowledge through her executive roles overseeing technological transformation and operations provide the company with important expertise in operational excellence and technological innovation; and

▪
Significant experience in cybersecurity, enterprise risk management and talent management provide valuable perspectives relevant to XPO’s technology and service ecosystems.

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J. Wes Frye Age: 76	Independent Director since 2023

Mr. Frye has served as a director of the company since March 8, 2023. He served as senior vice president and chief financial officer for the last 18 years of his 30-year tenure with Old Dominion Freight Line, Inc. (NYSE: ODFL) from 1985 until his retirement in 2015. Mr. Frye holds an MBA degree in finance from the University of North Carolina at Charlotte, and a bachelor’s degree in business administration from Appalachian State University.

Board Committees: ▪ Member of the Operational Excellence Committee
Other Public Company Boards: None

Mr. Frye’s Skills and Experience Aligned with XPO’s Strategy:
▪
Direct LTL operational experience through 30 years with Old Dominion Freight Line brings important industry expertise to the Board as XPO executes its growth plan as a pure-play LTL business in North America; and

▪
Extensive finance and accounting knowledge gained through his role as an operationally-oriented chief financial officer at Old Dominion Freight Line gives Mr. Frye an understanding of financial undertakings and risks associated with XPO’s business and the industry.

Mario Harik Age: 43	Director since 2022

Mr. Harik has served as a director and chief executive officer of the company since November 1, 2022. Previously, he served as president of the company’s North America Less-Than-Truckload business unit from October 2021 to October 2022. Additionally, Mr. Harik held the role of XPO’s chief information officer from November 2011 to October 2022 and chief customer officer from February 2021 to January 2022. Prior to XPO, he was chief information officer and senior vice president of research and development with Oakleaf Waste Management, chief technology officer with Tallan, Inc., and co-founder and chief architect of web and voice applications with G3 Analyst. He holds a master’s degree in engineering, information technology from Massachusetts Institute of Technology, and a degree in engineering, computer and communications from the American University of Beirut in Lebanon.

Board Committees: ▪ Chair of the Operational Excellence Committee
Other Public Company Boards: None

Mr. Harik’s Skills and Experience Aligned with XPO’s Strategy:
▪
In-depth leadership of the North American LTL unit brings a deep understanding of XPO-specific business opportunities to the Board, including strategic and operational execution and avenues for growth within the LTL industry at large; and

▪
Extensive technical knowledge gained by Mr. Harik through his leadership of XPO’s global innovation strategy and proprietary technology development is directly relevant to the freight transportation sector and highly valuable to the Board.

13	© 2024 XPO, Inc.

Michael Jesselson Age: 72	Independent Director since 2011

Mr. Jesselson has served as a director of the company since September 2, 2011, and served as lead independent director from March 2016 to October 31, 2022. He has been president and chief executive officer of Jesselson Capital Corporation since 1994. Mr. Jesselson served as a director of Ascendant Digital Acquisition Corp. III from November 2021 to February 2023, and as a director of Ascendant Digital Acquisition Corp. I from July 2020 to July 2021. He was a director of American Eagle Outfitters, Inc. (NYSE: AEO) from November 1997 to May 2017, including a tenure as lead independent director. Earlier, he worked at Philipp Brothers, a division of Engelhard Industries, from 1972 to 1981, then at Salomon Brothers Inc., in the financial trading sector. He is a director of C-III Capital Partners LLC, Clarity
Capital and other private companies, as well as numerous philanthropic organizations. Mr. Jesselson also serves as the chairman of Bar Ilan University in Israel. He attended New York University School of Engineering.

Board Committees: ▪ Member of the Audit Committee
Other Public Company Boards: None.

Mr. Jesselson’s Skills and Experience Aligned with XPO’s Strategy:
▪
Significant experience with public company governance through prior service on the board of directors of American Eagle Outfitters, including as its lead independent director, contributes to the effective, independent oversight of XPO’s Board and thoughtful approach to governance practices; and

▪
Mr. Jesselson’s extensive investment expertise is important to XPO’s business model as the company continues to invest in growth to generate value for its stockholders.

Allison Landry Age: 45	Independent Director since 2021 Vice Chair since 2022

Allison Landry has served as a director of the company since August 2, 2021 and as vice chair since November 1, 2022. From September 2005 to July 2021, she was a senior transportation research analyst with Credit Suisse, covering the trucking, railroad, airfreight and logistics industries. Previously, Ms. Landry served as a financial analyst and senior accountant with OneBeacon Insurance Company (now Intact Insurance Specialty Solutions). She holds an MBA degree from Boston University’s Questrom School of Business, and a bachelor’s degree in psychology from College of the Holy Cross.

Board Committees:
▪
Chair of the Nominating, Corporate Governance and Sustainability Committee

▪
Member of the Compensation and Human Capital Committee

▪
Member of the Operational Excellence Committee

Other Public Company Boards: None

Ms. Landry’s Skills and Experience Aligned with XPO’s Strategy:
▪
More than 15 years of experience in the transportation sector, equity markets, research and analysis give Ms. Landry an invaluable investor perspective and understanding of stockholder value creation as chair of the Board’s Nominating, Corporate Governance and Sustainability Committee; and

▪
Significant experience in investments, financial analysis and valuation enables Ms. Landry to help guide XPO in identifying optimal strategic opportunities for profitable growth.

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Irene Moshouris Age: 63	Independent Director since 2022

Ms. Moshouris has served as a director of the company since November 1, 2022. She served as senior vice president-treasurer of United Rentals, Inc. (NYSE: URI) from April 2011 to June 2023, and previously held the position of vice president and treasurer from August 2006 to April 2011. Prior to United Rentals, Ms. Moshouris was vice president and deputy treasurer with Avon Products, Inc., corporate tax manager with GTE Corporation, tax director, pharmaceutical group with Sterling Winthrop Inc. and tax manager with Arthur Andersen & Co. She has also served as a director of Summit Materials, Inc. (NYSE: SUM) since January 2024. She holds a master of law in taxation from New York University School of Law, a juris doctorate degree from Brooklyn Law School and a bachelor’s degree from Queens College.

Board Committees: ▪ Member of the Audit Committee ▪ Member of the Compensation and Human Capital Committee ▪ Member of the Nominating, Corporate Governance and Sustainability Committee
Other Public Company Boards: Summit Materials, Inc. (NYSE: SUM)

Ms. Moshouris’ Skills and Experience Aligned with XPO’s Strategy:
▪
Financial leadership experience gained through her role as senior vice president and treasurer of United Rentals, as well as numerous treasury and tax management positions with global corporations, provides Ms. Moshouris with strong oversight skills necessary for a member of the Audit Committee; and

▪
International business experience, including roles in international treasury and global finance in Europe and Latin America, contributes to the Board’s oversight of strategy, given the global nature of XPO’s business.

Johnny C. Taylor, Jr. Age: 55	Independent Director since 2021 Lead Independent Director since 2022

Mr. Taylor has served as a director of the company since August 2, 2021 and as lead independent director since November 1, 2022. He has served as president and chief executive officer of the Society of Human Resources Management (SHRM) since December 2017. Previously, Mr. Taylor served as president and chief executive officer of the Thurgood Marshall College Fund from May 2010 to December 2017. He has served as a member of the board of directors of Guild Education since February 2021 and of iCIMS, Inc. since March 2021. He has served as a trustee of the University of Miami since June 2017, as a corporate member of Jobs for America’s Graduates since January 2018, and as a member of the National Board of Governors of the American Red Cross since June 2018. He has served as chairman of the President’s Advisory Board on Historically Black Colleges and Universities and on the White House American Workforce Policy Advisory Board since February 2018. Mr. Taylor holds a juris doctorate degree and a master’s degree from Drake University, and a bachelor’s degree from the University of Miami.

Board Committees: ▪ Chair of the Compensation and Human Capital Committee
Other Public Company Boards: None

Mr. Taylor’s Skills and Experience Aligned with XPO’s Strategy:
▪
More than 25 years of experience in senior human resources, legal and business roles across a variety of industries and organizations contributes to the Board’s oversight of business operations, while incorporating crucial legal and human capital considerations; and

▪
Expertise in human capital strategy and management, collective bargaining and labor relations, executive compensation, diversity and inclusion, workplace culture and leadership training comprise a critical skill set for the Board, given XPO’s continued focus on human capital oversight and DE&I efforts.

15	© 2024 XPO, Inc.

ROLE OF THE BOARD
XPO’s business and affairs are managed under the direction of our Board of Directors, except with respect to those matters reserved to our stockholders. Our Board establishes our overall corporate policies, selects and evaluates our senior management team, monitors the performance of our company and management, and provides advice and counsel to management. Our directors have full access to our management, internal and external auditors, and outside advisors to assist them in fulfilling the Board’s responsibilities and furthering its mission to maximize long-term stockholder value.
BOARD LEADERSHIP STRUCTURE
Executive Chairman
Effective on November 1, 2022, upon the completion of the RXO spin-off, Mr. Jacobs, our company’s founder, who had served as chairman and CEO since 2011, became executive chairman. Mr. Harik became CEO in a smooth transition, according to a previously announced succession plan. Our Board determined that splitting the chairman and CEO roles would be in the best interests of the company and our stockholders in order to position the company for success as a pure-play transportation company in North America. The Board believes that the executive chairman structure ensures stability for the company after years of transformation and provides strong strategic leadership and key support for management, particularly in the initial years of Mr. Harik’s tenure as CEO.
As executive chairman, Mr. Jacobs is responsible for leading the Board and overseeing overall corporate strategy. His duties include facilitating strategic investor and other key stakeholder relationships, overseeing corporate development, and leading strategic risk oversight for the organization by focusing company leadership on critical risks, including but not limited to cyber readiness. Mr. Jacobs consults regularly with Mr. Harik and other members of management on growth strategies, human capital strategies, key stakeholder engagements and other strategic matters, and joins business operating review meetings to provide direction to leaders across the business.
In 2023, Mr. Jacobs played a critical role in XPO’s achievements as executive chairman. In this capacity, he worked in collaboration with the rest of the Board, including Mr. Harik, to execute the following actions, and served as an external leadership voice for the company’s interests:
■
Oversaw the successful execution of the LTL 2.0 strategic plan, resulting in outperformance on critical financial metrics, including but not limited to revenue, operating income, EPS and relative performance of stock price;

■
Worked to garner trust and support of the new leadership team and increase interest in XPO from the investment community, contributing to our stock’s meaningful outperformance in 2023;

■
Leveraged his decades of experience with successful M&A transactions to oversee the Board’s approval of the company’s acquisition of 28 strategically important LTL service centers formerly operated by Yellow Corporation, which our company believes will drive profitable growth through the accelerated expansion of our North American LTL network;

■
Worked with the Nominating, Corporate Governance and Sustainability Committee to recruit a key new member of the Board in response to stockholder feedback, and to form the new Operational Excellence Committee of the Board to provide additional guidance to management on operational strategy and improvements;

■
Worked with the CEO to recruit new members of the leadership team, including recruiting Mr. Bates, a seasoned leader from a top-tier LTL competitor, to fill the new role of chief operating officer;

■
Worked with the Compensation and Human Capital Committee to increase its focus on human capital; and

■
Provided leadership on strategic risk oversight, increasing the focus of the Board and the executive team on management of critical risks, including cyber readiness.

The Board regularly reviews the leadership structure to determine the most appropriate structure for XPO and its stockholders at a given time, considering the company’s needs, circumstances and opportunities, in accordance with the Board’s fiduciary duty. Based on its review, the Board believes the current leadership structure is best suited for the business at this time. The Board will continue to evaluate the company’s leadership structure on an ongoing basis.
Lead Independent Director
Our Board is committed to providing effective independent oversight of our business. To strengthen its independent decision-making, our Board has approved a set of Corporate Governance Guidelines (the “Guidelines”) which provide that the Board’s independent directors may appoint a lead independent director who presides over executive sessions of the independent directors. The position of lead independent director includes, among other duties:
■
Presiding at executive sessions of outside directors and at meetings of the Board where the chairman is not present;

■
Coordinating with the chairman with respect to meeting agendas and approving final meeting agendas, to ensure a focus on critical matters and sufficient time for informed discussion of issues;

16	© 2024 XPO, Inc.

■
Coordinating with the chairman as to appropriate Board meeting schedules to enable sufficient time being available for discussion of all agenda items;

■
Coordinating with the chairman on the materials sent to the Board, and approving final meeting materials;

■
Calling and chairing sessions of the Independent Directors;

■
Ensuring availability for consultation and direct communication as appropriate; and

■
Serving as a liaison between the chairman and the non-management directors.

The lead independent director also serves as a liaison between the executive chairman and the independent directors. Together with the executive chairman, the lead independent director reviews and approves Board meeting agendas to be distributed to our Board in order to ensure focus on critical matters and sufficient time for informed discussion of issues. The lead independent director is also available to meet with significant stockholders as required.
Mr. Taylor has served the Board as lead independent director since November 1, 2022.
Vice Chair
In addition, the Guidelines establish an independent vice chair position as a component of strong corporate governance. The Board’s vice chair is an independent director with authorities and duties that include, among others: (i) presiding at meetings of the Board where the executive chairman and lead independent director are not present; (ii) assisting the executive chairman, when appropriate, in carrying out his or her duties; (iii) assisting the lead independent director, when appropriate, in carrying out his or her duties; and (iv) such other duties, responsibilities and assistance as the Board or the executive chairman may determine, including stockholder engagement.
Ms. Landry has served the Board as vice chair since November 1, 2022.
Further information regarding the positions of lead independent director and vice chair is set forth in the Guidelines, which are available on our Investor Relations website at investors.xpo.com under the heading Corporate Governance Highlights.
BOARD EVALUATION PROCESS
The Board is responsible for conducting an annual self-evaluation as a whole and of each Board committee. The Nominating, Corporate Governance and Sustainability Committee is responsible for establishing the evaluation criteria each year depending on XPO’s business needs and evolving market practices, including for purposes of determining whether the Board and Board committees are functioning effectively, and implementing the process for such evaluation.
BOARD REFRESHMENT AND DIRECTOR SUCCESSION PLANNING
Our Board is committed to ensuring that its composition includes a range of expertise aligned with the company’s business, as well as fresh perspectives on strategy. One of the ways the Board acts on this commitment is through the thoughtful refreshment of directors when appropriate. When selecting new directors, our Board considers, among other things, the nominee’s breadth of experience, financial expertise, integrity, ability to make independent analytical inquiries, understanding of our business environment, skills in areas relevant to our growth drivers and willingness to devote adequate time to Board duties — all in the context of the needs of the Board at that point in time, and with the objective of ensuring a diversity of backgrounds, expertise, and viewpoints. Our Board endeavors to include highly qualified women and individuals from historically underrepresented groups in the candidate pool, and has engaged in a purposeful process of regular refreshment. The Nominating, Corporate Governance and Sustainability Committee assesses the effectiveness of its diversity efforts through periodic evaluations of the Board’s composition.
With the completion of the RXO spin-off, the composition of the Board changed to align more closely to the remaining company’s business and strategy. Three directors stepped down from the Board, five directors, including Mr. Jacobs, remained on the Board, and three new directors, including Mr. Harik, our CEO, joined the Board. In March 2023, the Board appointed an additional new director. Each director brings valuable experience and perspectives that complement those of the other directors. The Board has ensured a smooth integration and onboarding process for new directors, and believes the current mix of director tenures provides XPO with a balance of long-term institutional knowledge and fresh perspectives.
See Director Selection Process below for further information on the Board’s procedures in selecting director candidates.
OUTSIDE DIRECTORSHIPS
Each director on the Board is expected to ensure that current and future commitments outside of XPO, including employment responsibilities and service on the boards of other entities, do not materially interfere with the director’s service to our company. As codified in the Guidelines, directors are instructed to advise the chairman, the vice chair, the lead independent director and the chair of the Nominating, Corporate Governance and Sustainability Committee in advance of accepting an invitation to serve on another public company board.
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The Nominating, Corporate Governance and Sustainability Committee regularly reviews each directors’ ability to serve on XPO’s Board, taking into consideration the number of each director’s outside public company board commitments and conducting a particularly focused review of a director’s availability to fulfill his or her responsibilities as a director if her or she serves on more than three other public company boards. No members of XPO’s Board currently serve on more than three other public company boards. The Committee has reviewed XPO’s nominees for the Annual Meeting and has determined that all directors have the willingness and capacity to serve effectively on XPO’s Board.
SUCCESSION PLANNING AND MANAGEMENT DEVELOPMENT
XPO’s succession planning is a Board-driven, collaborative process. The Compensation and Human Capital Committee is responsible for conducting succession planning for the executive officers and for reviewing management’s succession planning and talent assessment for the company’s leadership team and other key employees. While the current CEO has an important role to play, the Board is also responsible for the plan for succession and collaborates with the CEO in deciding the timing and the necessary qualifications. Additionally, the Board will determine policies regarding CEO succession in the event of an emergency or the retirement of the CEO.
COMMITTEES OF THE BOARD AND COMMITTEE MEMBERSHIP
The Audit Committee, the Compensation and Human Capital Committee, and the Nominating, Corporate Governance and Sustainability Committee have written charters that comply with applicable rules of the U.S. Securities and Exchange Commission (the “SEC”) and with the rules set forth in the Listed Company Manual (the “NYSE Rules”) of the New York Stock Exchange (the “NYSE”). The Operational Excellence Committee has a charter approved by the Board. These charters are available at www.xpo.com. You may obtain a printed copy of any of these charters, without charge, by sending a request to: Corporate Secretary, XPO, Inc., Five American Lane, Greenwich, Connecticut 06831.
The Audit Committee, the Compensation and Human Capital Committee, and the Nominating, Corporate Governance and Sustainability Committee are each comprised entirely of independent directors within all applicable standards, as discussed below. Our Board’s general policy is to review and approve committee assignments annually. After consulting with our executive chairman and considering director qualifications, the Nominating, Corporate Governance and Sustainability Committee is responsible for recommending to our Board all committee assignments, including the roles of committee chairs. Each committee is authorized to retain, in its sole authority, its own outside counsel and other advisors as it desires, at the company’s expense. Also, each committee may form and delegate authority to subcommittees when appropriate. Our Board may eliminate or create additional committees as it deems appropriate. As such, in April 2023, the Board established the Operational Excellence Committee, focused on overseeing the company’s operational strategy and progress.
The following table sets forth the membership of each of our Board committees as of the date of this Proxy Statement. Mr. Jacobs does not serve on any Board committees.
Name	Audit Committee	Compensation and Human Capital Committee	Nominating, Corporate Governance and Sustainability Committee	Operational Excellence Committee
Jason Aiken*	C
Bella Allaire			✓
J. Wes Frye				✓
Mario Harik				C
Michael Jesselson	✓
Allison Landry		✓	C	✓
Irene Moshouris	✓	✓	✓
Johnny C. Taylor, Jr.		C
C = Committee chair	✓ = Committee member	* = Audit Committee Financial Expert
A summary of the committees’ responsibilities is as follows:
Audit Committee. Our Audit Committee has been established in accordance with Section 3(a)(58)(A) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), to assist our Board in fulfilling its responsibilities in a number of areas, including, without limitation, oversight of: (i) our accounting and financial reporting processes, including our systems of internal controls and disclosure controls; (ii) the integrity of our financial statements; (iii) our compliance with legal and regulatory requirements; (iv) the qualifications and independence of our independent registered public accounting firm; (v) the performance of our independent registered public accounting firm and internal audit function; and (vi) related-party transactions. Each member of the Audit Committee satisfies all applicable independence standards, has not participated in the preparation of our financial statements at any time during the past three years, and is able to read and understand fundamental financial statements. From January 1, 2023, to the date of this Proxy Statement, the Audit Committee has been comprised of the following three directors: Mr. Aiken (chair), Mr. Jesselson and
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Ms. Moshouris. Our Board has determined that Mr. Aiken qualifies as an “audit committee financial expert” as defined under Item 407(d)(5) of Regulation S-K under the Exchange Act. During 2023, the Audit Committee met six times and acted twice via unanimous written consent.
Compensation and Human Capital Committee. The primary responsibilities of the Compensation and Human Capital Committee are, among other things: (i) to oversee the administration of our compensation programs; (ii) to review and approve the compensation of our executive management; (iii) to review company contributions to qualified and non-qualified plans; (iv) to prepare any report on executive compensation required by SEC rules and regulations; and (v) to retain independent compensation consultants and oversee the work of such consultants. During 2023, the Compensation and Human Capital Committee met eight times and, in addition, acted four times via unanimous written consent to deliberate on a range of matters relating to compensation, including:
■
Certification of goal attainment for PSU awards;

■
Director and executive compensation benchmarking, compared to market levels of pay;

■
Trends in executive pay practices and relevant developments within the regulatory landscape;

■
Executive compensation decision frameworks and strategies for cash and LTI compensation;

■
Thresholds, targets and/or maximum values related to cash compensation;

■
Risk assessment of incentive compensation plans;

■
NEO performance evaluations with respect to financial and non-financial goals and expectations;

■
Approval of compensation decisions for directors and executive officers;

■
Evaluation of share utilization (i.e., burn rate and dilution) in our employee equity plan;

■
Compliance with executive stock ownership guidelines;

■
Material changes in benefit plans across the company;

■
Cash bonus accruals for employees in our company’s annual incentive plan, based on financial performance of each business;

■
Review and certification of compensation advisor independence; and

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Inclusion of the compensation, discussion and analysis disclosure in the company’s annual proxy statement and its incorporation by reference into the company’s Annual Report on Form 10-K for the year ended December 31, 2023 (the “2023 Form 10-K”).

From January 1, 2023 to the date of this Proxy Statement the Compensation and Human Capital Committee has been comprised of the following three directors: Mr. Taylor (chair), Ms. Landry and Ms. Moshouris.
Nominating, Corporate Governance and Sustainability Committee. The primary responsibilities of the Nominating, Corporate Governance and Sustainability Committee are, among other things: (i) to identify individuals qualified to become Board members and recommend that our Board select such individuals to be presented for stockholder consideration at the Annual Meeting or to be appointed by the Board to fill a vacancy; (ii) to make recommendations to the Board concerning committee appointments; (iii) to develop, recommend to the Board and annually review the Guidelines and oversee corporate governance matters; (iv) to support the Board in its oversight of our company’s sustainability strategies, performance and external disclosures, including sustainability matters and related stakeholder engagement; and (v) to oversee an annual evaluation of our Board and its committees. From January 1, 2023 to the date of this Proxy Statement, the Nominating, Corporate Governance and Sustainability Committee has been comprised of the following three directors: Ms. Landry (chair), Ms. Allaire and Ms. Moshouris. The Nominating, Corporate Governance and Sustainability Committee met three times during 2023 and acted once via unanimous written consent.
Operational Excellence Committee. The Operational Excellence Committee is a standing committee of the Board formed on April 12, 2023. The primary responsibilities of the Operational Excellence Committee are to review the company’s strategies and objectives with respect to operational excellence, including financial and operational performance, and continuous improvement of service quality, efficiency, cost control, safety and technological innovation. The Operational Excellence Committee will also review, with management, the reports and key performance indicators relating to our company’s progress with operational excellence and achievement against the company’s strategic expectations and objectives. From its inception in April 2023 to the date of this Proxy Statement, the Operational Excellence Committee has been comprised of the following three directors: Mr. Harik (chair), Mr. Frye and Ms. Landry. The Operational Excellence Committee met five times during 2023.
Our Board of Directors held 11 meetings during 2023. Each person currently serving as a director attended at least 75% of the aggregate meetings of the Board and any committee(s) on which he or she served during the time he or she served on the Board or committee(s). In addition, during 2023, our Board acted eight times via unanimous written consent.
Our directors are expected to attend our annual meetings. Any director who is unable to attend is expected to notify the chairman of the Board in advance of the meeting date. All of our directors then serving and standing for re-election attended the 2023 Annual Meeting of Stockholders.
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BOARD RISK OVERSIGHT
Our Board of Directors provides overall risk oversight, with a focus on the most significant risks facing our company. In addition, the Board is responsible for ensuring that appropriate crisis management and business continuity plans are in place. The management of risks to our business, and the execution of contingency plans, are primarily the responsibility of our senior management team.
Our Board and senior management team regularly discuss the company’s business strategy, operations, policies, controls, prospects, and current and potential risks. These discussions include approaches for assessing, monitoring, mitigating, and controlling risk exposure. The full Board oversees the company’s cybersecurity risk management program; see Board Oversight of Information Technology and Cybersecurity Risk Management below. The Board has delegated responsibility for the oversight of other specific risks to special committees as follows:
AUDIT COMMITTEE	COMPENSATION AND HUMAN CAPITAL COMMITTEE	NOMINATING, CORPORATE GOVERNANCE AND SUSTAINABILITY COMMITTEE

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Oversees the policies that govern the process by which our exposure to risk is assessed and managed by management. In that role, the Audit Committee discusses major financial risk exposures with our management and discusses the steps that management has taken to monitor and control these exposures.

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Responsible for reviewing risks arising from related-party transactions involving our company, and for overseeing our companywide Code of Business Ethics and overall compliance with legal and regulatory requirements.

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Monitors the risks associated with our compensation philosophy and programs.

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Ensures that the company’s compensation structure strikes an appropriate balance in motivating our senior executives to deliver long-term results for the company’s stockholders, while simultaneously holding our senior leadership team accountable.

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Oversees risks related to our governance structure and processes, as well as risks associated with the company’s corporate sustainability practices and reporting.

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Oversees the company’s political activity and, pursuant to our Political Activity Policy, has final approval over all proposed political contributions by the company.

BOARD OVERSIGHT OF HUMAN RESOURCES MANAGEMENT
Our management team and Board are committed to creating an engaging workplace for our employees and attracting a high caliber of talent to our organization. Our success relies in large part on our robust governance structure and Code of Business Ethics, our good corporate citizenship and, importantly, engaged employees who embrace our values. Our management team and Board work together in a transparent manner that enables open communication, including with respect to human resources-related matters. Our directors have access to information about our human resources operations and plans, and our Chief Human Resources Officer (“CHRO”) attends and regularly presents at meetings of our Board. Additionally, all members of the Board are invited to attend internal monthly operating review meetings with business leaders. These meetings include discussions about human capital management topics, such as employee health and safety, sustainability initiatives and employee engagement. The Compensation and Human Capital Committee met eight times during 2023 and acted an additional four times via unanimous written consent. The Committee discussions focused on executive compensation, workplace culture and other items related to human resources management.
As a people-driven company with a strong customer service culture, our ability to be an employer of choice and a business partner of choice are intertwined. We have an unwavering commitment to a workplace culture that places a premium on safety, as well as professional growth, engagement and competitive total compensation and benefits for our employees. These and many other aspects of our culture help us attract and retain a high caliber of talent to our organization. Our CHRO has primary responsibility for our human capital management strategy, including recruiting, developing, engaging and retaining employees who share our work ethic and values. Our CHRO is also responsible for the design of employee compensation and benefits programs. In addition to our employment culture, our success relies on our company’s robust governance structure, our Code of Business Ethics and the importance we place on being a good corporate citizen. Ultimately, our decisions and actions are guided by XPO’s values — overachieve for customers, be safe, be accountable, always improve, respect each other and be world-class in every way. We continue to focus on maintaining our position as an employer of choice with an unwavering commitment to workplace inclusion and safety, as well as a competitive total compensation that meets the needs of our employees and their families. We are responsive to employee feedback in enhancing our workplaces to support the safety, well-being and satisfaction of our team in the following areas, among others:
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Workplace Belonging: We take pride in having an inclusive workplace that encourages a diversity of skills and perspectives. We welcome employees of every gender identity, sexual orientation, race, ethnicity, national origin, religion, life experience and disability. We celebrate Black history, women’s history, LGBTQ+ pride, Hispanic heritage, Native American heritage, Asian American heritage, and military veterans, and we sponsor multicultural employee resource groups.

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Health and Safety: The physical and emotional safety of our employees is paramount, and we have numerous protocols in place to ensure a safe work environment. We developed our Road to Zero program to decrease occupational injuries and illnesses through

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education, mentoring, communication and on-the-job training that instills awareness and reduces risk. These same priorities are emphasized when we train new commercial driver candidates at our inhouse LTL driver training schools nationwide, where veteran XPO driver-instructors reinforce our safety culture. As part of Road to Zero, we track accident-free miles and recognize XPO drivers who have achieved million-mile safety milestones. As of December 31, 2023, more than 2,475 of our LTL drivers have achieved a safety designation of at least one million accident-free miles, with 194 of these drivers meeting this threshold in 2023. In 2022, we announced a landmark personal achievement  — our first driver to reach four million accident-free miles, which is the highest driver safety record in XPO’s history.
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Employee Engagement and Development: XPO’s executive leadership team regularly solicits feedback from employees to gauge our progress, assess satisfaction and encourage constructive suggestions. Each quarter, we ask our “wired” employees to submit their input through an anonymous online satisfaction survey. In the U.S., we also conduct an annual satisfaction survey of our “non-wired” frontline employees, and hold regular roundtables and town halls. Based on employee feedback, we develop action plans at the business unit and facility levels to implement targeted improvements. In 2023, our annual engagement survey yielded a participation rate of over 80%, and employee satisfaction scores rose to their highest historical levels. XPO was named a 2023 “Top Company for Women to Work for in Transportation” by the Women in Trucking Association, a 2024 “Top 25 Veteran Employer” by military.com, and one of “America’s Best Large Employers” by Forbes for the third time. We emphasize professional development and the identification of top industry talent in all aspects of our talent development process. Our professional development initiatives include Grow at XPO, RISE, XPO Accelerate and our XPO Freight Management Training program.

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Expansive Total Rewards: Our total compensation package is instrumental in providing a superior employment experience and conveys how much we appreciate each employee’s choice of XPO. Our total compensation package is instrumental to our rewarding workplace culture and conveys our appreciation to employees for choosing XPO. We also offered comprehensive health plan options, a pregnancy care policy, family bonding policy, tuition reimbursement, company contributions to 401(k) retirement accounts and additional benefits, such as virtual preventive health care, virtual physical therapy and diabetes management services at no cost to employees, as well as supplemental insurance, short-term loans and a personalized Total Rewards Statement.

For additional information about the progress of our global organization in these key areas, see Human Capital Management included in Part I, Item 1 of our 2023 Form 10-K.
BOARD OVERSIGHT OF SUSTAINABILITY MATTERS
Our commitment to advancing sustainability is reflected in our efforts to continually improve our performance on matters that serve the interests of our stakeholders — our stockholders, customers, employees and the communities in which we work and live. The XPO Board of Directors supports these efforts by providing oversight of, and engagement with management regarding, various sustainability initiatives. Since 2020, the Board’s Nominating, Corporate Governance and Sustainability Committee has operated under a charter that describes the Nominating, Corporate Governance and Sustainability Committee’s purpose as, in part, overseeing the work of management regarding the development of sustainability strategies and associated performance and disclosures. The chair and members of the Nominating, Corporate Governance and Sustainability Committee periodically meet with management to discuss the development and progress of sustainability matters, including the preparation and publication of XPO’s externally facing sustainability disclosures.
BOARD OVERSIGHT OF INFORMATION TECHNOLOGY AND CYBERSECURITY RISK MANAGEMENT
Our Board of Directors maintains direct oversight over information technology and cybersecurity risk. Directors receive regular updates from management regarding information technology and cybersecurity governance processes, the status of projects to strengthen internal cybersecurity, and the results of security breach simulations. The Board provides feedback on these matters, and also discusses relevant incidents in the industry and the evolving threat landscape. Our Board will be informed of all material cybersecurity incidents, and our information security program includes procedures for calling a special session of the Board in the event of a high-risk or critical-risk cybersecurity incident. In addition, our response measures include procedures to provide updates to senior management and the Board in the event of an ongoing incident.
Our company has a robust cybersecurity team managed by our chief information security officer (the “CISO”). The cybersecurity team continuously reviews legislative, regulatory, and technical developments related to cybersecurity, and enhances our information security capabilities in order to protect against potential threats. The CISO, who reports directly to our chief information officer, provides periodic reports to our Board, as well as to our chief executive officer, chief information officer, and other members of senior management as appropriate. To foster a strong cybersecurity business environment, our CISO meets regularly with his team and key personnel to share information about potential cybersecurity events, monitor, prevent and detect potential cybersecurity incidents, and develop reports for senior management.
As part of our information security program, our CISO and his team integrate our information security measures and evaluation of potential cybersecurity risks into our company’s overall risk management processes.
In the event that a cybersecurity incident occurs, our incident response team, composed of members of our information security team and other key personnel, identifies, evaluates and quantifies the relevant risk based on available information, and classifies the severity of the cybersecurity incident based on the level of risk to the company. Our measures are regularly evaluated by internal and external experts, with the results of those reviews reported to senior management and the Board. To date, XPO has not experienced any cybersecurity threats or incidents which have materially affected, or are reasonably likely to materially affect, the company.
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We are committed to continually improving our detection and recovery processes and have implemented an information security training program that all employees are required to complete at regular intervals. Additionally, our company has obtained an information security risk insurance policy.
DIRECTOR SELECTION PROCESS
The Nominating, Corporate Governance and Sustainability Committee is responsible for recommending to our Board of Directors all nominees for election to the Board, including nominees for re-election to the Board, after consultation with the chairman of the Board and in accordance with our company’s contractual obligations.
Under the terms of the Investment Agreement dated June 13, 2011 (the “Investment Agreement”), by and among Jacobs Private Equity, LLC (“JPE”), the other investors party thereto (collectively with JPE, the “Investors”), and our company, JPE has the right to designate certain percentages of the nominees for our Board of Directors so long as JPE owns securities representing specified percentages of the total voting power of our capital stock on a fully-diluted basis. JPE does not currently own securities representing the required voting power to qualify for the right to designate nominees for our Board. The foregoing rights of JPE under the Investment Agreement are in addition to, and not in limitation of, JPE’s voting rights as a holder of capital stock of our company. The Investment Agreement does not grant special voting rights to JPE or the other Investors; each share of our company’s stock votes equally for each director. JPE is controlled by Mr. Jacobs, our executive chairman. The Investment Agreement and the terms contemplated therein were approved by our stockholders at a special meeting on September 1, 2011. None of the foregoing will prevent our Board from acting in accordance with its fiduciary duties or applicable law or stock exchange requirements or from acting in good faith in accordance with our governing documents, while giving due consideration to the intent of the Investment Agreement.
In considering new nominees for election to our Board (subject to the contractual rights granted to JPE pursuant to the Investment Agreement), the Nominating, Corporate Governance and Sustainability Committee considers, among other things, breadth of experience, financial expertise, wisdom, integrity, an ability to make independent analytical inquiries, an understanding of our company’s business environment, knowledge and experience in areas such as technology, marketing and other disciplines relevant to our company’s businesses, the nominee’s ownership interest in our company, and a willingness and ability to devote adequate time to Board duties, all in the context of the needs of the Board at that point in time and with the objective of ensuring diversity in the background, experience and viewpoints of Board members. The Nominating, Corporate Governance and Sustainability Committee assesses the effectiveness of its diversity efforts through periodic evaluations of the Board’s composition. Our Board also endeavors to include diverse individuals in the candidate pool, and has engaged in a purposeful process of regular refreshment.
Subject to the contractual rights granted to JPE pursuant to the Investment Agreement, the Nominating, Corporate Governance and Sustainability Committee may identify potential nominees for election to our Board from a variety of sources, including recommendations from current directors or management, recommendations from our stockholders or any other source the committee deems appropriate, including engaging a third-party consulting firm to assist in identifying independent director candidates.
Our Board will consider nominees submitted by our stockholders, subject to the same factors that are brought to bear when it considers nominees referred by other sources. Any stockholder who wishes to nominate a potential director candidate must follow the specific requirements set forth in our bylaws, which are summarized below. We did not receive any director nominees from our stockholders for the Annual Meeting.
Our bylaws require that a stockholder who wishes to nominate an individual for election as a director at our annual meeting must give us advance written notice. The notice must be delivered to or mailed and received by the secretary of our company not less than 90 days, and not more than 180 days, prior to the earlier of the date of the annual meeting and the first anniversary of the preceding year’s annual meeting. As more specifically provided in our bylaws, any nomination must include: (i) the nominator’s name and address and the number of shares of each class of our capital stock that the nominator owns; (ii) a representation that the nominator is a holder of record of stock entitled to vote at the annual meeting, will continue to be a stockholder of record through the date of the annual meeting and intends to appear in person or by proxy at the annual meeting; (iii) the name and address of any person with whom the nominator is acting in concert and the number of shares of each class of our capital stock that any such person owns; (iv) a certification that each such stockholder, such beneficial owner or any of their respective affiliates or associates, or others acting in concert therewith, has complied with all applicable federal, state and other legal requirements in connection with its acquisition of XPO shares or other securities; (v) the information with respect to each such proposed director nominee that would be required to be (a) set forth in a Schedule 13D filed pursuant to Rule 13d-1(a) or an amendment pursuant to Rule 13d-2(a), and (b) provided in a proxy statement prepared in accordance with applicable SEC rules; (vi) the consent of the proposed candidate to serve as a member of our Board; and (vii) a completed director questionnaire signed by such nominee. A copy of our bylaws may be obtained by sending a request to: Corporate Secretary, XPO, Inc., Five American Lane, Greenwich, Connecticut 06831.
DIRECTOR ORIENTATION AND CONTINUING EDUCATION
Pursuant to the Guidelines, our company provides new directors with an orientation program to familiarize them with, among other things, the company’s business, strategic plans, significant financial, accounting and risk management issues, compliance programs, conflict policies, Code of Business Ethics, the Guidelines, principal officers, and internal and external auditors.
Each director is expected to participate in continuing education programs in order to maintain the necessary level of expertise to perform his or her responsibilities as a director. The company reimburses directors for the reasonable costs of attending such programs.
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DIRECTOR COMPENSATION
The following table sets forth information concerning the compensation of each person who served as a non-employee director of our company during 2023.
2023 Director Compensation Table(1)
Name	Fees Earned in Cash(2)	Stock Awards(3)	Total
Jason Aiken(4)	$105,000	$190,000	$295,000
Bella Allaire(5)	80,000	190,000	270,000
J Wes Frye(6)	75,333	155,644	230,977
Michael Jesselson(7)	80,000	190,000	270,000
Allison Landry(8)	135,000	190,000	325,000
Irene Moshouris(9)	80,000	190,000	270,000
Johnny C. Taylor, Jr.(10)	125,000	190,000	315,000

(1)
Compensation information for Mr. Jacobs and Mr. Harik, who are NEOs of our company, is disclosed in this Proxy Statement under the heading Executive Compensation — Compensation Tables. Mr. Jacobs and Mr. Harik did not receive additional compensation for their service as a director.

(2)
The amounts reflected in this column represent the fees earned by each director for his or her Board service during 2023. Because the fees are paid in arrears and fourth quarter payments are received during the following calendar year, fees earned more accurately represent the compensation received by our directors.

(3)
The amounts reflected in this column represent an annual grant amount made in 2023 as discussed in more detail below. Each director serving on January 3, 2023 was granted an award of 5,480 restricted stock units (“RSUs”), corresponding to the value of  $190,000. Mr. Frye joined the company’s board on March 8, 2023 and received a prorated award of 4,447 RSUs worth $155,644 on March 15, 2023. These awards vested on January 2, 2024.

(4)
As of December 31, 2023, Mr. Aiken held 9,520 RSUs. As of the Record Date, Mr. Aiken directly owns 6,400 shares of our common stock and 4,040 RSUs that are or will become vested within 60 days of the Record Date, as disclosed in this Proxy Statement under the heading Security Ownership of Certain Beneficial Owners and Management.

(5)
As of December 31, 2023, Ms. Allaire held 5,480 RSUs. As of the Record Date, Ms. Allaire directly owns 6,382 shares of our common stock as disclosed in this Proxy Statement under the heading Security Ownership of Certain Beneficial Owners and Management.

(6)
As of December 31, 2023, Mr. Frye held 4,447 RSUs. As of the Record Date, Mr. Frye directly and indirectly owns 7,447 shares of our common stock as disclosed in this Proxy Statement under the heading Security Ownership of Certain Beneficial Owners and Management.

(7)
As of December 31, 2023, Mr. Jesselson held 21,368 RSUs. As of the Record Date, Mr. Jesselson directly and indirectly owns a total of 295,509 shares of our common stock and 15,888 RSUs that are or will become vested within 60 days of the Record Date, as disclosed in this Proxy Statement under the heading Security Ownership of Certain Beneficial Owners and Management.

(8)
As of December 31, 2023, Ms. Landry held 5,480 RSUs. As of the Record Date, Ms. Landry directly owns a total of 8,840 shares of our common stock as disclosed in this Proxy Statement under the heading Security Ownership of Certain Beneficial Owners and Management.

(9)
As of December 31, 2023, Ms. Moshouris held 5,480 RSUs. As of the Record Date, Ms. Moshouris directly owns 6,382 shares of our common stock as disclosed in this Proxy Statement under the heading Security Ownership of Certain Beneficial Owners and Management.

(10)
As of December 31, 2023, Mr. Taylor held 9,520 RSUs. As of the Record Date, Mr. Taylor directly owns a total of 6,400 shares of our common stock and 4,040 RSUs that are or will become vested within 60 days of the Record Date, as disclosed in this Proxy Statement under the heading Security Ownership of Certain Beneficial Owners and Management.

The compensation of our directors is subject to approval by our Board of Directors, which is based, in part, on the recommendation of the Compensation and Human Capital Committee. Directors who are employees of our company do not receive additional compensation for service as members of either our Board or its committees.
For service during calendar year 2023, our non-employee directors received an annual cash retainer of $80,000, payable quarterly in arrears, and time-based restricted stock units (“Time-Based RSUs”) worth $190,000. The annual grant of such Time-Based RSUs was made on the first business day of 2023 (the “RSU Grant Date”) and the number of units was determined by dividing $190,000 by the average of the closing prices of the company’s common stock on the 10 trading days immediately preceding the RSU Grant Date. The grant vested on the first business day of 2024. The vice chair of the Board received an additional $25,000 annual cash retainer, payable quarterly in arrears. The lead independent director received an additional $25,000 annual cash retainer, payable quarterly in arrears. The chairs of the Audit Committee, Compensation and Human Capital Committee, and Nominating, Corporate Governance and Sustainability Committee received an additional cash retainer of $25,000, $20,000 and $20,000, respectively, payable quarterly in arrears. The non-employee members of the Operating Excellence Committee each received an annual $20,000 cash retainer, payable quarterly in arrears, prorated from July 1, 2023.
No other fees are paid to our directors for their attendance at or participation in meetings of our Board or its committees. We reimburse our directors for expenses incurred in the performance of their duties, including reimbursement for air travel and hotel expenses.
In 2016, our Board adopted a stock ownership policy establishing guidelines for stock retention requirements that apply to our non-employee directors and executive officers. Non-employee directors are subject to stock ownership guidelines of six times the annual cash retainer. To determine compliance with these guidelines, generally, common shares held directly or indirectly, vested RSUs subject to deferred delivery of stock, and unvested RSUs subject solely to time-based vesting count toward meeting the stock ownership guidelines. Stock options and equity-based awards subject to performance-based vesting conditions do not count toward
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meeting stock ownership guidelines until they have been exercised or the performance conditions are met, as applicable. Until the guidelines are met, 70% of shares received upon settlement of equity-based awards are required to be retained by the director. A revised policy was adopted by the Board in June 2023, extending the period by when a newly-appointed director is required to reach the required ownership level from three years to five years from the date of his or her appointment. As of the Record Date, all members of our Board were in compliance with the policy.
COMPENSATION AND HUMAN CAPITAL COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION
None of the members of our Compensation and Human Capital Committee have been an officer or employee of our company. During 2023, there were no material reportable transactions between the company and the members of the Compensation and Human Capital Committee and none of our executive officers served on any compensation committee or board of directors of any entity that has one or more executive officers serving on our Compensation and Human Capital Committee or on our Board of Directors.
CORPORATE GOVERNANCE GUIDELINES AND CODE OF BUSINESS ETHICS
Our Board of Directors is committed to sound corporate governance principles and practices. Our Corporate Governance Guidelines (the “Guidelines”) serve as a framework within which our Board conducts its operations. Among other things, the Guidelines include criteria for determining the qualifications and independence of the members of our Board, requirements for the standing committees of our Board and responsibilities for members of our Board, including meeting attendance, and responsibility for conducting an annual evaluation of the effectiveness of our Board and its committees. The Nominating, Corporate Governance and Sustainability Committee is responsible for reviewing the Guidelines annually, or more frequently as appropriate, and recommending appropriate changes to our Board in light of applicable laws and regulations, the governance standards identified by leading governance authorities, and our company’s evolving needs.
XPO has a Code of Business Ethics (the “Code”) that applies to our directors and executive officers, as well as our company at large. The Code is designed to deter wrongdoing, promote the honest and ethical conduct of all employees, promote compliance with applicable governmental laws, rules and regulations, and provide clear channels for reporting concerns. The Code constitutes a “code of ethics” as defined by the SEC in Item 406(b) of Regulation S-K. We intend to satisfy the disclosure requirements under applicable SEC rules relating to amendments to the Code or waivers of any provision of the Code as applicable to our principal executive officer, our principal financial officer and our principal accounting officer, by posting such disclosures on our website pursuant to SEC rules. The Guidelines and our Code are available on our Investor Relations website at investors.xpo.com, under the heading Corporate Governance Highlights. In addition, you may obtain a printed copy of these documents, without charge, by sending a request to: Corporate Secretary, XPO, Inc., Five American Lane, Greenwich, Connecticut 06831.
DIRECTOR INDEPENDENCE
Under the Guidelines, our Board of Directors is responsible for making independence determinations annually with the assistance of the Nominating, Corporate Governance and Sustainability Committee. Such independence determinations are made by reference to the independence standard under the Guidelines and the definition of “independent director” under Section 303A.02 of the NYSE Rules. Our Board has affirmatively determined that each person who served as a director during any part of 2023, except for Mr. Jacobs, the executive chairman of the Board, and Mr. Harik, our CEO, satisfies the independence standards under the Guidelines and the NYSE Rules.
In addition to the independence standards provided in the Guidelines, our Board has determined that each director who serves on our Audit Committee satisfies standards for independence of Audit Committee members established by the SEC and the NYSE Rules; that is, the director may not: (i) accept directly or indirectly any consulting, advisory or other compensatory fee from our company other than their director compensation, or (ii) be an affiliated person of our company or any of its subsidiaries. Our Board has also determined that each member of the Compensation and Human Capital Committee satisfies the NYSE standards for independence of Compensation and Human Capital Committee members. In making the independence determinations for each director, our Board and the Nominating, Corporate Governance and Sustainability Committee analyzed certain relationships of the directors including both those that were not required to be disclosed pursuant to Item 404(a) of Regulation S-K and those required to be disclosed pursuant to Item 404(a) of Regulation S-K as set forth below in the section titled Certain Relationships and Related-Party Transactions. For Mr. Aiken, Ms. Moshouris and Mr. Taylor, the relationships not required to be disclosed below include ordinary course commercial transactions between our company and the companies at which Mr. Aiken, Ms. Moshouris and Mr. Taylor serve or served in a leadership capacity.
STOCKHOLDER COMMUNICATION WITH THE BOARD
Stockholders and other parties interested in communicating with our Board of Directors, any Board committee, any individual director, including our lead independent director, or any group of directors (such as our independent directors) should send written correspondence to: Board of Directors c/o Corporate Secretary, XPO, Inc., Five American Lane, Greenwich, Connecticut 06831. Note that we will not forward communications to the Board that qualify as spam, junk mail, mass mailings, resumes or other forms of job inquiries, surveys, business solicitations or advertisements.
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STOCKHOLDER PROPOSALS FOR NEXT YEAR’S ANNUAL MEETING
Stockholder proposals intended to be presented at our 2025 Annual Meeting of Stockholders must be received by our Corporate Secretary no later than December 3, 2024, in order to be considered for inclusion in our proxy materials, pursuant to Rule 14a-8 under the Exchange Act.
As more specifically provided for in our bylaws, no business may be brought before an annual meeting of our stockholders unless it is specified in the notice of the annual meeting or is otherwise brought before the annual meeting by or at the direction of our Board of Directors or by a stockholder entitled to vote and who has delivered proper notice to us not less than 90 days, and not more than 180 days, prior to the earlier of the date of the annual meeting and the first anniversary of the preceding year’s annual meeting. For example, assuming that our 2025 Annual Meeting of Stockholders is held on or after May 16, 2025, any stockholder proposal to be considered at the 2025 Annual Meeting of Stockholders, including nominations of persons for election to our Board, must be properly submitted to us no earlier than November 17, 2024 and no later than February 15, 2025.
Additionally, to comply with the SEC’s universal proxy rules, stockholders who intend to solicit proxies in support of director nominees other than the company’s nominees must provide notice that sets forth the information required by Rule 14a-19 under the Exchange Act no later than March 17, 2025.
Detailed information for submitting stockholder proposals or nominations of director candidates will be provided upon written request sent to: Corporate Secretary, XPO, Inc., Five American Lane, Greenwich, Connecticut 06831.
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CERTAIN RELATIONSHIPS AND
RELATED-PARTY TRANSACTIONS
Under its written charter, the Audit Committee of our Board of Directors is responsible for reviewing and approving or ratifying any transaction between our company and a related person (as defined in Item 404 of Regulation S-K) that is required to be disclosed under the rules and regulations of the SEC. Our management is responsible for bringing any such transaction to the attention of the Audit Committee. In approving or rejecting a related-person transaction, the Audit Committee considers the relevant facts and circumstances, including the material terms of the transaction, risks, benefits, costs, availability of other comparable services or products and, if applicable, the impact on a director’s independence.
Since January 1, 2023, we have not been a participant in any transaction or series of similar transactions in which the amount exceeded or will exceed $120,000, and in which any current director, executive officer, holder of more than 5% of our capital stock, or any member of the immediate family of the foregoing, had or will have a material interest, except for the transactions previously disclosed in this Proxy Statement.
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SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information concerning the beneficial ownership of our voting securities as of the Record Date by: (i) each person who is known by us, based solely on a review of public filings, to be the beneficial owner of more than 5% of any class of our outstanding voting securities; (ii) each director; (iii) each NEO; and (iv) all executive officers and directors as a group. None of the foregoing persons beneficially owned any shares of equity securities of our subsidiaries as of the Record Date.
Under applicable SEC rules, a person is deemed to be the “beneficial owner” of a voting security if such person has (or shares) either investment power or voting power over such security or has (or shares) the right to acquire such security within 60 days by any of a number of means, including upon the exercise of options or warrants or the conversion of convertible securities. A beneficial owner’s percentage ownership is determined by assuming that options, warrants and convertible securities that are held solely by the beneficial owner, and which are exercisable or convertible within 60 days, have been exercised or converted. Unless otherwise indicated, we believe that all persons named in the table below have sole voting and investment power with respect to all voting securities shown as being owned by them. Unless otherwise indicated, the address of each beneficial owner in the table below is: c/o XPO, Inc., Five American Lane, Greenwich, Connecticut 06831.
Name of Beneficial Owner	Shares of Common Stock Beneficially Owned	Percentage of Common Stock Outstanding(1)
Beneficial Ownership of 5% or more:
MFN Partners, LP(2)	12,675,369	10.9%
The Vanguard Group(3)	10,923,106	9.4%
BlackRock, Inc.(4)	9,982,626	8.6%
Capital Research Global Investors(5)	9,290,937	8.0%
FMR LLC(6)	7,741,878	6.7%
Directors:
Jason Aiken(7)	10,440	*
Bella Allaire	6,382	*
J. Wes Frye(8)	7,447	*
Michael Jesselson(9)	311,397	*
Allison Landry	8,840	*
Irene Moshouris	6,382	*
Johnny C. Taylor, Jr.(10)	10,440	*
NEOs:
Brad Jacobs+(11)	1,716,189	1.5%
Mario Harik+	140,693	*
Kyle Wismans(12)	29,130	*
Carl D. Anderson II(13)	—	—
Dave Bates(14)	32,455	*
Wendy Cassity(15)	4,777	*
Current Directors and Executive Officers as a Group: (12 People)(16)	2,284,572	2.0%

*
Less than 1%

+
Director and Executive Officer

(1)
For purposes of this column, the number of shares of the class outstanding for each person reflects the sum of: (i)  116,312,123 shares of our common stock that were outstanding as of the Record Date; and (ii) the number of RSUs held, if any, that are or will become vested within 60 days of the Record Date.

(2)
Based on Amendment No. 1 to the Schedule 13G filed on August 12, 2022 by: (i) MFN Partners, LP (the “Partnership”); (ii) MFN Partners GP, LLC (“MFN GP”), as the general partner of the Partnership; (iii) MFN Partners Management, LP (“MFN Management”), as the investment adviser to the Partnership; (iv) MFN Partners Management, LLC (“MFN LLC”), as the general partner of MFN Management; (v) Michael F. DeMichele, as a managing member of MFN GP and of MFN LLC; and (vi) Farhad Nanji, as a managing member of MFN GP and of MFN LLC (each, a “Reporting Person” and collectively, the “Reporting Persons”), which reported that, as of August 11, 2022, the Reporting Persons collectively owned 12,675,369 shares of our common stock with shared voting power and shared dispositive power. The address of the principal business office of each of the Partnership, MFN GP, MFN Management, MFN LLC and Messrs. DeMichele and Nanji is: c/o MFN Partners Management, LP, 222 Berkeley Street, 13th Floor, Boston, MA 02116.

27	© 2024 XPO, Inc.

(3)
Based on Amendment No. 9 to the Schedule 13G filed on February 13, 2024 by The Vanguard Group, which reported that, as of December 29, 2023, The Vanguard Group beneficially owned 10,923,106 shares of our common stock, with shared voting power over 41,086 shares of our common stock, sole dispositive power over 10,758,747 shares of our common stock and shared dispositive power over 164,359 shares of our common stock. The address of the principal business office of The Vanguard Group is: 100 Vanguard Blvd., Malvern, PA 19355.

(4)
Based on Amendment No. 5 to the Schedule 13G filed on January 25, 2024 by BlackRock, Inc., which reported that, as of December 31, 2023, BlackRock, Inc. beneficially owned 9,982,626 shares of our common stock, with sole voting power over 9,658,956 shares of our common stock and sole dispositive power over 9,982,626 shares of our common stock. The address of the principal business office of BlackRock, Inc. is: 50 Hudson Yards, New York, NY 10001.

(5)
Based on the Schedule 13G filed on February 9, 2024 by Capital Research Global Investors, which reported that, as of December 29, 2023, Capital Research Global Investors beneficially owned 9,290,937 shares or our common stock, with sole voting power over 9,278,602 shares of our common stock and sole dispositive power over 9,290,937 shares of our common stock. The address of the principal business office of Capital Research Global Investors is 333 South Hope Street, 55th Floor, Los Angeles, CA 90071.

(6)
Based on the Schedule 13G filed on February 9, 2024 by FMR LLC, which reported that, as of December 29, 2023, FMR LLC and Abigail P. Johnson, as a director, the chairman and the chief executive officer of FMR LLC, collectively beneficially owned 7,741,878 shares or our common stock. FMR LLC has sole voting power over 7,736,386 shares of our common stock and sole dispositive power over 7,741,878 shares of our common stock. Abigail P. Johnson has sole dispositive power over 7,741,878 shares of our common stock. The address of the principal business office of FMR LLC is: 245 Summer Street, Boston, MA 02210.

(7)
Consists of 6,400 directly held shares of our common stock and 4,040 RSUs that are or will become vested within 60 days of the Record Date.

(8)
Consists of 4,447 directly held shares of our common stock and 3,000 shares of our common stock held in an individual retirement account of Mr. Frye.

(9)
Consists of: (i) 38,451 directly held shares of our common stock; (ii) 5,000 shares of our common stock held in an individual retirement account of Mr. Jesselson; (iii) 6,000 shares of our common stock owned by Mr. Jesselson’s spouse; (iv) 201,001 shares of our common stock beneficially owned by the Michael G. Jesselson 4/8/71 Trust and the Michael G. Jesselson 12/18/80 Trust, of which trusts Mr. Jesselson is the beneficiary; (v) 8,000 shares of our common stock beneficially owned by the JJJ Irrevocable Trust, of which Mr. Jesselson is a trustee; (vi) 8,000 shares of our common stock beneficially owned by the RAJ Irrevocable Trust, of which Mr. Jesselson is a trustee; (vii) 8,000 shares of our common stock beneficially owned by the SJJ Irrevocable Trust, of which Mr. Jesselson is a trustee; (viii) 21,057 shares of our common stock beneficially owned by Michael G. Jesselson and Linda Jesselson, Trustees UID 6/30/93 FBO Maya Ariel Ruth Jesselson; and (ix) 15,888 RSUs that are or will become vested within 60 days of the Record Date.

(10)
Consists of 6,400 directly held shares of our common stock and 4,040 RSUs that are or will become vested within 60 days of the Record Date.

(11)
Consists of 415,488 directly held shares of our common stock and 1,300,701 shares of our common stock owned by JPE. Mr. Jacobs has indirect beneficial ownership of the shares of our common stock owned by JPE as a result of being its managing member.

(12)
Mr. Wismans became CFO of the company on August 11, 2023.

(13)
Mr. Anderson stepped down from his position as CFO of the company on August 11, 2023. His beneficial ownership information is based on the company’s records as of the Record Date. Mr. Anderson is not included in the group of current directors and executive officers.

(14)
Mr. Bates became COO of the company on April 21, 2023. Consists of 2,355 directly held shares of our common stock and 30,100 RSUs that are or will become vested within 60 days of the Record Date

(15)
Ms. Cassity became CLO of the company on March 13, 2023.

(16)
Includes 54,068 RSUs that are or will become vested within 60 days of the Record Date.

28	© 2024 XPO, Inc.

EXECUTIVE COMPENSATION
Johnny C. Taylor, Jr. (Chair)
LETTER FROM THE COMPENSATION AND HUMAN CAPITAL COMMITTEE
Dear Fellow Stockholders,
Thank you for your continued investment in XPO. 2023 marked our first full year of operation as a pure-play less-than-truckload transportation provider in North America. Following the completion of two successful spin-off transactions, we — the Compensation and Human Capital Committee  — have been focused on aligning our executive incentive programs with our transformed company to help drive value for you, our stockholders. On the back of strong financial, managerial and operational performance throughout 2023, our management team delivered extraordinary stockholder value. Notably, XPO’s stock price meaningfully outperformed the sector and the broader market, increasing by 163% in 2023 and generating more than $6.3 billion in stockholder value. We are proud to say that XPO was the top performing mid-and-large cap stock in the S&P Transportation Select Index, and outperformed 498 of the 500 companies in the S&P 500 in 2023.

Allison Landry
Evolution of the Compensation Program
Upon completion of the company’s multi-year business transformation, our refreshed Committee undertook a comprehensive review of the new executive team’s compensation program, and we were thoughtful in our approach as new teammates were added. We sought to establish a compensation plan that both incents the achievement of key performance metrics and maintains an alignment with stockholder value creation, and we prioritized the incorporation of stockholder feedback in developing the 2023 program. Specifically, the Committee sought to be responsive to stockholders’ preferences for a formulaic, short-term incentive and for a practice of granting equity awards through an annual, long-term incentive based on multi-year performance and vesting periods.

Irene Moshouris
Robust Stockholder Engagement and Commitment to Responsiveness
The Committee takes seriously the result of our say-on-pay vote, and we were surprised that the proposal received only 49% support at the 2023 Annual Meeting. Given this result and the Committee’s desire to understand stockholders’ concerns, XPO reached out to stockholders representing 79% of our common stock and engaged with stockholders holding 51% of our common stock in the Fall of 2023 following the 2023 Annual Meeting. As Committee members, we participated in off-season meetings with stockholders holding 34% of our common stock.
In these engagements, we sought to understand what drove the votes against say-on-pay, specifically, if the vote outcome was primarily reflective of the 2022 program or if there were any concerns regarding the 2023 program. During engagement, we learned that stockholder concerns were primarily related to the conversion of outstanding equity awards made in conjunction with the spin-off of RXO in late 2022. Stockholders also expressed their support for the 2023 program and recognized that its design is directly responsive to the feedback they previously provided. The Committee also took action to provide additional CD&A disclosure, as requested in engagements, to better support stockholders’ analyses of XPO’s compensation program. The 2023 compensation program, which the Committee decided to proactively disclose in last year’s proxy statement, is fully responsive to this feedback.
We Ask for Your Support
We are proud of the financial and operational success and the stockholder value XPO delivered in its first year as a standalone LTL transportation provider in North America. We remain committed to robust, ongoing stockholder engagement to ensure that our compensation practices continue to reflect direct stockholder input.
Your input is exceedingly important to us. We encourage you to read our Proxy Statement in its entirety and vote your recommendations. On behalf of the entire Board of Directors, thank you for your support and continued feedback.
Sincerely,
Johnny C. Taylor, Jr., Chair
Allison Landry, member
Irene Moshouris, member

29	© 2024 XPO, Inc.

COMPENSATION DISCUSSION AND ANALYSIS
This Compensation Discussion and Analysis (“CD&A”) explains the guiding principles, policies and practices upon which our executive compensation program is based, as well as our decision-making process, including our consideration of stockholder feedback, and the 2023 compensation paid to our named executive officers (“NEOs”).
NAMED EXECUTIVE OFFICERS FOR 2023
The following individuals were our named executive officers for 2023:
Name	Position
Brad Jacobs	Executive Chairman
Mario Harik	Chief Executive Officer
Kyle Wismans	Chief Financial Officer
Dave Bates	Chief Operating Officer
Wendy Cassity	Chief Legal Officer and Corporate Secretary
Carl Anderson	Former Chief Financial Officer (until August 11, 2023)
EXECUTIVE SUMMARY
Leadership Transformation
Mario Harik assumed the role of chief executive officer on November 1, 2022, following the completion of the RXO spin-off, which was the final step in our North American strategy to transform XPO into a pure-play LTL transportation provider. As CEO, Mr. Harik leads the execution of our LTL 2.0 business plan, which includes providing exceptional customer experience, expanding XPO’s network, driving margin improvement and increasing employee satisfaction. Under Mr. Harik’s leadership in 2023, his team delivered results that surpassed expectations, exceeding major operational and financial goals, while continually improving the company’s positioning for long-term performance. In connection with his transition from LTL president to the CEO role, Mr. Harik built a world-class leadership team, including the following key appointments and hires in 2023:
■
Kyle Wismans was promoted to chief financial officer on August 11, 2023. Mr. Wismans joined XPO in 2019 as senior vice president, financial planning and analysis, and later served as senior vice president, revenue management and finance. Mr. Wismans has held numerous senior financial positions during his 18-year career with global public companies. Prior to XPO, he was an executive with the General Electric Company (“GE”) and Baker Hughes, where he held leadership positions as head of global financial planning and analysis for two different divisions, as well as chief financial officer for one of GE’s global businesses. He also held senior roles on GE’s global audit staff. Mr. Wismans holds a degree in business administration from the University of Michigan Stephen M. Ross School of Business.

■
Dave Bates joined XPO as chief operating officer on April 21, 2023, to oversee our company’s North American LTL operations. As COO, he is responsible for all day-to-day operations, including customer experience, network optimization, workforce productivity, engineering, project management and sales. Mr. Bates has more than 35 years of LTL operational experience, most recently as senior vice president, operations with Old Dominion Freight Line, a top-tier LTL transportation provider, where his tenure included responsibility for all operations in North America.

■
Wendy Cassity joined XPO as chief legal officer and corporate secretary on March 13, 2023, to lead our company’s legal and compliance functions, including corporate governance, litigation and commercial matters. Ms. Cassity has over 20 years of experience as a public company legal executive and corporate attorney in private practice. Prior to XPO, she served as chief legal officer with Nuance Communications, Inc., and previously held general counsel positions with Zayo Group, a publicly traded communications infrastructure company, and Thompson Creek Metals, a publicly traded natural resources company. Ms. Cassity has served in private practice as a corporate transactional attorney at McDermott Will & Emery, LLP and at Cravath Swaine & Moore, LLP. She holds a juris doctorate degree from Columbia Law School and a bachelor’s degree from the University of Arizona.

2023 Company Performance Highlights
In 2023, our NEOs continued the effective execution of our overall company strategy and our LTL 2.0 growth plan, and positioned the company to generate sustainable long-term stockholder value. Throughout the year, the leadership of our NEOs was instrumental in driving the achievement of challenging goals in a soft freight environment. Our NEOs delivered results that outpaced expectations for all major full-year financial and operational metrics, substantially improved service quality and led the organization to record levels of customer satisfaction and employee engagement.
30	© 2024 XPO, Inc.

XPO’s 2023 results include significant accomplishments in numerous areas, as noted below:
Reported robust, full-year 2023 company-wide financial results:
Operating Income $438M up 16%	Income From Continuing Operations $192M up 4%	Adjusted EBITDA(1) $996M up 6%(2)	Diluted Earnings Per Share from Continuing Operations $1.62 up 2%
Achieved substantial financial and operational gains through steady execution in North American LTL:
Delivered on the four pillars of LTL 2.0 in 2023
PROVIDE BEST-IN-CLASS SERVICE	INVEST IN NETWORK FOR THE LONG TERM	ACCELERATE YIELD GROWTH	DRIVE COST EFFICIENCIES
■ Damage claims ratio of 0.3% in Q4 was a new company record • Down from 1.2% at the end of 2021 when we started LTL 2.0 ■ Improved on-time performance 8% year-over-year
■
Added 1,400+ tractors and 6,400+ trailers

•
Reduced tractor age to 5.0 years at year-end 2023, compared with 5.9 years at year-end 2022

■
Expanded or relocated five service centers

■
Completed a transformational acquisition of 28 service centers

■ Grew yield ex-fuel by 5% from 2022 ■ Yield growth accelerated throughout the year • 10% growth in Q4 from the prior year
■
Reduced purchased transportation expense by 27% from 2022

•
Reduced linehaul miles outsourced to third-parties by 290 basis points to 20.9%

■
Improved labor hours per shipment on a year-over-year basis in every quarter

■
Generated revenue (excluding fuel surcharge revenue) of $3.8 billion, up 5% year-over-year

■
Increased shipments per day by 4% year-over-year

■
Grew adjusted operating income(1) to $160 million in Q4, up 51% year-over-year

■
Improved adjusted operating ratio(1) by 380 basis points year-over-year in Q4 to 86.5%

■
Increased customer satisfaction rating by more than 40% since 2021

(1) See Annex A for reconciliations of Non-GAAP measures
(2) Excluding real estate gains in 2022
Refinanced the capital structure of the company in May 2023
■ Doubled the weighted average maturity while keeping interest expense effectively unchanged
Completed a transformational acquisition of 28 new service centers

■
Realized a once-in-a-generation acquisition opportunity to add capacity and serve more customers in fast-growing freight markets

■
Integration expected to drive meaningful network efficiencies, enhance yield growth trajectory and add incremental capacity in strategic geographies

■
Completed financing to support the transaction in December 2023, pricing flat to May 2023 refinancing across loan and bonds, and maintaining all credit ratings

Attained all-time-high employee engagement

■
2023 North American LTL all-employee survey response rate was 81%, with over 17,000 employees participating

■
North American LTL job satisfaction was up 3.7% year-over-year, the highest score in the company’s recorded history for LTL

■
Globally, four quarters of sequential improvement in overall satisfaction of XPO’s total wired employee population; Q4 2023 was a new company record

■
2023 ended with a 4% year-over-year reduction in voluntary turnover in all four of our key job groups: dock workers, driver sales representatives, freight operations supervisors and technicians

31	© 2024 XPO, Inc.

Expanded external recognition as an employer of choice

■
Newsweek named XPO one of America’s Most Responsible Companies for the fourth year

■
Viqtory designated XPO Military Friendly® for 2024

■
Military.com named XPO a 2024 Top 25 Veteran Employer

■
Forbes named XPO one of America’s Best Large Employers for the third time

■
Women in Trucking Association listed XPO one of the Top Companies for Women to Work For in Transportation for the third year in a row

■
FreightWaves named XPO a 2024 FreightTech 100 Company

■
The American Opportunity Index named XPO among the top 30 companies for 2023, ranking No. 2 in the integrated freight and logistics category

■
The Wall Street Journal named XPO a Best Company for Career Growth in 2023

Delivered a significant increase in total shareholder return (TSR) for 2023

■
TSR driven by a combination of financial results, operational improvements and key leadership appointments

■
XPO’s stock price meaningfully outperformed the sector and the broader market, increasing by 163% in 2023 and generating more than $6.3 billion in stockholder value

■
Our company was the top-performing mid-and-large cap stock in the S&P Transportation Select Index

■
Outperformed 498 of the 500 companies in the S&P 500

32	© 2024 XPO, Inc.

XPO delivered superior results in 2023 related to driving value for our stockholders. The chart below illustrates XPO’s Total Shareholder Return (TSR), as compared to the S&P Transportation Select Index and the S&P 500:
We closed out the year as one of the largest LTL networks in North America, with approximately 8% share of the $59 billion LTL industry (as measured at the end of 2022); 31,000 customers; 293 service centers in operation; network coverage of 99% of U.S. zip codes; 32,000 trailers; and data-driven levers of profit growth embedded in our proprietary technology.
Under the guidance of XPO’s new leadership team, the company will continue to execute its LTL 2.0 growth plan in North America by focusing on four pillars of value creation: that is, to provide best-in-class customer service, invest in network growth for the long term, accelerate yield growth and drive cost efficiencies. We made considerable progress with these initiatives in 2023, and we see significant potential for further improvements with all four pillars of our plan as we focus on creating outsized value for our stockholders. Underpinning LTL 2.0, the leadership team remains focused on the three central elements of our culture: safety, our team and our customers.
Stockholder Engagement and Responsiveness
The Compensation and Human Capital Committee considers engagement with stockholders to be a critical component in formulating XPO’s executive compensation philosophy and structure. We have established a robust, year-round stockholder engagement program, in which Committee members play an active role. Through these engagements, the Committee solicits stockholder perspectives on various aspects of executive compensation to inform its decisions regarding executive compensation.
Over the past two years, the Committee has been focused on designing a compensation program that incents XPO executives to create long-term stockholder value and retain key executives amidst our business transformation. In preparing for November 2022, when the company completed the North American objectives of its strategic transformation, the Committee prioritized designing a compensation program for the new XPO management team that is taking XPO forward as a pure-play LTL provider. The existing compensation program design was already responsive to stockholder feedback in that it incented executives to achieve key financial and operational metrics aligned with creating long-term stockholder value. The Committee believes that the 2023 compensation program design demonstrates further responsiveness to stockholder feedback, incents both company and individual results, and aligns executive pay with the potential of the standalone business. The Committee remains committed to being responsive to stockholder feedback through ongoing stockholder engagement.
33	© 2024 XPO, Inc.

2022 Stockholder Engagement and Responsiveness
Following the 2022 Annual Meeting, in October of 2022 the Committee engaged in substantive discussions with stockholders representing 44% of shares outstanding, regarding compensation, environmental, social and governance topics. Committee members considered the feedback gathered in these sessions as they designed the 2023 compensation program. Stockholders communicated a desire for a formulaic approach to the annual short-term incentive structure, and that the plan be based on key operational metric(s) that drive tangible financial returns. Stockholders also communicated a desire for the Committee to establish a practice of granting equity awards through an annual long-term incentive award program, and that equity awards include multi-year performance and vesting periods. The 2023 compensation program design, which the Committee decided to proactively disclose in last year’s proxy statement, is fully responsive to this feedback as shown below:
ELEMENT	HIGHLIGHTS OF 2023 COMPENSATION DESIGN
BASE SALARY	Fixed cash compensation corresponds to experience and job scope, and is aligned with market levels
SHORT-TERM INCENTIVE	EC, CEO, CFO and CLO	COO1
	100% based on performance against the company’s annual adjusted EBITDA target – Adjusted EBITDA is a mainstay financial performance metric in each of XPO’s reportable segments	Profit-sharing cash incentive program with 0.56% participation factor of LTL adjusted operating income – Adjusted operating income incentivizes improving profitability
LONG-TERM INCENTIVES
Performance-Based Restricted Stock Units (PSUs) based on three-year performance period

 –
40% LTL Adjusted EBITDA growth

 –
20% LTL Adjusted operating ratio Improvement

 –
40% Relative TSR vs. S&P Transportation Select Index

PSU key features include:
 –
Cliff vesting contingent upon performance hurdles

 –
Post-vesting sales restriction of one year

 –
TSR portion earned at target if TSR is in the 60th percentile

Restricted Stock Units (RSUs) that vest annually over three years
Long-Term Incentive Components
		EC and CEO: 80% PSU 20% RSU	CFO and COO: 65% PSU 35% RSU
CLO: 50% PSU 50% RSU

(1)
Chief operating officer profit-sharing cash incentive program paid out quarterly and subject to: (i) Mr. Bates’ continuing employment through the date on which the quarterly earnings are publicly announced; and (ii) the terms and conditions of the company’s profit-sharing cash incentive program approved by the Compensation and Human Capital Committee.

34	© 2024 XPO, Inc.

The 2023 compensation program incorporates the following changes in response to stockholder feedback received during 2022 engagement:
What We Heard from Stockholders	Actions Taken in Response
■ Preference for a short-term incentive program that is purely formulaic ■ Preference for short-term performance incentives to be based on operational metric(s)	■ 2023 plan includes a fully formulaic short-term incentive structure ■ 2023 short-term incentive is based on operational metrics (Adjusted EBITDA or LTL adjusted operating income)
■ Preference for an established practice of granting equity awards on an annual basis	■ Committee commits to granting annual equity awards to XPO’s NEOs on a go-forward basis, outside of new hire or promotion grants, and absent truly extraordinary circumstances
■ Preference for long-term incentives to be primarily performance-based ■ Preference for long-term incentive awards to include multi-year performance and vesting periods
■
2023 plan includes a long-term incentive structure with at least 50% PSUs; executive chairman and CEO’s long-term incentive structure is 80% PSUs

■
Set three-year performance periods

■
Designed RSUs to vest annually over three years

Autumn 2023 Stockholder Engagement and Responsiveness

Given our proactive disclosure of our 2023 compensation design, which was directly responsive to stockholder feedback, the Committee was surprised that the say-on-pay proposal at the 2023 Annual Meeting received only 49% support at the Annual Meeting. Following the 2023 Annual Meeting, XPO once again engaged with stockholders to understand the concerns that drove the say-on-pay vote and, specifically, if the vote outcome was primarily reflective of stockholders’ views on XPO’s 2022 compensation program, or if there were stockholder concerns regarding the redesigned 2023 program.
2023 Stockholder Outreach and Engagement

In September and October 2023, XPO again reached out to stockholders, in this case representing an aggregate 79% of our common stock. This led to our direct engagement with stockholders representing 51% of our common stock. Committee members participated in engagement meetings with stockholders representing 34% of our common stock. We value these and all our stockholder engagements for the robust dialogue they produce.

Through these engagements, stockholders confirmed that the low support for the say-on-pay vote at the 2023 Annual Meeting was primarily driven by concerns related to the conversion of outstanding equity awards made in conjunction with the spin-off of RXO in late 2022. During these engagements, stockholders expressed their support for the 2023 compensation plan that was proactively disclosed, acknowledging that the design was directly responsive to feedback provided.

In addition, stockholders participating in these discussions suggested some further enhancements to our public disclosures to support their analysis of the 2023 compensation program. We have integrated these suggested enhancements throughout this year’s CD&A. The chart below summarizes feedback gathered during the autumn engagement sessions and actions taken in response.

35	© 2024 XPO, Inc.

Feedback Gathered Subsequent to Introducing the 2023 Executive Compensation Program
What We Heard from Stockholders	Actions Taken in Response
■ Sought commitment that on a go-forward basis, the Committee would not convert in-flight awards	■ The Committee commits to not adjusting in-flight equity awards on a go-forward basis

■
Recognized the positive impact on stockholder value creation stemming from XPO’s hiring announcement of Mr. Bates: 27% TSR increase over two days(1)

■
Understood the need to structure Mr. Bates’ short-term incentive differently from other NEOs to incentivize him to join XPO, and requested further disclosure of the rationale for the structure in the 2024 CD&A

■
In order to secure Mr. Bates’ commitment to join XPO as chief operating officer, the Committee designed a quarterly profit-sharing cash incentive program based on LTL adjusted operating income, mirroring the structure provided to Mr. Bates by his former employer, a top-tier LTL competitor

■
LTL adjusted operating income is directly impacted by operating improvements and productivity gains, which aligns the profit-sharing program with Mr.  Bates’ responsibilities in his role

■
Additional information can be found on page 40

■ Noted the importance of disclosing rationale for any new hire or promotion awards	■ Provided detailed disclosure for the new hire awards granted to Mr. Bates and Ms. Cassity, and the promotion award granted to Mr. Wismans (see page 42)

■
Affirmed the well-managed, seamless CEO leadership transition from Mr. Jacobs to Mr. Harik, with Mr. Jacobs continuing to lead the Board

■
Requested confirmation that the pay positioning for the executive chairman and CEO levels is consistent with our overall pay philosophy for top executives

■
Requested additional disclosure related to Mr. Jacobs’ role and duties as executive chairman

■
Each of Mr. Jacobs and Mr. Harik provide unique contributions to XPO, and the benefit of their combined leadership is evidenced by the exceptionally strong performance of XPO’s stock

■
In our stockholder engagement sessions and in this CD&A (see page 38) we have provided detailed information with respect to the establishment of executive pay levels, which is based on market pay practices, each individual’s experience, tenure with XPO, performance, and contributions; for both the executive chairman and CEO positions, we have applied these principles in a manner consistent with our other NEOs

■
The annual target pay for Mr. Jacobs is tightly aligned with competitive market practices for executive chairs

•
Beginning in 2023, Mr. Jacobs’ target annual total compensation was reduced to $6.5 million

•
The Summary Compensation Table differs from this amount given the final tranche of the 2020 LTI award was modified from cash to equity in February 2023, and as a result, includes the value of this older, previously-reported award as though it was a new incremental award related to the 2023 performance year (see page 49 for additional information)

■
Provided additional disclosure related to Mr. Jacobs’ role and duties as executive chairman (see pages 16 and 38)

(1)
Total Shareholder Return (“TSR”) measured over the period from April 19, 2023 to April 21, 2023.

36	© 2024 XPO, Inc.

OUR EXECUTIVE COMPENSATION PHILOSOPHY AND OBJECTIVES
Compensation Philosophy
Our executive compensation program is designed to incent and reward outstanding performance and retain exceptional leadership talent. The Committee’s pay-for-performance philosophy is focused on rewarding our NEOs for performance that creates substantial, long-term value for our stockholders. Awards are designed to tie closely to the company’s strategic operating plans, as communicated broadly to our investor community, and to ensure alignment with public expectations. The Committee’s goal is to ensure our executives remain focused on executing to exceptional operational standards, are incentivized to win against industry competition, and are motivated to drive long-term stockholder value creation.
Our guiding principles and sound compensation practices align the compensation of our NEOs with company performance, taking into consideration the size, scope and success of the business as follows:
Pay-for-Performance
A significant portion of our NEOs’ total compensation should be at risk and performance-based, with metrics aligned to the company’s short-term and long-term financial performance. Performance-related compensation should align to our culture of goal achievement, accountability and strategic growth.

Stockholder Alignment
The pay elements of our NEOs’ compensation should align directly with the long-term interests of our stockholders and cultivate the NEOs’ ownership of, and accountability for, executing the company’s vision and strategy.

Attraction and Retention	Our executive compensation program should provide overall target compensation that is market-competitive and enables the company to attract and retain top talent from a diversity of industries.
Simplified Approach	Our executive compensation program should be straightforward, transparent and consistent.
Components of NEO Compensation
The compensation design for our NEOs has three components: annual base salary, short-term cash incentive and long-term incentive:
■
Annual base salary is a fixed form of competitive pay and corresponds to an executive’s experience and job scope.

■
Short-term cash incentive is a performance-based, at-risk component that offers competitive incentive pay designed to motivate and recognize performance in a given year.

■
Long-term incentive is an at-risk component that offers a combination of performance-based and time-based restricted share units and is designed to motivate sustained performance over time. It is granted in equity to reinforce long-term stockholder value creation. The long-term incentive component also strives to increase the retention of top talent over time.

Pay Mix and At-Risk Compensation
The Committee believes that the majority of compensation for the NEOs should be performance-based, at-risk compensation designed specifically to incent both short-term and long-term company performance. This compensation should be delivered through a short-term annual cash incentive award and a long-term performance-based equity award. The amount the NEOs eventually earn from their at-risk compensation should align strongly with what stockholders earn over similar time periods.
The Committee may utilize a different mix of these at-risk compensation elements for NEOs depending on the unique circumstances of their roles or depending on the circumstances of their hire or promotion. The Committee commits to aligning executive pay with performance.
The charts below show the percentage breakdown of the 2023 target total annual compensation for our NEOs, including the portions that are at-risk versus fixed compensation. As noted below, approximately 77% of the CEO’s total compensation is at-risk, and an average of approximately 70% of other NEOs’ compensation is at-risk. This pay mix composition ensures alignment of executive pay to company performance.
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2023 Target Total Annual Compensation Allocation
62%
14%
15%
9%
60%
17%
15%
8%
35%
23%
19%
23%
17%
60%
10%
13%
23%
27%
23%
27%
Performance-Based RSUs
Target Annual Incentive
Time-Based RSUs
Base Salary
Brad Jacobs
76% At Risk
24% Fixed
Mario Harik
77% At Risk
23% Fixed
Kyle Wismans
58% At Risk
42% Fixed
Dave Bates
77% At Risk
23% Fixed
Wendy Cassity
50% At Risk
50% Fixed

2023 EXECUTIVE COMPENSATION OVERVIEW
Our executive compensation program emphasizes performance-based compensation and is designed to incent and retain our key executives. The changes made to the 2023 program are in direct response to stockholder feedback as described earlier on page 33.
Target Pay Levels for Current NEOs
In setting total target pay levels for our NEOs, the Committee considers several factors, including competitive market compensation, company and individual performance, scope and scale of responsibility, unique skills, tenure, internal equity and stockholder feedback. The Committee reviews the competitiveness of the total target pay level against the established peer group, as well as against published market compensation survey data (see Peer Group and Market Analysis on page 45).
The following table provides a synopsis of the Committee’s determinations of 2023 annual target compensation components for the current NEOs included in this Proxy Statement:
NEO	Base Salary	Target STI	Total Target Cash Compensation	Target PSUs	Target RSUs	Total Target Direct Compensation
Brad Jacobs	$600,000	$900,000	$1,500,000	$4,000,000	$1,000,000	$6,500,000
Executive Chairman				(80% of LTI)	(20% of LTI)
Mario Harik	$850,000	$1,700,00	$2,550,000	$6,000,000	$1,500,000	$10,050,00
Chief Executive Officer				(80% of LTI)	(20% of LTI)
Kyle Wismans	$550,000	$550,000	$1,100,000	$845,000	$455,000	$2,400,000
Chief Financial Officer				(65% of LTI)	(35% of LTI)
Dave Bates	$750,000	$3,420,00	$4,170,000	$975,000	$525,000	$5,670,000
Chief Operating Officer				(65% of LTI)	(35% of LTI)
Wendy Cassity	$575,000	$575,000	$1,150,000	$500,000	$500,000	$2,150,000
Chief Legal Officer and Corporate Secretary				(50% of LTI)	(50% of LTI)
Note: There were no increases to the 2023 Total Target Direct Compensation for Messrs. Jacobs or Harik including base salary, STI target or LTI target which is a combination of PSUs and RSUs.
Executive Chairman Pay Approach
On November 1, 2022, Mr. Jacobs began serving as XPO’s executive chairman, after serving as chairman and CEO since 2011. As previously disclosed, to inform the Compensation and Human Capital Committee’s determination of target compensation for our executive chairman for 2023, the Committee’s independent compensation consultant, Exequity, analyzed 43 companies in the S&P 500 that had an executive chairman in that role for one full year or more, as of the end of 2021. The Committee considered additional factors, including Mr. Jacobs’ previous compensation as CEO, a market review of executive chairman pay, the benchmark ratio of
38	© 2024 XPO, Inc.

executive chairman pay to CEO pay, and individual factors unique to Mr. Jacobs, as well as his ongoing responsibilities in the company. This led to a multi-pronged approach in determining Mr. Jacobs’ target compensation for 2023:
■
Mr. Jacobs’ target annual total compensation was reduced to $6.5 million upon becoming executive chairman, in line with the median practice of other S&P 500 companies in recent years (i.e., a 50% reduction in total target compensation when a CEO transitions to executive chairman).

■
Mr. Jacobs’ executive chairman annual target total compensation of $6.5 million was 65% of Mr. Harik’s new annual target total compensation as XPO’s CEO for 2023. The market analysis of the ratio of executive chairman total compensation to new CEO total compensation yielded a range which varied from 50% to 70% across the full data set, and 70% to 90% in cases where the executive chairman had a long, multi-year tenure with the company.

■
Mr. Jacobs’ annual target total compensation of $6.5 million was set below the market median of $7 million.

■
77% of Mr. Jacobs’ annual target total compensation for 2023 is in the form of long-term incentives, with 80% of the LTI being performance-based stock units. This exceeds the market median of 57% of the executive chairman’s annual total target compensation issued in the form of LTI compensation, which in many cases is not performance-based.

Mr. Jacobs played a critical role as executive chairman in 2023. He provided oversight of our LTL 2.0 strategic plan, which drove outperformance on critical financial metrics, including revenue, operating income and earnings per share, among others, as well as the relative performance of our stock price. As a compelling voice for the company externally, he garnered trust and support for the new leadership team and increased interest in XPO from the investment community, contributing to the significant appreciation in our share price. Additionally, he leveraged his decades of experience with successful acquisitions in overseeing the Board’s approval of the company’s acquisition of 28 LTL service centers from the legacy Yellow Corporation, and the successful completion of that transaction, which leadership expects will drive long-term profitable growth through the accelerated expansion of our North American LTL network.
Further in 2023, Mr. Jacobs worked with the Nominating, Corporate Governance and Sustainability Committee of the Board to recruit a key new director in response to stockholder feedback, and to form the new Operational Excellence Committee of the Board to provide additional guidance to management on operational strategy and improvements. He worked with the CEO to recruit new members of the leadership team, including Mr. Bates, a seasoned leader from a top-tier LTL competitor, to fill the new role of chief operating officer. Mr. Jacobs also worked with the Compensation Committee to increase its focus on human capital, and provided leadership on strategic risk oversight, increasing the focus of the Board and the executive team on managing of critical risks, including cyber readiness.
EXECUTIVE COMPENSATION OUTCOMES FOR 2023
Annual Short-Term Incentive Awards
The company’s annual short-term incentive (“STI”) awards are designed to reward individuals for performance against pre-established metrics set by the Committee at the beginning of the fiscal year. Each NEO (except the COO) is assigned an annual short-term incentive target, which is a percentage of base salary, based on the NEO’s level of responsibility, scope of role and impact, and relevant executive compensation benchmarking data. Actual annual short-term incentive payouts are based on results achieved against the pre-established performance metrics determined by the Committee and can range from 0% to 200% of target. Short-term incentive payouts are made in cash.
For fiscal year 2023, achievement of the annual short-term incentive for our NEOs (excluding the COO) was measured using XPO’s adjusted EBITDA target. Adjusted EBITDA was selected because it is a key metric in our financial performance and demonstrates how well we are able to operate in serving our customers. Adjusted EBITDA focuses on the financial outcome of operating decisions by eliminating the impact of non-operating items, such as income tax provision, interest expense, and depreciation and amortization expense. Because it reflects the operating profitability of our business, it can be compared with other companies by our leaders, current and potential investors, and others with an interest in XPO. It is important to assess adjusted EBITDA performance on both a short-term and long-term basis, which is aligned with stockholder expectations. While a version of adjusted EBITDA is utilized in both the annual short-term incentive and long-term plan, adjusted EBITDA in the long-term plan measures LTL adjusted EBITDA growth, thereby ensuring that short-term adjusted EBITDA performance is aligned with long-term growth objectives. This performance metric aligns with our company’s strategic objectives of driving profitable growth, deploying capital for superior returns over time, and increasing the value of XPO’s common stock for our stockholders. The short-term incentive plan is formulaic; no management modifier is included.
NEO STI Payouts excluding COO
Following the spin-off of RXO, performance targets needed to be recalibrated to reflect XPO’s current size and performance objectives, as well as the current economic environment. In terms of actual 2023 performance for the short-term incentive component of the executive compensation program, XPO’s annual adjusted EBITDA(*) of $996 million exceeded the 2023 target by approximately 8.7%. Based on the linear payout curve below, this yielded an STI payout of 143.45%.
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The table below shows the 2023 short-term incentive actual payout amounts. A summary of our COO’s short-term incentive payout appears below the table:
NEO	Base Salary	Target STI		Payout Achievement	Final Payout
		%	$
Brad Jacobs	$600,000	150%	$900,000	143.45%	$1,291,050
Mario Harik	$850,000	200%	$1,700,000	143.45%	$2,438,650
Kyle Wismans(1)	$550,000	100%	$550,000	143.45%	$788,975
Wendy Cassity	$575,000	100%	$575,000	143.45%	$824,838

(1)
The 2023 STI for Mr. Wismans was prorated to include his prior roles during the year. Approximately 60% of his payout ($479,870) resulted from performance prior to becoming CFO, the remaining 40% ($309,105) related to his CFO role and the updated compensation terms outlined in his offer letter.

*
See Annex A for reconciliations of non-GAAP financial measures.

COO STI Payouts
In order to secure Mr. Bates’ commitment to join XPO from a top-tier competitor, the Committee designed a short-term incentive program based on the program provided to him by his previous employer. Under XPO’s program, Mr. Bates receives 0.56% of the company’s North American LTL adjusting operating Income on a quarterly basis. This plan is formulaic — no management modifier is included — and is based on a key financial metric specifically chosen because it is fully aligned with Mr. Bates’ responsibilities as COO; that is, to deliver best-in-class customer service, improve network efficiency, and increase yield performance. North American LTL adjusting operating Income is also a key comparative measure against industry peers, and improvements to the metric are expected to correlate to increased stockholder value.
The design of this plan was proactively disclosed in our engagement sessions with stockholders. Stockholders recognized the uniqueness of the design versus the other NEOs, and the Committee received positive feedback on the plan, given that this incentive structure was needed to recruit and secure a best-in-class COO with unparalleled industry experience and, as designed, the Committee believes that achievement under the plan is directly linked to a key driver of stockholder value.
The company’s 2023 North American LTL adjusted operating income* was $589 million, which resulted in a prorated short-term incentive cash payout for Mr. Bates of $2,468,431 based on his start date in 2023. This payout is directly reflective of Mr. Bates’ leadership throughout the year to improve cost efficiency through operational discipline, including increases in labor productivity and linehaul insourcing from third parties. Mr. Bates led initiatives that improved every major component of customer service quality and drove record levels of customer satisfaction in 2023; these initiatives included enhanced training programs related to loading procedures, which helped to deliver a record low damage claims ratio performance. Additionally, he equipped field operations with improved service tools that have reduced damages by more than 20% at the facilities where they have been implemented thus far, and his industry knowledge was integral to successfully executing XPO’s strategic acquisition of 28 service centers in late 2023.
*
See Annex A for reconciliations of non-GAAP financial measures.

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Long-Term Incentive Awards
The company’s long-term incentive (“LTI”) awards are designed to reward individuals for performance against pre-established longer-term targets set by the Committee at the beginning of each three-year performance period in alignment with the company’s long-term strategic plan. The key objective of the plan is to encourage performance that drives stockholder value over the long term. The LTI component of the program is equity-based and tied to ambitious targets for key operational and financial metrics. In responsiveness to stockholder feedback, the 2023 executive compensation plan: (i) establishes a practice for the Committee to approve long-term equity awards annually; and (ii) designs the 2023 long-term incentive award to be heavily weighted toward performance share units, with extended vesting periods.
2023 Annual LTI Award Design
Pay Element	Performance Measures / Details	Weight	Metric Rationale
Performance Restricted Stock Units (PSUs)(1)	LTL adjusted EBITDA growth over three-year performance period	40%	Adjusted EBITDA growth is a critical operating performance measure that reflects the profitability of the LTL business.
	LTL adjusted operating ratio improvement over three-year performance period	20%	LTL adjusted operating ratio measures the cost-efficiency and profitability of our network operations, and informs disciplined investments in long-term growth.
	Relative total shareholder return (TSR) performance vs. S&P Transportation Select Index, measured over a three-year performance period	40%
TSR targets incentivize a strong focus on XPO’s growth in market position versus core competitors, while directly aligning executive compensation with stockholder value creation. Measurement over a three-year performance period ensures that the company is delivering increasing stockholder value over time relative to its peers.

Restricted Stock Units (RSUs)	Ratable vesting annually over three years		Three-year structure supports retention and helps build stock ownership, ensuring strong alignment with stockholder interest.

(1)
The PSU three-year cliff vesting is contingent upon the following performance target hurdles: (i) LTL Adjusted EBITDA Growth of at least 8 percent (40% of award); (ii) LTL Adjusted Operating Ratio Improvement of at least 300 basis points (20% of award); and (iii) company TSR ranking at the completion of the Performance Period relative to each company in the S&P Transportation Select Industry Index TSR (in the order of lowest to highest TSR) at a minimum of the 60th percentile (40% of award), continued XPO employment through the vesting date, and there is a post-vesting sales restriction of one year.

2023 NEO LTI Target Mixes
EC and CEO: 80% PSU 20% RSU	CFO and COO: 65% PSU 35% RSU
CLO: 50% PSU 50% RSU
2023 NEO Annual LTI Awards Granted
The Committee approved the annual LTI awards for each of our NEOs in 2023. The table below shows the economic value of the approved targets for annual long-term equity grants for each NEO, excluding promotion or new hire awards:
NEO	PSUs	RSUs	Total
Brad Jacobs	$4,000,000	$1,000,000	$5,000,000
Mario Harik	$6,000,000	$1,500,000	$7,500,000
Kyle Wismans(1)	—	$325,000	$325,000
Dave Bates	$975,000	$525,000	$1,500,000
Wendy Cassity	$500,000	$500,000	$1,000,000
Carl Anderson	$1,137,500	$612,500	$1,750,000

(1)
2023 annual LTI awards were granted prior to Mr. Wismans’ promotion to CFO.

2023 New Hire and Promotion Awards
As part of the process to build a world-class leadership team, and in order to recruit, secure and retain top-tier executives, the Committee approved the following compensation arrangements in 2023 related to NEO promotions and new hires:
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Kyle Wismans
In connection with his promotion to chief financial officer in August 2023, to recognize his additional responsibilities and role in company performance:
■
Mr. Wismans was granted a long-term equity award of $500,000:

•
50% in PSUs with a four-year cliff-vest, and achievement tied to TSR outperformance relative to the S&P Transportation Select Industry Index over a four-year period; and

•
50% in time-based RSUs with a four-year cliff-vest.

In connection with his promotion to senior vice president of revenue management and finance in February 2023 (prior to his promotion to CFO), to recognize his additional responsibilities and role in company performance:
■
Mr. Wismans was granted a long-term equity award of $750,000:

•
60% in time-based RSUs with a three-year ratable vesting schedule on the anniversary of the grant date; and

•
40% in PSUs with a three-year cliff-vest, and achievement tied to LTL adjusted EBITDA growth, LTL adjusted operating ratio improvement and TSR outperformance relative to the S&P Transportation Select Industry Index over a three-year period.

Mr. Wismans will forfeit the unvested RSU and PSU portions of these awards if his employment is terminated for a reason other than death or an involuntary termination without cause. Regarding the RSUs, if Mr. Wismans is terminated without cause prior to the vesting date, a prorated portion of the RSUs will vest; if he dies, 100% of the RSUs will vest. Regarding the PSUs, if Mr. Wismans is terminated without cause prior to the vesting date, a prorated number of the target PSUs will vest; if he dies, 100% of the target PSUs will vest. In the event of a Change of Control, Mr. Wismans will continue to vest in these RSUs and PSUs, subject to acceleration on certain termination events.
Dave Bates
In connection with his hiring as chief operating officer in April 2023:
■
Mr. Bates was granted a new hire sign-on cash award of $1.725 million, which included a payment in lieu of the short-term incentive bonus that he was forced to forfeit upon joining XPO from his previous employer; and

■
Mr. Bates was granted a new hire sign-on long-term equity award grant date value of $7.15 million, which was less than the economic equivalent of the compensation he forfeited from his previous employer:

•
63% in PSUs with five-year cliff-vest, and achievement tied to TSR outperformance relative to the S&P Transportation Select Industry Index over a five-year period; and

•
37% in time-based RSUs with a two-year ratable vesting schedule on the anniversary of the grant date.

Mr. Bates will forfeit the unvested portion of his new hire equity awards in the event his employment is terminated for a reason other than death or an involuntary termination without cause. Regarding the RSUs, if Mr. Bates is terminated without cause prior to the vesting date, a prorated portion of the RSUs will vest; if he dies, 100% of the RSUs will rest. Regarding the PSUs, if Mr. Bates is terminated without cause prior to the vesting date, a prorated number of the target PSUs will vest; if he dies, 100% of the target PSUs will vest. In the event of a Change of Control, Mr. Bates will continue to vest in these RSUs and PSUs, subject to acceleration on certain termination events. He must repay 100% of the cash bonus in the event he voluntarily terminates before 24 months of continuous employment.
Wendy Cassity
In connection with her hiring as chief legal officer in March 2023:
■
Ms. Cassity was granted a new hire sign-on cash award of $570,000; and

■
Ms. Cassity was granted a new hire sign-on long-term equity award with a grant date value of $370,000, which was less than the economic equivalent of the compensation she forfeited from her previous employer:

•
100% time-based RSUs with a three-year ratable vesting schedule on the anniversary of the grant date.

•
Ms. Cassity will forfeit the unvested portion of her new hire equity award in the event her employment is terminated for cause or she resigns. If Ms.  Cassity is terminated for any reason other than cause or voluntary termination, a prorated portion of her RSUs will vest; if she dies, 100% of her RSUs will vest. She must repay 100% of the cash sign-on award in the event she voluntarily terminates before 12 months of continuous employment, and repay 50% of the cash sign-on award if she leaves after 12 months but before 24 months of continuous employment.

Modification of the Outstanding 2020 Performance-based Cash LTI Award
As previously disclosed in our 2023 proxy statement, the Committee converted the final tranche (2023) of Mr. Jacobs’ and Mr. Harik’s outstanding 2020 Performance-based Cash LTI Awards into performance-based equity awards in February 2023. The conversion
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aligns with the approach the Committee took for the conversion of the previous (2022) tranche of the 2020 Performance-based Cash LTI Awards based on stockholder feedback, and aligns with our philosophy of designing compensation that motivates our leaders to drive long-term stockholder value. From a reporting perspective, the 2023 tranche modifications impact the 2023 Summary Compensation Table. The Summary Compensation Table includes the values of these older, previously-reported awards as though they are new incremental awards related to the 2023 performance year.
In addition to modifying the awards to convert them from cash-based to equity-based, the Committee also took action to align the performance metrics for the 2023 tranche with XPO’s strategic priorities following the RXO spin-off. Given the feedback received from stockholders indicating a preference for relative total shareholder return (“rTSR”) as a metric in long-term compensation structures, the Committee removed the two metrics related to adjusted cash flow per share and replaced them with the singular metric of rTSR versus the S&P Transportation Select Industry Index. The rTSR is measured over the two-year performance period of November 1, 2022 to December 31, 2024. The legacy cash-based award also included metrics related to performance against an ESG scorecard, and, as further described below, the ESG Scorecard was modified to better reflect XPO priorities following the RXO spin-off. With these amendments, the revised 2023 ESG Scorecard contains 38 specific, measurable goals. To address stockholder requests for greater disclosure of the scorecard targets and achievements, details of the deliverables and achievements are presented in the table “ESG Scorecard – 2023 Deliverables and Achievements” in Annex B.
Based on the performance period of January 1, 2023 to December 31, 2023, 33 of the 38 ESG Scorecard initiatives were achieved, resulting in an overall score of 86.8 / 100 points. Per the associated payout table shown below, this achievement results in a 150% payout, which represents 25% of the long-term performance-based equity replacement award. The Committee has certified the performance of the 2023 ESG scorecard at 150% of target. The rTSR portion of the award, which is 75% of the award, will not be finalized until the end of the performance period on December 31, 2024, at which time the total award value will be calculated and certified.
The target award amounts, and the combined vesting/sales restriction schedules, did not change by modifying the 2023 tranche of the original awards.
The Committee approved the following structure for the final (2023) tranche of the converted 2020 Performance-based Cash LTI Award:
Weighting	Performance Metrics	Performance Measurement Period	Payout Scale (straight-line interpolation between values for relative TSR)
75%	Relative TSR: XPO vs. S&P Transportation Select Index	November 1, 2022 (RXO spin-off date) through December 31, 2024(1)	Percentile vs. Index	% PSU Earned
			< 40th	0%
			40th	25%
			50th	65%
			60th	100%
			75th	200%
25%	Performance vs. ESG Scorecard Targets	2023 deliverables stated in the ESG scorecard, modified to reflect remaining XPO business operations post-RXO spin-off	Scorecard Grade (Scale of 1-100)	% PSU Earned
			< 80 points	0%
			≥ 80 points and < 85 points	100%
			≥ 85 points and < 90 points	150%
			≥ 90 points	200%
Additional Key Features

■
Vesting schedule: Cliff-vest on February 9, 2025, contingent upon achieving the performance hurdles and continued employment through the vesting date.

■
Post-vest sales restriction: Lock-up on the sale or transfer of shares post-vesting until January 15, 2026; vesting plus sales lock-up aligns with the total vesting period of the 2023 original tranche of the 2020 Cash LTI.

(1)
Start of 30-day trading average represents the period from November 1, 2022 to December 13, 2022.

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STRONG COMPENSATION POLICIES AND PRACTICES
The Compensation and Human Capital Committee is committed to sound executive compensation policies and practices, to incentivize a high caliber of performance as highlighted in the following table.
WHAT WE DO	WHAT WE DON’T DO
  Significant emphasis on variable, at-risk compensation. XPO’s compensation program is heavily weighted toward variable compensation through short-term incentives and long-term incentives. This allows the Committee to closely align total compensation values with company performance on an annual and long-term basis.
No exceptional perquisites. Our NEOs have no relocation benefits, supplemental pension or retirement savings or financial planning services beyond what is provided broadly to all XPO employees.
  Substantial portion of compensation linked to creation of stockholder value. Performance-based awards are, and have been, subject to meaningful stock price and/or earnings-related performance goals measured over service-based vesting periods. In addition, the Committee regularly reviews the full portfolio of XPO stockholdings for each NEO to ensure there is a sufficient amount of compensation at risk if objectives are not met, further aligning compensation with stockholder returns and value creation.

  No pledging or hedging of company stock. Under our insider trading policy, our company’s directors and executive officers, including the NEOs, are prohibited from pledging or holding company securities in a margin account. In addition, they are prohibited from engaging in hedging transactions, such as prepaid variable forwards, equity swaps, collars and exchange funds or any other transactions that are designed to or have the effect of hedging or offsetting any decrease in the market value of company equity securities.

  Stock ownership policies. The Board has established meaningful stock ownership guidelines and stock retention requirements that encourage a strong ownership mindset among our NEOs. Our ownership guidelines specify 6x annual base salary for our CEO and 3x annual base salary for our other NEOs.

  No guaranteed annual salary increases. Salary increases are not guaranteed annually and are instead determined based on review of our peer group, market survey data, an executive’s experience, tenure, Company and individual performance, scope and scale of responsibility, unique skills, internal equity, and stockholder feedback.

Clawback policy. Our NEOs are subject to clawback restrictions with respect to incentive compensation.
  No stock option repricing or discounted exercise price. XPO’s equity incentive plan does not permit either stock option repricing without stockholder approval or stock option awards with an exercise price below fair market value.

Restrictive covenants. Our NEOs are subject to comprehensive non-competition and other restrictive covenants.	No golden parachute excise tax gross-ups. XPO does not provide golden parachute excise tax gross-ups.
  Engage with stockholders. Our Board values stockholder feedback and carefully considers investor perspectives in its decision-making processes for governance, compensation, and sustainability practices.

  No consultant conflicts. The Committee retains an independent compensation consultant who performs services only for the Committee, as described in more detail below under the heading Role of the Committee’s Independent Compensation Consultant.

THE COMPENSATION AND HUMAN CAPITAL COMMITTEE’S DECISION-MAKING PROCESS
Role of the Compensation and Human Capital Committee
The Committee is responsible for approving our compensation practices and overseeing our executive compensation program in a manner consistent with XPO’s compensation philosophy. The Committee is tasked with: (i) reviewing the annual and long-term performance goals for our NEOs; (ii) approving awards under incentive compensation and equity-based plans; and (iii) approving all other compensation and benefits for our NEOs. The Committee acts independently but works closely with the full Board and executive management in making many of its decisions. To assist it in discharging its responsibilities, the Committee has retained the services of an independent compensation consultant, as discussed further below.
Role of Management
Executive management provides input to the Committee, including with respect to the Committee’s evaluation of executive compensation practices. In particular, our CEO, Mr. Harik, provides recommendations for proposed compensation actions with respect to our executive team, but not with respect to his own or Mr. Jacobs’ compensation. The Committee carefully and independently reviews the recommendations of management without members of management present and consults its independent compensation consultant before making final determinations. We believe this process ensures that our executive compensation program effectively aligns with XPO’s compensation philosophy and stockholder interests.
Role of the Committee’s Independent Compensation Consultant
The Committee directly retained Exequity as its independent advisor for 2023. Among other things, the Committee’s independent advisor consults on compensation and governance matters, monitors trends and evolving market practices in executive compensation, and provides general advice and support to the Committee and the Committee’s chair. Exequity’s support for the Committee in 2023 included reviewing LTI award grant proposals and LTI modifications for NEOs, providing guidance on the evolution of considerations following the RXO spin-off, providing guidance with the design of the annual STI program and reviewing the content of this CD&A. Exequity did not provide any other services to the company.
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The Committee considered the independence of Exequity in light of applicable SEC rules and NYSE listing standards. After taking into account the absence of any relationships with management and members of the Committee, as well as Exequity’s internal policies and other information provided to the Committee, the Committee determined that no conflicts of interest existed that would prevent Exequity from serving as an independent compensation consultant to the Committee.
Peer Group and Market Analysis
XPO competes for the best talent within the transportation industry and across industries within the broader economic landscape. In order to attract and retain high-performing talent, the Committee references prevailing pay rates when establishing target compensation opportunities. To do this, the Committee reviews executive pay levels and practices across the peer group established for this purpose by the Committee, as well as market survey data. The peer group serves as the principal reference group for evaluating our NEOs’ compensation. Survey data derived from a range of business sectors serves as a secondary reference to ensure reasonableness, with a focus on companies with revenues between $5 billion and $10 billion in annual revenue, which is comparable to XPO’s revenue. The Committee prefers to evaluate a range of information regarding market pay practices, as: (i) XPO has a longstanding history of sourcing executives from a diversity of industries outside of the transportation and logistics sectors; and (ii) the number of pure-play public transportation carriers of a size similar to XPO is extremely limited; therefore, the ultimate peer group is a mix of companies that extend beyond the actual business profile of XPO to adjacent industries.
At the start of 2023, a detailed review of the peer group was conducted to reflect XPO’s go-forward size and operating characteristics, given its transformation in North America. The review focused on industry, labor market competitors, revenue, market capitalization and organizational similarity to determine relevance. Based on this evaluation, and with input and consultation from Exequity, the Committee established a new peer group consisting of 19 companies, with revenues ranging from 0.4x to 3.0x XPO’s revenues, with XPO’s 2022 revenue of $7.7 billion ranking at the 44th percentile. This resulted in the removal of two companies from the prior peer group — United Parcel Service, Inc. and FedEx Corporation — due to their revenue size, given that our company had become a standalone LTL provider in North America, and the addition of 10 new peers. All of the companies in the new 2023 peer group were determined to be comparable to XPO in terms of industry, revenue, market capitalization and labor market:
2023 Peer Group(1)
ArcBest Corporation	Hub Group, Inc.	Old Dominion Freight Line, Inc.
Avis Budget Group, Inc.	J.B. Hunt Transport Services, Inc.	Ryder System, Inc.
C.H. Robinson Worldwide, Inc.	Knight-Swift Transportation Holdings, Inc.	Schneider National, Inc.
CSX Corporation	Landstar System, Inc.	TFI International Inc.
Expeditors Int’l of Washington, Inc.	Matson, Inc.	Union Pacific Corporation
Hertz Global Holdings, Inc.	Norfolk Southern Corporation	Werner Enterprises, Inc.

(1)
Due to its bankruptcy, Yellow Corporation was removed from the peer group in mid-2023 on a go-forward basis.

The peer group and survey data review conducted at the start of 2023 was used to evaluate target pay levels for fiscal year 2023. In addition to reviewing peer group and survey market data, the Committee considers other internal and external factors in setting compensation for executives. These factors include, among others, an executive’s experience, tenure, retention and succession plan considerations, and company performance.
OTHER COMPENSATION-RELATED ITEMS
Stock Ownership Policies
We believe that executive equity ownership in the company ensures alignment with stockholders and mitigates potential risks in the near-term at the expense of long-term value creation.
Guidelines
Stock ownership guidelines are expressed as a multiple of each NEO’s annual base salary:
■
CEO: 6x annual base salary

■
Other NEOs: 3x annual base salary

Compliance with our stock ownership guidelines is generally determined using the aggregate count of shares of common stock held directly or indirectly by the NEO, plus unvested restricted stock units subject solely to time-based vesting. Stock options, whether vested or unvested, and equity-based awards subject to performance-based vesting conditions, are not counted toward meeting stock ownership guidelines until they have settled or been exercised, as applicable.
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Until the stock ownership guidelines are met, an executive is required to retain 70% of the net shares (after tax withholding) received upon settlement of equity-based awards. A newly appointed executive is required to reach his or her stock ownership guideline no later than five years from the date of appointment.
As of the Record Date, all NEOs were in compliance with our stock ownership guidelines.
In addition to our stock ownership guidelines, certain awards of our executive chairman and CEO were amended during 2023 to include one-year holding periods after vesting, as described above, and certain other LTI awards of our NEOs require one-year holding periods after vesting.
Clawback Policy
As described above under the heading Employment Agreements with NEOs — Clawbacks, Mr. Jacobs and Mr. Harik are party to agreements in connection with their employment, which include clawback restrictions with respect to LTI and STI compensation. Mr. Wismans, Mr. Bates and Ms. Cassity are subject to agreements in connection with their LTI compensation, which include clawback restrictions. The Committee is focused on mitigating the company’s risk associated with its compensation program for NEOs and believes that clawback provisions are an important tool to achieve this. In 2023, the Board adopted a clawback policy (the “Clawback Policy”), which complies with the new SEC rules and NYSE listing standards and is also more comprehensive as detailed below.
Annual STI Compensation
Beyond the mandated clawback provisions under the SEC rules and NYSE listing standards, the employment agreements for Mr. Jacobs and Mr. Harik provide that if the NEO has engaged in fraud or other willful misconduct that contributes materially to any financial restatement or material loss to the company or any of its affiliates, the company may: (i) require repayment by the NEO of any cash STI or annual STI previously paid, net of any taxes paid by the NEO on such STI; (ii) cancel any earned but unpaid cash STI or annual STI; and/or (iii) adjust the NEO’s future compensation in order to recover an appropriate amount with respect to the restated financial results or the material loss.
Long-Term Incentive Compensation
Beyond the mandated clawback provisions under the SEC rules and NYSE listing standards, the employment agreements for Mr. Jacobs and Mr. Harik include a clawback provision under which the NEO may be required, upon certain triggering events, to repay all or a portion of LTI compensation that was previously paid (including proceeds from previously exercised and vested equity-based awards) and to forfeit unvested equity-based awards during the term of the employment agreements. In cases where a cure is possible, the NEO will first be provided with a specified cure period. These clawback provisions are generally triggered if any of the following conditions apply. If the NEO:
■
Is terminated for cause, as defined in the employment agreement;

■
Has engaged in fraud or other willful misconduct that contributes materially to any significant financial restatement or material loss to our company or any of our affiliates; and/or

■
Breaches the restrictive covenants that are applicable under the employment agreement.

The time period for the company to take action under this clawback provision is up to six months from the date of termination for cause and, for all other specified conditions, at any time up to six months after learning of the conduct, but in no event more than two years after the NEO engages in such conduct.
The LTI agreements for NEOs provide that if they breach any restrictive covenant contained in any arrangements with the company or engage in fraud or willful misconduct that contributes materially to any financial restatement or material loss to the company or any of its subsidiaries, the company may require the NEO to repay any long-term incentive compensation that was previously paid (including proceeds from vested equity-based awards) and to forfeit unvested equity-based awards. In cases where a cure is possible, the NEO will first be provided with a specified cure period.
The Severance Agreements for our NEOs provide that they will be subject to any legally mandated policy relating to the recovery of compensation, to the extent that the company is required to implement such policy pursuant to applicable law.
In 2023, the NYSE adopted new listing standards addressing policy requirements for the mandatory recovery of executive incentive-based compensation by issuers with securities listed on the exchange. Our Board believes that it is in the best interests of the company and its stockholders to maintain a culture that emphasizes accountability. The Clawback Policy provides for the recovery of certain incentive compensation in the event of an accounting restatement as described below, and is designed to comply with Section 10D of the Exchange Act, Rule 10D-1 promulgated under the Exchange Act and Section 303A.14 of the New York Stock Exchange Listed Company Manual.
The Clawback Policy provides that the company shall promptly recoup any erroneously awarded compensation received by any covered executive in the event of an accounting restatement. The accounting restatements covered include any restatement of the Company’s financial statements due to material noncompliance with any financial reporting requirement under the securities laws, including any required accounting restatement to correct an error in previously issued financial statements that is material to such
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financial statements, or that would result in a material misstatement if the error were corrected in the current period or left uncorrected. The amount of erroneously awarded compensation subject to recovery under the Clawback Policy is the amount of incentive-based compensation received during the three-year period preceding the date of the accounting restatement exceeds the amount that would have been received had it been determined based on the restated amounts.
To the extent that the rules adopted by the NYSE or the SEC under the Dodd-Frank Wall Street Reform and Consumer Protection Act are broader than the clawback provisions contained in our NEO agreements, and to the extent that the company is required to implement any additional clawback provisions pursuant to applicable law, each NEO will be subject to additional clawback provisions pursuant to such rules as described under the heading Employment Agreements with NEOs—Clawbacks.
Equity Granting Policy
All equity awards to NEOs are approved by the Committee with a grant date determined at the time of approval. We do not time the grant of equity awards in coordination with the release of material non-public information.
Benefits
Our NEOs are provided with the same benefits as are generally offered to other eligible employees, including participation in our company’s 401(k) plan and insurance benefit programs. Our NEOs receive minimal perquisites, as shown in the “All Other Compensation” table following the CD&A.
Employment Agreements
We have entered into multi-year employment agreements with certain of our NEOs to promote long-term retention, while allowing the Committee to exercise discretion in designing incentive compensation programs. The material compensation-related terms of these agreements are described under the heading Employment Agreements with NEOs and the tables that follow the CD&A.
Mr. Jacobs and Mr. Harik each entered into employment agreements in connection with their transition to their new roles in August and September 2022, respectively; these agreements became effective upon the RXO spin-off on November 1, 2022. Mr. Wismans entered into an offer letter agreement, a Confidential Information Protection Agreement, and a Change of Control and Severance Agreement in connection with his promotion to CFO, effective August 11, 2023. Mr. Bates entered into an offer letter agreement, a Confidential Information Protection Agreement, and a Change of Control and Severance Agreement in connection with his hiring as COO, effective April 21, 2023. Ms. Cassity entered into an offer letter agreement, a Confidential Information Protection Agreement, and a Change of Control and Severance Agreement in connection with her hiring as CLO, effective March 13, 2023. Mr. Anderson entered into an offer letter agreement, a Confidential Information Protection Agreement, and a Change of Control and Severance Agreement in connection with his hiring as CFO, effective November 8, 2022.
The above mentioned agreements for our NEOs (collectively, the “NEO Agreements”) outline the terms and conditions of employment with XPO, including all restrictive covenants that benefit the company, with provisions such as non-competition and non-solicitation of customers and employees, as well as the target compensation opportunity designated by the Committee for base salary, annual STIs, annual LTIs, and other separation benefits that the executives would qualify for under specified circumstances. The material terms of these agreements are described under the heading Employment Agreements with NEOs. There are no multi-year compensation guarantees established in the NEO Agreements. The Committee may adjust compensation levels from year to year based on its annual assessments of performance and market benchmarks. For 2023, the Committee determined that no changes to base salary or target variable compensation levels were warranted, given the recent assessments of competitive pay levels conducted in late 2022, and were updated and assessed again in early 2023.
Separation from Employment of Mr. Anderson
Following Mr. Anderson’s voluntary separation from the company on August 11, 2023, he received payment for certain accrued but unused paid time off (“PTO”) pursuant to applicable law and the company’s paid time off policy, Mr. Anderson did not receive any additional compensation in connection with the separation of his employment and forfeited all outstanding equity awards as of the separation date. His termination is detailed in the table “Potential Payments Upon Termination or Change of Control” following the CD&A.
Tax Considerations
Section 162(m) of the Internal Revenue Code of 1986 as amended (the “Code”) disallows a federal income tax deduction to public companies for compensation greater than $1 million paid in any tax year to covered executive officers.
As a general matter, while tax deductibility is one of several relevant factors considered by the Committee in determining compensation, our Board believes that the tax deduction limitation imposed by Section 162(m) should not compromise the company’s access to compensation arrangements that will attract and retain a high level of executive talent. Accordingly, the Committee and the Board takes into consideration a multitude of factors in making executive compensation decisions and may approve executive compensation that is not tax deductible.
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Risk Assessment of Incentive Compensation Programs
The Committee’s independent compensation consultant performed an assessment for the Committee for 2023 to determine whether there were material risks that could arise from our compensation plans and programs. The Committee concluded that for 2023, the company’s compensation plans and programs are not reasonably likely to have a material adverse effect on the company.
COMPENSATION AND HUMAN CAPITAL COMMITTEE REPORT
The following statement made by the Committee does not constitute soliciting material and should not be deemed filed or incorporated by reference into any filing under the Securities Act of 1933, as amended (the “Securities Act”) or the Exchange Act, except to the extent that we specifically incorporate such statement by reference.
The Committee reviewed the Compensation Discussion and Analysis with management as required by Item 402(b) of Regulation S-K, as set forth above. Based on this review and the resulting discussions with management, the Committee recommended to our Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement and incorporated by reference into XPO’s 2023 Form 10-K.
COMPENSATION AND HUMAN CAPITAL COMMITTEE
Johnny C. Taylor, Jr., chair
Allison Landry, member
Irene Moshouris, member
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COMPENSATION TABLES
Summary Compensation Table
The table below sets forth information concerning the total compensation awarded to, earned by or paid to our NEOs for the year ended December 31, 2023. We compensate our NEOs pursuant to the terms of their respective employment agreements. The information reported in the table below reflects the terms of such agreements. More information about our NEOs’ employment agreements is provided under the heading Employment Agreements with NEOs.
Note: The Stock Awards column in the table below includes the impacts of modifications to previously-granted cash and stock awards in 2023 and 2022. Refer to the “Supplemental Summary Compensation Table” below for a representation of the compensation paid to our NEOs for fiscal years 2023 and 2022, excluding the modifications of awards granted in prior years.
Name and Principal Position	Year	Salary ($)	Bonus(1) ($)	Stock Awards(2)(3) ($)	Non-Equity Incentive Plan Compensation(4) ($)	All Other Compensation(5) ($)	Total ($)
Brad Jacobs(6) Executive Chairman	2023	600,000	—	14,125,046	1,291,050	14,880	16,030,976
	2022	929,561	—	34,600,992(7)	11,446,524	13,880	46,990,957
	2021	1,000,000	—	—	20,625,000	418,280	22,043,280
Mario Harik(8) Chief Executive Officer	2023	850,000	—	9,084,498	2,438,650	14,463	12,387,611
	2022	557,857	—	7,381,069(7)	1,075,334	13,463	9,027,723
	2021	500,000	100,000	—	4,914,063	12,863	5,526,925
Kyle Wismans(9) Chief Financial Officer	2023	440,913	795,000	1,679,932	788,975	14,102	3,718,922
David Bates(10) Chief Operating Officer	2023	522,116	1,725,000	11,485,130	2,468,431	1,120	16,201,797
Wendy Cassity(11) Chief Legal Officer	2023	464,423	570,000	1,324,127	824,838	1,210	3,184,598
Carl Anderson(12) Former Chief Financial Officer	2023	384,616	—	1,645,481	—	22,633	2,052,730
	2022	93,750	—	1,091,845(13)	129,452	263	1,315,310
Supplemental Summary Compensation Table
The following Supplemental Summary Compensation Table provides a representation of the compensation paid to our NEOs for fiscal year 2023, excluding the value of the 2023 tranche of the cash LTI awards that were granted in 2020 and converted to equity awards in 2023, as described in footnote 4 below; and 2022, excluding the value of equity awards that were granted in 2018 and 2019 and modified in 2022 in connection with the RXO spin-off, as described in footnote 7 below. We believe this table facilitates analysis of the compensation paid to our NEOs by excluding amounts from 2023 and 2022 related to awards granted in prior periods, to assist with comparison to prior years and assessment of trends in our compensation.
This Supplemental Summary Compensation Table view is for informational purposes only and is not presented in accordance with SEC requirements.
Name and Principal Position	Year	Salary ($)	Bonus(1) ($)	Stock Awards(2)(3) ($)	Non-Equity Incentive Plan Compensation(4) ($)	All Other Compensation(5) ($)	Total ($)
Brad Jacobs(6) Executive Chairman	2023	600,000	—	4,632,433	1,291,050	14,880	6,538,363
	2022	929,561	—	—(7)	11,446,524	13,880	12,389,965
	2021	1,000,000	—	—	20,625,000	418,280	22,043,280
Mario Harik(8) Chief Executive Officer	2023	850,000	—	6,948,658	2,438,650	14,463	10,251,771
	2022	557,857	—	—(7)	1,075,334	13,463	1,646,654
	2021	500,000	100,000	—	4,914,063	12,863	5,526,925
Kyle Wismans(9) Chief Financial Officer	2023	440,913	795,000	1,679,932	788,975	14,102	3,718,922
David Bates(10) Chief Operating Officer	2023	522,116	1,725,000	11,485,130	2,468,431	1,120	16,201,797
Wendy Cassity(11) Chief Legal Officer	2023	464,423	570,000	1,324,127	824,838	1,210	3,184,598
Carl Anderson(12) Former Chief Financial Officer	2023	384,616	—	1,645,481	—	22,633	2,052,730
	2022	93,750	—	1,091,845(13)	129,452	263	1,315,310
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(1)
Annual cash bonus awards for 2023 are included in the column “Non-Equity Incentive Plan Compensation” and reflect formulaic awards earned in respect of 2023. Mr. Wismans received $795,000 in cash-based retention bonuses related to the RXO spin-off prior to becoming CFO. Mr. Bates was granted a new hire sign-on cash award of  $1.725 million, which included a payment in lieu of the short-term incentive bonus that he was forced to forfeit upon joining XPO from his previous employer. Ms. Cassity received a sign-on bonus of  $570,000 as part of her offer letter. Annual cash bonus awards for 2022 are included in the column “Non-Equity Incentive Plan Compensation” and reflect formulaic annual cash bonus awards earned in respect of 2022 for Mr. Jacobs, Mr. Harik and Mr. Anderson. Mr. Harik received an additional $100,000 cash bonus in 2021 in consideration of his work related to the GXO spin-off.

(2)
The amounts reflected in this column represent the aggregate grant date fair value of the awards made during each respective year, as computed in accordance with Financial Accounting Standards Board Accounting Standards Codification 718 “Compensation — Stock Compensation” (“FASB ASC 718”). For additional information related to the measurement of stock-based compensation awards, see Notes to Consolidated Financial Statements — Note 15. Stock-Based Compensation in our 2023 Form 10-K.

(3)
In order to preserve the value of the awards held by employees continuing with XPO following each of the GXO and RXO spin-offs, as applicable, including our NEOs, the number of outstanding shares underlying outstanding awards were adjusted using the ratios and methodologies outlined in each employee matters agreement, as applicable. The GXO ratio was based on the closing price per share of XPO common stock on July 30, 2021, compared with the closing price per share of XPO common stock on August 2, 2021. The RXO ratio was based on either: (i) the closing price per share of XPO common stock on October 31, 2022, compared with the closing price per share of XPO common stock on November 1, 2022; or (ii) a distribution ratio of one share of RXO common stock for every share of XPO common stock. The modification of these awards in connection with either spin-off did not result in incremental compensation cost.

(4)
The amounts reported in this column for 2023 represent the amounts earned under the annual short-term incentive awards, based on achievement of the 2023 targets, as described under the heading Executive Compensation Outcomes for 2023 in the sections Annual Short Term Incentive Awards — NEO STI Payouts (except COO) and COO STI Payouts. The 2023 STI award for Mr. Wismans reflects combined compensation amounts of  $479,870 for the prior roles he held in 2023, as well as $309,105 for the portion of 2023 he served as our CFO. In lieu of an annual short-term incentive award, Mr. Bates receives quarterly payments equivalent to 0.56% of our North American Less-Than-Truckload adjusted operating income, subject to certain restrictions. Descriptions of the company’s profit-sharing cash incentive plan and Award Agreement are provided under the heading Executive Compensation Outcomes for 2023 in the section COO STI Payouts. The amounts reflected in this column for 2022 include formulaic annual cash bonus awards earned in respect of 2022 of  $2,612,822, $1,075,334 and $129,452 for Mr. Jacobs, Mr. Harik and Mr. Anderson, respectively. The amounts reflected in this column for 2022 and 2021 also include a cash LTI award granted in 2020 and earned in respect of 2022 for Mr. Jacobs, and 2021 for Mr. Jacobs and Mr. Harik. On July 31, 2020, the Committee awarded Mr. Jacobs and Mr. Harik LTI awards subject to achievement of an absolute adjusted cash flow per share goal, a relative growth in adjusted cash flow per share goal and scorecard targets related to ESG goals. The award is earned in cash in four installments on the first anniversary of the grant (July 31, 2021) and each of January 15, 2022, 2024 and 2026. The goals underlying the 2020 LTI award are subject to both performance-based and service-based conditions. The target award can be earned based on attainment of the absolute adjusted cash flow per share goals of  $3.04, $4.51, $5.35 and $5.95 for each of the second half of 2020 and full year 2021, 2022 and 2023, respectively (50% of award); the relative growth in adjusted cash flow per share goal at the 55th percentile (25% of award); or achievement against goals related to ESG as outlined in a comprehensive scorecard (25% of award). The award is earned based on a sliding scale with a minimum payout of 0% and a maximum payout of 200%. As discussed in more detail in Modification of the Outstanding 2020 Performance-Based Cash LTI Grant, on February 9, 2023, the Committee approved the cancellation of 100% of the target amount of the 2023 tranche of the 2020 LTI award for Mr. Jacobs and Mr. Harik and replacement with PSUs (the “PSU Replacement Awards”). Each PSU Replacement Award has a target grant date value equal to the canceled portion of Messrs. Jacobs’ and Harik’s 2020 LTI award. The PSU Replacement Awards are subject to a replacement of the absolute adjusted cash flow per share and relative growth in adjusted cash flow per share performance goals from the 2020 LTI awards’ final tranche with a relative TSR performance goal, weighted at 75%, and a continuation of the ESG scorecard goal, weighted at 25% and adjusted in connection with the RXO spin-off. The number of PSUs granted pursuant to the PSU Replacement Award for each of Mr. Jacobs and Mr. Harik was determined based on the grant value of the 2020 LTI awards final tranche for each of Messrs. Jacobs and Harik and the closing price of a share of the company’s common stock on February 9, 2023. The PSU Replacement Awards have an additional time-based vesting condition that generally requires continued service through February 9, 2025, or an earlier qualifying termination of service, and are subject to a restriction on the sale or transfer of shares until January 15, 2026 (which generally aligns with the vesting period for the corresponding canceled portion of the 2020 LTI awards).

(5)
The components of  “All Other Compensation” for 2023 are detailed in the “All Other Compensation” table.

(6)
Effective as of November 1, 2022, Mr. Jacobs, formerly chairman and CEO, assumed the role of executive chairman. Mr. Jacobs’ 2022 amounts reflect all of his compensation for the full fiscal year. Mr. Jacobs did not receive any additional compensation for his service as a director.

(7)
On November 1, 2022, in connection with the completion of the RXO spin-off, the outstanding PSUs granted in 2018 and 2019 to both Mr. Jacobs and Mr. Harik were modified by converting the 2018 PSU award and 2019 PSU awards held by each into time-based vesting RSU awards (“2022 Converted RSUs”). The 2022 Converted RSUs: (i) vest on December 31, 2024, generally subject to continued employment by the executive (or, in the case of Mr. Jacobs, willingness to serve on the company’s board of directors) through the vesting date; and (ii) the after-tax shares received upon the settlement of the 2022 Converted RSUs, subject to a lock-up that prohibits transfers of such shares through December 31, 2025. With respect to the previously awarded PSUs in 2018 and 2019 for Mr. Jacobs and Mr. Harik, the company reported the grant date values of those awards in the tables “Summary Compensation” and “Grants of Plan-Based Award” in the year of grant as if the performance conditions associated with those awards were probable. The performance conditions were not probable and the amounts that should have been reflected were $0. In 2022, these awards were modified and converted to time-based RSUs. The fair value of the awards immediately prior to the 2022 modification were zero, as the awards were not probable. The amount shown in this column represents the incremental fair value of the modified awards calculated in accordance with FASB ASC 718 at the 2022 modification date over the sum of the award amounts previously reported in our 2018 and 2019 proxy statements ($12,690,463 and $7,007,415 for Mr. Jacobs, and $1,230,004 and $1,648,799 for Mr. Harik for 2018 and 2019, respectively). The values shown in this column (when taken together with the previously reported values) are equal to the full amount of compensation expense to be taken for these awards under FASB ASC Topic 718. The financial statements properly reflect the accounting for these awards in accordance with FASB ASC 718 for all periods.

(8)
Effective as of November 1, 2022, Mr. Harik, formerly chief information officer, chief customer officer, and president, North American LTL, assumed the role of CEO and was appointed a director of the company. Mr. Harik’s 2022 amounts reflect all of his compensation for the full fiscal year. Mr. Harik did not receive any additional compensation for his service as a director.

(9)
Effective as of August 11, 2023, Mr. Wismans assumed the role of CFO. Mr. Wismans’ 2023 amounts reflect all of his compensation for the full fiscal year.

(10)
Effective as of April 21, 2023, Mr. Bates assumed the role of COO. Mr. Bates’ 2023 amounts reflect all of his compensation for the full fiscal year.

(11)
Effective as of March 13, 2023, Ms. Cassity assumed the role of CLO. Ms. Cassity’s 2023 amounts reflect all of her compensation for the full fiscal year.

(12)
Mr. Anderson assumed the role of CFO effective as of November 8, 2022; his employment with the company terminated on August 11, 2023. Upon the termination, he forfeited all outstanding stock awards. Mr. Anderson’s 2023 amounts reflect all of his compensation for the full fiscal year.

(13)
Mr. Anderson’s 2022 amounts reflect all of his compensation for the full fiscal year, including RSU and PSU awards granted upon his appointment as CFO on November 8, 2022. The Committee awarded Mr. Anderson PSUs subject to achievement based on XPO’s TSR over the performance period relative to the S&P Midcap 400 Index, with a multiplier based on the company’s TSR over the performance period compared to the aggregate weighted TSR of certain pre-selected transportation peers. The award was eligible to be earned in equity in one installment, which would have vested on November 8, 2026. The goals underlying these PSUs were subject to both performance-based and service-based conditions, with the award earned on a sliding scale, with a minimum payout of 0% and a maximum payout of 200%.

All Other Compensation Table
The following table sets forth the amounts included in the All Other Compensation column in the “Summary Compensation Table” for our NEOs in 2023.
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Name	Matching Contributions to 401(k) Plan(1) ($)	Company- Paid Life Insurance Premiums(2) ($)	Payout of Paid Time Off(3) ($)	Total ($)
Brad Jacobs	13,200	1,680	—	14,880
Mario Harik	13,200	1,263	—	14,463
Kyle Wismans	13,200	902	—	14,102
Dave Bates	—	1,120	—	1,120
Wendy Cassity	—	1,210	—	1,210
Carl Anderson	—	1,052	21,581	22,633

(1)
Amounts in this column represent matching contributions made by XPO to the company’s 401(k) plan. Only amounts contributed directly by our NEOs are eligible for matching contributions, and our NEOs are eligible for matching contributions on the same basis as all other eligible employees of our company.

(2)
Amounts in this column include company-paid premiums for basic life insurance.

(3)
Mr. Anderson’s employment with the company terminated on August 11, 2023. He received $21,581 for accrued paid time off.

Grants of Plan-Based Awards
The following table sets forth additional details regarding grants of equity plan-based awards for our NEOs in 2023.
			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)	Grant Date Fair Value of Stock Awards ($)(3)
Name	Grant Date	Grant Type	Threshold (#)(1)	Target (#)	Maximum (#)(2)
Brad Jacobs	2/9/2023	PSU	49,551	264,271	528,542	—	9,492,613
	3/6/2023	PSU	44,126	110,314	220,628	—	3,632,418
	3/6/2023	RSU	—	—	—	27,579	1,000,015
Mario Harik	2/9/2023	PSU	11,149	59,461	118,922	—	2,135,840
	3/6/2023	PSU	66,189	165,472	330,944	—	5,448,654
	3/6/2023	RSU	—	—	—	41,368	1,500,004
Kyle Wismans	2/15/2023	RSU	—	—	—	11,917	449,986
	3/6/2023	PSU	3,310	8,274	16,548	—	272,452
	3/6/2023	RSU	—	—	—	8,963	324,998
	8/15/2023	PSU	1,727	3,454	6,908	—	382,461
	8/15/2023	RSU	—	—	—	3,454	250,035
Dave Bates	4/21/2023	PSU	8,860	22,149	44,298	—	885,469
	4/21/2023	PSU	51,113	102,226	204,452	—	7,424,674
	4/21/2023	RSU	—	—	—	11,926	524,983
	4/21/2023	RSU	—	—	—	60,200	2,650,004
Wendy Cassity	3/15/2023	PSU	6,063	15,156	30,312	—	454,115
	3/15/2023	RSU	—	—	—	11,216	370,016
	3/15/2023	RSU	—	—	—	15,156	499,996
Carl Anderson(4)	3/6/2023	PSU	12,549	31,371	62,742	—	1,032,977
	3/6/2023	RSU	—	—	—	16,892	612,504

(1)
Amounts in this column reflect the number of potential shares earned for threshold performance for each performance metric of each award. Please note that some performance metrics do not provide a threshold opportunity. The payout opportunity for threshold performance can be 0, 25% or 50% depending upon the terms and conditions for each performance metric for each award.

(2)
The maximum level that may be paid is 200% of target.

(3)
Amounts in this column reflect the grant date fair value of awards calculated in accordance with FASB ASC Topic 718, using the valuation methodology set forth in Note 15, Stock-Based Compensation in our Consolidated Financial Statements of our 2023 Form 10-K.

(4)
Mr. Anderson’s employment with the company terminated on August 11, 2023 and all outstanding stock awards were forfeited.

Additional information relevant to the awards shown in the above table, including a discussion of the applicable performance criteria and the actual payouts under such awards, is included below under the heading Outstanding Equity Awards at Fiscal Year-End.
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Outstanding Equity Awards at Fiscal Year-End
The following table sets forth the outstanding equity awards held by our NEOs as of December 31, 2023.
Stock Awards
Name	Number of Shares or Units of Stock That Have Not Vested (#)(1)(2)	Market Value of Shares or Units of Stock That Have Not Vested ($)(3)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(1)(4)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(3)
Brad Jacobs	1,301,176(5)	113,790,006(5)	617,034(6)	54,046,008(6)
Mario Harik	313,620(7)	27,469,976(7)	765,878(8)	67,083,254(8)
Kyle Wismans	27,762(9)	2,431,674(9)	23,456(10)	2,054,511(10)
David Bates	72,126(11)	6,317,516(11)	248,750(12)	21,788,013(12)
Wendy Cassity	26,372(13)	2,309,923(13)	30,312(14)	2,655,028(14)
Carl Anderson	—(15)	—(15)	—(15)	—(15)
Note: Vesting of all outstanding equity awards is subject to continued employment by the NEO on the applicable vesting date, subject to certain exceptions in connection with a qualifying termination of employment. See the “Potential Payments Upon Termination or Change of Control” table below for more details.
(1)
In order to preserve the value of the awards held by employees continuing with XPO following each of the GXO and RXO spin-offs, as applicable, including our NEOs, the number of outstanding shares underlying outstanding awards were adjusted using the ratios and methodologies outlined in each employee matters agreement, as applicable. The GXO ratio was based on the closing price per share of XPO common stock on July 30, 2021, compared to the closing price per share of XPO common stock on August 2, 2021. The RXO ratio was based on either: (i) the closing price per share of XPO common stock on October 31, 2022, compared to the closing price per share of XPO common stock on November 1, 2022; or (ii) a distribution ratio of one share of RXO common stock for every share of XPO common stock. The modification of these awards in connection with either spin-off did not result in incremental compensation cost.

(2)
In accordance with the RXO spin-off distribution ratio, certain outstanding RSUs on November 1, 2022, received additional time-based RSUs covering shares of stock of RXO. The outstanding RXO RSUs are as follows: Mr. Jacobs received 1,174,495 RXO RSUs valued at $27,318,754; Mr. Harik received 221,923 RXO RSUs valued at $5,161,929 and 28,031 PSUs that have been certified at 52% and converted to time-based RSUs through the remainder of the vesting period valued at $652,001; and Mr. Wismans received 3,428 RXO RSUs valued at $79,735 calculated using $23.26, the closing price of RXO common stock on the NYSE on December 29, 2023, the last trading day of our fiscal year 2023. The value of these RXO RSUs is not reflected in the table above.

(3)
The values reflected in this column were calculated using $87.59, the closing price of a company share on the NYSE on December 29, 2023, the last trading day of our fiscal year 2023.

(4)
In accordance with the RXO spin-off distribution ratio, certain outstanding PSUs on November 1, 2022 received additional PSUs covering shares of stock of RXO. The outstanding RXO PSUs are as follows: Mr. Harik received 28,031 RXO PSUs valued at $652,001 using $23.26, the closing price of RXO common stock on the NYSE on December 29, 2023, the last trading day of our fiscal year 2023. These PSUs have been certified at 52% and have converted to time-based RSUs for the remainder of the vesting period. The value of these RXO RSUs is not reflected in the table above.

(5)
Consists of 1,174,495 RSUs that vest on December 31, 2024 and are restricted from sale until December 31, 2025, 99,102 PSUs which vest February 9, 2025 that resulted from the performance certification at 150% and will be counted as time-based RSUs through the remainder of the vesting period and 27,579 RSUs that vest in equal installments on March 15, 2024, March 15, 2025 and March 15, 2026.

(6)
Consists of 198,203 target PSUs that vest on February 9, 2025, and 110,314 target PSUs that vest on March 6, 2026, subject to achievement of the Performance Criteria defined below. PSUs are reflected at the maximum level. The 99,102 PSUs that resulted from the performance certification at 150% are converted to time-based RSUs through the remainder of the vesting period on February 9, 2025.

a.
PSUs noted as vesting on December 31, 2024, subject to achievement of threshold opportunity at 25% payout for the company’s Total Shareholder Return Percentile Position vs. Index Companies in the S&P Transportation Select Industry Index for performance at the 40th percentile performance, and the maximum level that may be paid is 200% of target. The target award can be earned based on attainment of the company’s Total Shareholder Return Percentile Position vs. Index Companies in the S&P Transportation Select Industry Index for performance at the 60th percentile performance for the period November 1, 2022 through December 31, 2024 (75% of award), or achievement against goals related to ESG as outlined in our comprehensive scorecard (25% of award). The threshold is the same as the target for the company’s ESG Metrics Scorecard Grade. The award is earned based on a sliding scale with a minimum payout of 0% and a maximum payout of 200%. For a description of the 2023 performance criteria and results, see Executive Compensation Outcomes for 2023 — Long-Term Incentive Awards — Summary of ESG Scorecard Deliverables and Achievement Certification.

b.
PSUs noted as vesting on March 6, 2026, subject to achievement of certain performance criteria. PSUs are shown at the maximum level, with achievement of target performance goals as follows: (i) LTL adjusted EBITDA growth of at least 8% (40% of award); (ii) LTL adjusted operating ratio Improvement of at least 300 basis points (20% of award); and (iii) our company’s TSR ranking at the completion of the Performance Period relative to each company in the S&P Transportation Select Industry Index TSR a (in the order of lowest to highest TSR) at a minimum of the 60th percentile (40% of award).

(7)
Consists of 28,031 PSUs that resulted from the performance certification at 52% and converted to time-based RSUs through the remainder of the vesting period, 22,298 PSUs vesting on February 9, 2025 that resulted from the performance certification at 150% and counted as time-based RSUs through the remainder of the vesting period, 221,923 RSUs that vest on December 31, 2024 and are restricted from sale until December 31, 2025, and 41,368 RSUs that vest in equal installments on March 15, 2024, March 15, 2025 and March 15, 2026.

52	© 2024 XPO, Inc.

(8)
Consists of 44,596 target PSUs that vest on February 9, 2025, 165,472 target PSUs that are eligible to vest on March 6, 2026, and 172,871 target PSUs that are eligible to vest on August 5, 2026, subject to the TSR Performance Goal with a relative TSR Multiplier, both as defined below. 28,031 PSUs resulted from the performance certification at 52% and converted to time-based RSUs through the remainder of the vesting period and the 14,865 PSUs that resulted from the performance certification at 150% are converted to time-based RSUs through the remainder of the vesting period. The PSUs that vest on August 5, 2026 are restricted from sale until one year after the settlement date, except in death or change of control termination. The PSUs are reflected at the maximum level. There is no threshold level of payment for below target performance, and the maximum level that may be paid is 200%. The target award can be earned based on individual or aggregate attainment of the performance goals as further detailed below. The award is earned based on a sliding scale with a minimum payout of 0% and a maximum payout of 200% of target.

a.
PSUs noted as vesting on December 31, 2024, subject to achievement of certain performance goals. See footnote 6a. above for additional terms of these PSUs.

b.
PSUs noted as vesting on March 6, 2026, subject to achievement of certain performance goals. See footnote 6b. above for additional terms of these PSUs.

c.
PSUs noted as vesting on August 5, 2026, subject to achievement of a relative TSR goal with a relative TSR multiplier; cannot be earned until after the four-year performance period ending August 5, 2026. The goals underlying these PSUs are: (i) company TSR ranking at the completion of the Performance Period relative to each company in the S&P Midcap 400 Index TSR (in the order of lowest to highest TSR) at a minimum of the 67th percentile (the “TSR Performance Goal”); and (ii) a multiplier of company TSR over the Performance Period that exceeds the aggregate weighted TSR of certain pre-selected transportation peers over the Performance Period by a minimum of 200 basis points (the “TSR Multiplier”).

(9)
Consists of 2,176 RSUs that vest in substantially equal installments on March 10, 2024 and March 10, 2025; 1,252 RSUs that vest in equal installments on November 14, 2024 and November 14, 2025; 11,917 RSUs that vest in substantially equal installments on February 15, 2024, February 15, 2025 and February 15, 2026; 8,963 RSUs that vest in substantially equal installments on March 15, 2024, March 15, 2025 and March 15, 2026; and 3,454 RSUs that vest on August 15, 2027.

(10)
Consists of 8,274 target PSUs that vest on March 6, 2026, and 3,454 target PSUs that vest on August 15, 2027, subject to achievement of certain performance goals. PSUs are reflected at the maximum level.

a.
PSUs noted as vesting on March 6, 2026, subject to achievement of certain performance goals. See footnote 6b. above for additional terms of these PSUs.

b.
PSUs noted as vesting on August 15, 2027, subject to achievement of the TSR performance goals as follows: achievement of threshold opportunity at 50% payout for the company’s Total Shareholder Return Percentile Position vs. Index Companies in the S&P Transportation Select Industry Index for performance at the 40th percentile performance; the maximum level that may be paid is 200% of target for performance at the 75th percentile or greater. The target award can be earned based on attainment of the company’s Total Shareholder Return Percentile Position vs. Index Companies in the S&P Transportation Select Industry Index for performance at the 55th percentile performance for the period August 15, 2023 through August 15, 2027 (100% of award). PSUs are reflected at the maximum level that may be paid, which is 200% of target. The award is earned based on a sliding scale with a minimum payout of 0% and a maximum payout of 200%.

(11)
Consists of 11,926 RSUs that vest in equal installments on March 15, 2024, March 15, 2025 and March 15, 2026, and 60,200 RSUs that vest in equal installments on April 21, 2024 and April 21, 2025.

(12)
Consists of 22,149 target PSUs that vest on March 6, 2026 and 102,226 target PSUs which vest on April 21, 2028, subject to achievement of certain performance goals. PSUs are reflected at the maximum level.

a.
PSUs noted as vesting on March 6, 2026, subject to achievement of certain performance goals. See footnote 6b. above for additional terms of these PSUs.

b.
PSUs noted as vesting on April 21, 2028, subject to achievement of the TSR performance goals as follows: achievement of threshold opportunity at 50% payout for the company’s Total Shareholder Return Percentile Position vs. Index Companies in the S&P Transportation Select Industry Index for performance at the 40th percentile performance; the maximum level that may be paid is 200% of target for performance at the 75th percentile or greater. The target award can be earned based on attainment of the company’s Total Shareholder Return Percentile Position vs. Index Companies in the S&P Transportation Select Industry Index for performance at the 55th percentile performance for the period April 21, 2023, through April 21, 2028 (100% of award). PSUs are reflected at the maximum level that they may be paid.

(13)
Consists of 26,372 RSUs that vest in equal installments on March 15, 2024, March 15, 2025 and March 15, 2026.

(14)
Consists of 15,156 target PSUs that vest on March 6, 2026, subject to achievement of certain performance goals. PSUs are reflected at the maximum level. See footnote 6b. above for additional terms of these PSUs.

(15)
Mr. Anderson’s employment with the company terminated on August 11, 2023, and all outstanding stock awards were forfeited.

Option Exercises and Stock Vested
The following table sets forth the options exercised and stock vested for our NEOs during 2023.
	Stock Awards(1)
Name	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(2)
Brad Jacobs	43,125	3,777,319
Mario Harik	19,406	1,699,772
Kyle Wismans	21,729	1,329,961
Dave Bates	—	—
Wendy Cassity	—	—
Carl Anderson	—	—

(1)
In accordance with the RXO spin-off distribution ratio, certain outstanding LTI awards on November 1, 2022, received corresponding LTI awards covering shares of stock of RXO, Inc. These RXO LTI awards vested as follows: Mr. Jacobs vested in 43,125 RXO PSUs valued at $1,003,088; Mr. Harik vested in 19,406 RXO PSUs valued at $451,384; and Mr. Wismans vested in 7,600 RXO RSUs valued at $149,546 and 14,129 RXO PSUs valued at $320,304. The values reflected were calculated by multiplying the number of RXO shares that vested in 2023 by the closing price of one share of RXO common stock on the NYSE on each applicable vesting date. The values of these RXO awards are not reflected in the table above.

(2)
The values reflected in this column were calculated by multiplying the number of shares that vested in 2023 by the closing price of one share of XPO common stock on the NYSE on each applicable vesting date.

53	© 2024 XPO, Inc.

Potential Payments Upon Termination or Change of Control
The following table sets forth the amounts of compensation that would be due to Messrs. Jacob and Harik pursuant to their respective employment agreements and equity award agreements (or in the cases of Messrs. Wismans, Bates and Anderson and Ms. Cassity, pursuant to their Change of Control and Severance Agreement and equity award agreements), as applicable, upon the termination events as summarized below, as if each such event had occurred on December 31, 2023. The amounts shown below are estimates of the payments that each NEO would receive in certain instances. The actual amounts payable will only be determined upon the actual occurrence of any such event. For Mr. Anderson, the following table sets forth the amount of compensation that was due in connection with his actual separation of employment.
	Brad Jacobs ($)	Mario Harik ($)	Kyle Wismans ($)	Dave Bates ($)	Wendy Cassity ($)	Carl Anderson(1) ($)
Termination without Cause:
Continuation of cash compensation(2)(3)(4)(5)	4,500,000	3,400,000	1,650,000	5,775,000	1,725,000	—
Acceleration of equity-based awards(6)(7)	140,993,010(9)	27,716,279	881,944	4,641,219	968,045	—
Continuation of medical / dental benefits(8)	19,788	27,573	10,942	12,186	11,759	—
Total	145,512,798	31,143,852	2,542,886	10,428,405	2,704,804
Voluntary Termination with Good Reason:
Continuation of cash compensation(2)(5)	4,500,000	—	—	—	—	—
Acceleration of equity-based awards(6)(7)	140,993,010	—	—	—	—	—
Continuation of medical / dental benefits(8)	19,788	—	—	—	—	—
Total	145,512,798	—	—	—	—	—
Termination for Cause or Voluntary Termination without Good Reason:
Continuation of cash compensation	—	—	—	—	—	—
Acceleration of equity-based awards	—	—	—	—	—	—
Continuation of medical/dental benefits	—	—	—	—	—	—
Accrued Paid Time Off (PTO) Payment	—	—	—	—	—	21,581
Total	—	—	—	—	—	21,581
Disability:
Continuation of cash compensation	—	—	—	—	—	—
Acceleration of equity-based awards(7)	117,787,353	21,391,317	520,985	2,106,715	614,356	—
Continuation of medical / dental benefits	—	—	—	—	—	—
Total	117,787,353	21,391,317	520,985	2,106,715	614,356	—
Death:
Continuation of cash compensation	—	—	—	—	—	—
Acceleration of equity-based awards(6)(7)(8)	140,993,010	61,011,603	3,458,929	17,211,523	3,637,438	—
Continuation of medical / dental benefits	—	—	—	—	—	—
Total	140,993,010	61,011,603	3,458,929	17,211,523	3,637,438	—
Change of Control and No Termination:
Continuation of cash compensation	—	—	—	—	—	—
Acceleration of equity-based awards	—	—	—	—	—	—
Continuation of medical / dental benefits	—	—	—	—	—	—
Total	—	—	—	—	—	—
Change of Control and Termination without Cause or for Good Reason:
Continuation of cash compensation(2)(3)(4)(5)	5,400,000	9,324,500	2,750,000	11,760,000	2,875,000	—
Acceleration of equity-based awards(6)(7)	140,993,010	61,011,603	3,458,929	17,211,523	3,637,438	—
Continuation of medical / dental benefits(8)	39,576	55,146	43,769	48,743	47,038	—
Total	146,432,586	70,391,249	6,252,698	29,020,266	6,559,476	—

(1)
Mr. Anderson’s employment with the company terminated on August 11, 2023 as a result of his voluntary resignation, and all outstanding stock awards were forfeited. Amount shown includes payment for accrued paid time off.

(2)
Amounts shown do not include any payments for accrued and unpaid salary, bonuses or paid time off. In the event of a termination by the company without cause, continuation of cash compensation payable to each of Messrs. Harik, Wismans and Bates and Ms. Cassity will be reduced, dollar for dollar, by other income earned by such NEO in accordance with the terms of their employment agreement. The calculations of continuation of cash compensation pay for each use the applicable NEO’s base salary and target bonus amounts effective as of December 31, 2023.

(3)
In the event of a termination for any reason, the company has the right to extend the period during which each of Messrs. Harik, Wismans and Bates and Ms. Cassity is bound by the non-competition covenant in their employment agreement for up to 12 additional months for Mr. Harik and Ms. Cassity, and up to 18 additional months for Messrs. Wismans and Bates. This would extend the non-compete period from three years to four years following termination for Mr. Harik, from 18 months to three years following termination for Messrs. Wismans and Bates, and from 12 month to 24 months for Ms. Cassity. During the period the non-compete is extended, the applicable NEO would be entitled to receive cash compensation consisting of a portion of his or her monthly base salary as in effect on the date employment is terminated, reduced dollar for dollar by any other income earned at the time by the NEO. Fully extending the non-compete period would increase the amounts shown as continuation of cash compensation by up to $850,000 for Mr. Harik, $825,000 for Mr. Wismans, $1,125,000 for Mr. Bates and $575,000 for Ms. Cassity.

(4)
The values reflected in this row for Mr. Jacobs consist of non-compete payments in accordance with the terms of his employment agreement, including upon termination due to mutual agreement by our company and Mr. Jacobs. In the event of a termination for any reason, our company has the right to extend the period during which Mr. Jacobs is bound by the non-competition covenant in his employment agreement for up to 12 additional months. This would extend the non-compete period from three years to four years following termination. During the period the non-compete is extended, Mr. Jacobs would be entitled to receive cash compensation consisting of a portion of his monthly base salary and 1/12th of his target bonus as in effect on the date employment is terminated, reduced dollar for dollar by any other income earned at the time by Mr. Jacobs. Fully extending the non-compete period would increase the amount shown as continuation of cash compensation by up to $1,500,000 for Mr. Jacobs.

(5)
In order to preserve the value of the awards held by employees continuing with XPO following each of the GXO and RXO spin-offs, as applicable, including our NEOs, the number

54	© 2024 XPO, Inc.

of outstanding shares underlying outstanding awards were adjusted using the ratios and methodologies outlined in each Employee Matters Agreement, as applicable. The GXO ratio was based on the closing price per share of XPO common stock on July 30, 2021 compared to the closing price per share of XPO common stock on August 2, 2021. The RXO ratio was based on either: (i) the closing price per share of XPO common stock on October 31, 2022 compared to the closing price per share of XPO common stock on November 1, 2022; or (ii) a distribution ratio of one share of RXO common stock for every share of XPO common stock. The modification of these awards in connection with either spin-off did not result in incremental compensation cost.
(6)
The values reflected in this row for Messrs. Jacobs, Harik, Wismans and Bates and Ms. Cassity, as applicable, were calculated using $87.59, the closing price of a company share on the NYSE on December 29, 2023, the last trading day of our fiscal year 2023. The amounts shown for PSUs have been estimated assuming that the applicable performance goals are met at target levels; provided, that, the February 9, 2023 PSUs granted to Messrs. Jacobs and Harik, the amounts shown include the vested portion at the certified amount of 150% of the 2023 ESG performance target goal that would be payable on certain termination events. As of December 31, 2023, none of the NEOs had any unvested stock options. Values applicable to all NEOs include standard pro-rata vesting upon certain terminations pursuant to the applicable award agreement.

(7)
In accordance with the RXO spin-off distribution ratio, certain outstanding RSU and PSU award counts increased on November 1, 2022, the spin-off date, to cover shares of stock of RXO, Inc. These time-based RXO RSUs and PSUs would accelerate upon termination as follows: for Mr. Jacobs, 1,174,495 RXO RSUs valued at $27,318,754; for Mr. Harik (except in the case of a termination without cause or a voluntary termination for good reason not in connection with a Change of Control) 221,923 RXO RSUs valued at $5,161,929 and 28,031 RXO PSUs valued at $652,001; for Mr. Wismans 2,176 RXO RSUs valued at $50,614 and 1,252 RXO RSUs valued at $29,125, calculated using $23.26, the closing price of RXO common stock on the NYSE on December 29, 2023 the last trading day of our fiscal year 2023. In the event of a termination without cause for Mr. Harik, these outstanding RXO RSUs and PSUs would accelerate as follows: 119,519 RXO RSUs valued at $2,780,012 and 28,031 RXO PSUs valued at $652,001 calculated using $23.26, the closing price of RXO common stock on the NYSE on December 29, 2023, the last trading day of our fiscal year 2023. The value of these RXO RSUs and PSUs are not reflected in the table above. The amounts shown for Mr. Jacobs’ and Mr. Harik’s PSUs have been estimated assuming that the applicable performance goals are met at target levels.

(8)
The amounts of continued medical and dental benefits shown in the table (i) have been calculated based upon our current actual costs of providing the benefits through COBRA and (ii) have not been discounted for the time value of money. In the event of a termination without cause, continued medical and dental benefits would cease for Mr. Jacobs when he receives medical or dental coverage, as applicable, in connection with other employment, for Mr. Harik when he commences employment with a new employer, for Messrs. Wismans and Bates and Ms. Cassity when they become eligible for any medical and dental benefits through a new employer.

(9)
The values reflected in this column for Mr. Jacobs include acceleration of equity-based awards upon termination without cause and termination due to mutual agreement between the company and Mr. Jacobs.

For more information regarding the payments and benefits to which our NEOs are entitled upon certain termination events or upon a Change of Control, see the discussion in this Proxy Statement under the heading Employment Agreements with NEOs.
CEO PAY RATIO DISCLOSURE
As required by Item 402(u) of the SEC’s Regulation S-K, we are providing the following information about the relationship of the annual total compensation of our CEO to that of our median employee. The pay ratio and annual total compensation amount disclosed in this section are reasonable estimates that have been calculated using methodologies and assumptions permitted by SEC rules.
Identifying the Median Employee
In accordance with the SEC executive compensation disclosure rules, we elected to run a full analysis to identify a new median employee and selected December 31, 2023 as the measurement date. The 2023 median employee was identified based on the same compensation parameters used to select the 2022 median employee, as follows:
■
As of December 31, 2023, we had 38,041 employees globally, including 22,987 U.S. employees and 15,054 non-U.S. employees. We determined the identity of our median employee using this employee group, including full-time, part-time and seasonal employees.

■
The median employee was identified by calculating the 2023 cash compensation for the population of 38,041 employees, excluding the CEO. For this purpose, cash compensation included all earnings paid to each employee during the calendar year, including base salary and wages, bonuses, commissions, overtime and holiday or PTO pay. Compensation was converted into U.S. dollars using currency conversion rates as of December 31, 2023.

Annual Compensation of Median Employee using Summary Compensation Table Methodology
After identifying the median employee as described above, we calculated annual total compensation for this employee using the same methodology we use for our CEO in the 2023 Summary Compensation Table. This compensation calculation includes, where applicable, base salary and wages, bonuses, commissions, overtime, holiday or PTO pay, equity awards, 401(k) company match and company-paid life insurance premiums, as applicable. The compensation for our median employee was $52,933 and the compensation for our company’s CEO was $12,387,611. We note for informational purposes that the compensation for our estimated median employee in North American LTL was approximately $75,000.
Based on the above information, the ratio of the annual total compensation of our CEO to the median employee is 234:1. The pay ratio reported by other companies may not be comparable to the pay ratio reported above, due to variances in business mix, proportion of seasonal and part-time employees and distribution of employees across geographies. XPO operates globally with approximately 40% of our population located outside of the United States. We seek to attract, incentivize and retain our employees through a combination of competitive base pay, bonus opportunities, 401(k) matching employer contributions and other benefits.
PAY VERSUS PERFORMANCE
As required by Section 953(a) of the Dodd-Frank Wall Street Reform and Consumer Protection Act and Item 402(v) of Regulation S-K, we are providing the following information about the relationship between executive compensation actually paid and the company’s financial performance. For further information on the company’s executive compensation, see the CD&A beginning on page 30.
55	© 2024 XPO, Inc.

Required Tabular Disclosure of Compensation Actually Paid Versus Performance
The following table discloses information on compensation actually paid (“CAP”) to our principal executive officers (“PEOs”) and (on average) to our other NEOs (“non-PEO NEOs”) during the specified years alongside the company’s TSR and net income metrics, as well as a company-selected measure of adjusted earnings before interest, taxes, depreciation and amortization (“adjusted EBITDA”). The company selected adjusted EBITDA as the most important measure to use in linking PEO and NEO compensation actually paid to company performance for 2023, as adjusted EBITDA represents a 40% weighting in the March 6, 2023 PSU awards, as well as a 100% weighting in the 2023 annual incentive plan for our Executive Chairman, CEO, CFO and CLO.
Fiscal Year(1)	Summary Compensation Table Total for PEO 1(2) ($)	Compensation Actually Paid to PEO 1(3) ($)	Summary Compensation Table Total for PEO 2(2) ($)	Compensation Actually Paid to PEO 2(3) ($)	Average Summary Compensation Table Total for non-PEO NEOs ($)	Average Compensation Actually Paid to non-PEO NEOs ($)	Value of Initial Fixed $100 Investment Based On:		Net Income ($ in millions)	Company- Selected Measure: Adjusted EBITDA ($ in millions)(5)
							Total Shareholder Return ($)	Peer Group(4) Total Shareholder Return ($)
(a)	(b)	(c)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)
2023	—	—	12,387,611	75,024,676	8,237,805	34,380,024	305.90	136.32	189	996
2022	46,990,957	66,874,224	9,027,723	19,687,049	1,310,474	3,184,179	116.26	108.44	666	997
2021	22,043,280	22,043,280	—	—	3,990,800	3,600,679	164.27	150.64	341	812
2020	21,812,660	25,043,462	—	—	4,638,287	4,255,500	149.56	112.07	117	609
(1)
Brad Jacobs is PEO 1 for fiscal years 2022, 2021, and 2020. Mario Harik is PEO 2 for fiscal years 2023 and 2022.The non-PEO NEOs reflect the following individuals in each year:

2023: Brad Jacobs, Kyle Wismans, Dave Bates and Wendy Cassity;
2022: Ravi Tulsyan and Carl Anderson;
2021: Mario Harik, Ravi Tulsyan, Troy Cooper, and David Wyshner;
2020: Mario Harik, Troy Cooper, David Wyshner, Kurt Rogers, and Sarah Glickman.
(2)
2022 data reflects the total compensation of our executive chairman and former CEO, Mr. Jacobs, who served as our PEO (“PEO 1”) from January 1, 2022 until November 1, 2022, and the total compensation of our CEO and former president, North American LTL and CIO, Mr. Harik, who is serving as our PEO (“PEO 2”), effective November 1, 2022, and is therefore included in this table as an additional PEO in accordance with SEC rules. Amounts shown are as calculated in the Summary Compensation Table for each of the years shown (and for Mr. Harik, solely reflect compensation for the years of his service as our CEO).

(3)
The dollar amounts shown in these columns reflect compensation actually paid (“CAP”) to Mr. Jacobs and Mr. Harik, calculated in accordance with SEC rules. As required, the dollar amounts include (among other items) unpaid amounts of equity compensation that may be realizable in future periods, and as such, the dollar amounts shown do not fully represent the actual final amount of compensation earned or actually paid to either individual during the applicable years. The adjustments made to each officer’s total compensation for each year to determine CAP are shown in the tables below. For Mr. Jacobs, information is only included with respect to 2020, 2021 and 2022. For Mr. Harik, information is only included with respect to 2022 and 2023.

(4)
Our peer group is represented by the S&P Transportation Select Industry Index, which replaced the Dow Jones Transportation Average Index. Going forward, our performance comparison will use the S&P Transportation Select Industry Index. We believe that the S&P Transportation Select Industry Index is a more appropriate index, as our outstanding performance-based restricted stock units (“PSUs”) generally measure our performance compared to this index, of which we are a component. The peer group Total Shareholder Return shown in the table above reflects data for the S&P Transportation Select Industry Index for 2023, 2022, 2021 and 2020. The peer group Total Shareholder return for the Dow Jones Transportation Average Index for 2023, 2022, 2021 and 2020 was $154.31, $127.96, $155.22 and $116.52, respectively.

(5)
Our company-selected measure is adjusted EBITDA, which we define as income from continuing operations before debt extinguishment loss, interest expense, income tax, depreciation and amortization expense, goodwill impairment charges, litigation matters, transaction and integration costs, restructuring costs and other adjustments. Adjusted EBITDA is a non-GAAP financial measure. See Annex A for reconciliations of non-GAAP measures.

	PEO 1
Prior FYE Current FYE Fiscal Year	12/31/2019 12/31/2020 2020 ($)	12/31/2020 12/31/2021 2021 ($)	12/31/2021 12/31/2022 2022(a) ($)	12/31/2022 12/31/2023 2023 ($)
Summary Compensation Table Total	21,812,660	22,043,280	46,990,957	—
- Grant Date Fair Value of Modified Awards Disclosed in Fiscal Year (FASB ASC 718)	—	—	(54,298,870)	—
+ Previously Reported Grant Date Fair Value of Modified Awards	—	—	19,697,878	—
- Grant Date Fair Value of Modified Awards over Previously Reported Grant Date Fair Value of Modified Awards	—	—	(34,600,992)	—
+ Fair Value at Fiscal Year-End of Outstanding and Unvested Option Awards and Stock Awards Granted in Fiscal Year	—	—	54,484,259	—
+ Change in Fair Value of Outstanding and Unvested Option Awards and Stock Awards Granted in Prior Fiscal Years	—	—	—	—
+ Fair Value at Vesting of Option Awards and Stock Awards Granted in Fiscal Year That Vested During Fiscal Year	—	—	—	—
56	© 2024 XPO, Inc.

	PEO 1
Prior FYE Current FYE Fiscal Year	12/31/2019 12/31/2020 2020 ($)	12/31/2020 12/31/2021 2021 ($)	12/31/2021 12/31/2022 2022(a) ($)	12/31/2022 12/31/2023 2023 ($)
+ Change in Fair Value as of Vesting Date of Option Awards and Stock Awards Granted in Prior Fiscal Years for Which Applicable Vesting Conditions Were Satisfied During Fiscal Year	3,230,802	—	—	—
- Fair Value as of Prior Fiscal Year-End of Option Awards and Stock Awards Granted in Prior Fiscal Years That Failed to Meet Applicable Vesting Conditions During Fiscal Year	—	—	—	—
Compensation Actually Paid	25,043,462	22,043,280	66,874,224	—
(a)
For a description of the modifications and valuations of awards held by PEO 1, see footnote 7 of the Summary Compensation Table above.

	PEO 2
Prior FYE Current FYE Fiscal Year	12/31/2019 12/31/2020 2020 ($)	12/31/2020 12/31/2021 2021 ($)	12/31/2021 12/31/2022 2022(a) ($)	12/31/2022 12/31/2023 2023 ($)
Summary Compensation Table Total	—	—	9,027,723	12,387,611
- Grant Date Fair Value of Modified Awards Disclosed in Fiscal Year (FASB ASC 718)	—	—	(10,259,872)	—
+ Previously Reported Grant Date Fair Value of Modified Awards	—	—	2,878,803	—
- Grant Date Fair Value of Modified Awards over Previously Reported Grant Date Fair Value of Modified Awards	—	—	(7,381,069)	—
- Grant Date Fair Value of Option Awards and Stock Awards Granted in Fiscal Year	—	—		(9,084,498)
+ Fair Value at Fiscal Year-End of Outstanding and Unvested Option Awards and Stock Awards Granted in Fiscal Year	—	—	18,040,395	38,029,239
+ Change in Fair Value of Outstanding and Unvested Option Awards and Stock Awards Granted in Prior Fiscal Years	—	—	—	32,520,954
+ Fair Value at Vesting of Option Awards and Stock Awards Granted in Fiscal Year That Vested During Fiscal Year	—	—	—	—
+ Change in Fair Value as of Vesting Date of Option Awards and Stock Awards Granted in Prior Fiscal Years for which Applicable Vesting Conditions Were Satisfied During Fiscal Year	—	—	—	1,171,370
- Fair Value as of Prior Fiscal Year-End of Option Awards and Stock Awards Granted in Prior Fiscal Years That Failed to Meet Applicable Vesting Conditions During Fiscal Year	—	—	—	—
Compensation Actually Paid	—	—	19,687,049	75,024,676
(a)
For a description of the modifications and valuations of awards held by PEO 2, see footnote 7 of the Summary Compensation Table above.

	Non-PEO NEOs
Prior FYE Current FYE Fiscal Year	12/31/2019 12/31/2020 2020 ($)	12/31/2020 12/31/2021 2021 ($)	12/31/2021 12/31/2022 2022 ($)	12/31/2022 12/31/2023 2023 ($)
Summary Compensation Table Total	4,638,287	3,990,800	1,310,474	8,237,805
- Grant Date Fair Value of Option Awards and Stock Awards Granted in Fiscal Year	(1,317,067)	(521,238)	(545,923)	(6,051,943)
+ Fair Value at Fiscal Year-End of Outstanding and Unvested Option Awards and Stock Awards Granted in Fiscal Year	627,445	1,199,280	4,175,040	18,841,448
+ Change in Fair Value of Outstanding and Unvested Option Awards and Stock Awards Granted in Prior Fiscal Years	124,838	—	—	12,883,805
+ Fair Value at Vesting of Option Awards and Stock Awards Granted in Fiscal Year That Vested During Fiscal Year	61,561	—	184,257	—
+ Change in Fair Value as of Vesting Date of Option Awards and Stock Awards Granted in Prior Fiscal Years for which Applicable Vesting Conditions Were Satisfied During Fiscal Year	180,900	9,732	(86,372)	661,143
- Fair Value as of Prior Fiscal Year-End of Option Awards and Stock Awards Granted in Prior Fiscal Years That Failed to Meet Applicable Vesting Conditions During Fiscal Year	(60,464)	(1,077,895)	(1,853,297)	(192,234)
Compensation Actually Paid	4,255,500	3,600,679	3,184,179	34,380,024
57	© 2024 XPO, Inc.

Required Tabular Disclosure of Most Important Measures Linking Compensation Actually Paid During 2023 to Company Performance
As required, the disclosure below specifies the most important measures used by the company to link compensation actually paid to our PEO and NEOs for 2023 to company performance. For further information regarding these performance metrics and their function in our executive compensation program, see the CD&A beginning on page 30.
2023 Most Important Measures (Unranked)
■ Adjusted EBITDA	■ Relative TSR
■ Adjusted Operating Ratio LTL	■ ESG Scorecard
■ Adjusted Cash Flow Per Share	■ Relative Adjusted Cash Flow Per Share
Required Disclosure of the Relationship Between Compensation Actually Paid and Financial Performance Measures
The following graphs further illustrate the relationship between the pay and performance figures that are included in the pay versus performance tabular disclosure above. In addition, the first graph below further illustrates the relationship between company TSR and that of the S&P Transportation Select Index and the Dow Jones Transportation Average Index. As noted above, “compensation actually paid” for purposes of the tabular disclosure and the following graphs were calculated in accordance with SEC rules and do not fully represent the actual final amount of compensation earned by or actually paid to our PEOs and other NEOs during the applicable years.

XPO & Peer TSR vs. Compensation Actually Paid
Compensation Actually Paid ($M)
Value of $100 Investment from 12/31/2019)
$80
$70
$60
$50
$40
$30
$20
$10
$0
$330
$300
$270
$240
$210
$180
$150
$120
$90
$60
$30
$0
$25.04
$4.26
$149.56
$22.04
$3.60
$164.27
$66.87
$3.18
$19.69
$116.26
$34.38
$75.02
$305.90
FY 2020
FY 2021
FY 2022
FY 2023
PEO CAP ($M)
Average Non-PEO NEO CAP ($M)
PEO 2 CAP ($M)
XPO TSR
Dow Jones Transportation Average TSR
S&P Transportation Select Index

58	© 2024 XPO, Inc.

(1)
Adjusted EBITDA is a non-GAAP financial measure. See Annex A for reconciliations of non-GAAP measures.

EMPLOYMENT AGREEMENTS WITH NEOs
We have entered into multi-year employment agreements and change of control and severance agreements with certain of our NEOs to promote long-term retention, while allowing the Compensation and Human Capital Committee to exercise discretion in designing incentive compensation programs. The material compensation-related terms of these agreements are described under the heading Employment Agreements with NEOs and the tables that follow the CD&A.
Messrs. Jacobs and Harik each entered into separate employment agreements in August and September 2022, respectively, in connection with their transition to their new roles; these agreements became effective upon the RXO spin-off on November 1, 2022. Mr. Wismans entered into an offer letter agreement, a Confidential Information Protection Agreement, and a Change of Control and Severance Agreement in connection with his promotion to CFO, effective August 11, 2023. Mr. Bates entered into an offer letter agreement, a Confidential Information Protection Agreement, and a Change of Control and Severance Agreement in connection with his hiring as COO, effective April 21, 2023. Ms. Cassity entered into an offer letter agreement, a Confidential Information Protection Agreement, and a Change of Control and Severance Agreement in connection with her hiring as CLO, effective March 13, 2023. Mr. Anderson entered into an offer letter agreement, a Confidential Information Protection Agreement, and a Change of Control and Severance Agreement in connection with his hiring as CFO, effective November 8, 2022. The above mentioned agreements for our NEOs (collectively, the “NEO Agreements”) outline the terms and conditions of employment with XPO, including all restrictive
59	© 2024 XPO, Inc.

covenants that benefit the company, with provisions such as non-competition and non-solicitation of customers and employees, as well as the target compensation opportunity designated by the Committee for base salary, annual STIs, annual LTIs, and other separation benefits that the executives would qualify for under specified circumstances. The material terms of these agreements are described in this section. There are no multi-year compensation guarantees established in the NEO Agreements. The Committee may adjust compensation levels from year to year based on its annual assessments of performance and market benchmarks. For 2023, the Committee determined that no changes to base salary or target variable compensation levels were warranted, given the recent assessments of competitive pay levels conducted in late 2022, as well as updated assessments conducted again in early 2023.
Term
The NEO Agreements with Messrs. Jacobs and Harik have five-year and four-year terms, respectively, commencing on November 1, 2022. The NEO Agreements with Messrs. Wismans and Bates and Ms. Cassity provide no term, as they are employed on an at-will basis.
Severance Payments and Benefits
The severance payments pursuant to the NEO Agreements are generally subject to and conditioned upon the applicable NEO signing and not revoking a waiver and general release agreement (which, for Mr. Jacobs, such agreement shall exclude certain claims from Mr. Jacobs’ general release and include a general release by the company with certain exclusions), and also complying with the restrictive covenants contained in the applicable NEO Agreement. The material terms of the severance payments and benefits under the NEO Agreements are described below.
In the event that any amounts payable to the applicable NEO in connection with a Change of Control constitute “parachute payments” within the meaning of Section 280G of the Code, then any such amounts will be reduced to avoid triggering the excise tax imposed by Section 4999 of the Code, if such reduction would be more favorable to the NEO on a net after-tax basis. No NEO is entitled to a gross-up payment for excise taxes imposed by Section 4999 of the Code on “excess parachute payments,” as defined in Section 280G of the Code.
Mr. Jacobs’ NEO Agreement
Non-Change of Control. In the event: (i)  termination of Mr. Jacobs’ employment by reason of his death; (ii) the company terminates Mr. Jacobs’ employment without cause (as defined in Mr. Jacobs’ NEO Agreement) either prior to a Change of Control of the company (as defined in the company’s 2016 Omnibus Incentive Compensation Plan) or more than two years after a Change of Control of the company occurs; or (iii) Mr. Jacobs resigns due to certain events of good reason (as defined in Mr. Jacobs’ NEO Agreement), Mr. Jacobs will be entitled to the following severance payments and benefits (subject to any delay required by Section 409A of the Code):
■
Any annual bonus that the company has notified Mr. Jacobs in writing that he earned prior to the date of termination but is unpaid as of the date of termination;

■
Except in the event of termination by reason of Mr. Jacobs’ death, medical and dental coverage for a period of up to 12 months from the date of termination, or, if earlier, until Mr. Jacobs begins to receive medical or dental coverage, as applicable, in connection with other employment; and

■
Accelerated vesting of all equity-based or other LTI compensation awards then outstanding.

Change of Control. In the event that upon or within the two-year period following a Change of Control of the company, Mr. Jacobs’ employment is terminated by the company without cause or he resigns due to good reason, Mr. Jacobs will be entitled to the following severance payments and benefits (subject to any delay required by Section 409A of the Code):
■
A cash payment equal to the pro rata target bonus for the year of termination;

■
A cash payment equal to any annual bonus that the company has notified Mr. Jacobs in writing that he earned prior to the date of termination but is unpaid as of the date of termination;

■
Medical and dental coverage for a period of 24 months from the date of termination; and

■
Accelerated vesting of all equity-based or other LTI compensation awards then outstanding.

Disability. In the event that Mr. Jacobs’ employment is terminated due to disability (as defined in Mr. Jacobs’ NEO Agreement), except as otherwise provided in the applicable equity award agreement, Mr. Jacobs shall become vested in a pro-rata portion of all outstanding equity-based or other LTI compensation awards granted to him on or after the effective date of the NEO Agreement, subject to Mr. Jacobs’ continued compliance with the terms and conditions of the NEO Agreement.
Mutual Agreement. In the event that Mr. Jacobs’ employment is terminated by mutual agreement between the company and Mr. Jacobs, Mr. Jacobs shall become fully vested in all of his outstanding equity-based or other LTI compensation awards, subject to Mr. Jacobs’ continued compliance with the terms and conditions of his NEO Agreement.
60	© 2024 XPO, Inc.

Mr. Harik’s NEO Agreement
Non-Change of Control. If we terminate Mr. Harik’s employment without cause (as defined in Mr. Harik’s NEO Agreement) or Mr. Harik’s employment is terminated by reason of his death, in either event either prior to a change of control of the company or more than two years after a Change of Control of the company, Mr. Harik will be entitled to the following severance payments and benefits (subject to any delay required by Section 409A of the Code):
■
Except in the event of termination by reason of Mr. Harik’s death, a cash payment, payable in equal installments over the 12-month period following the date of termination, equal to the sum of: (i) 24 months of Mr. Harik’s base salary in effect on the date of termination; (ii) the pro rata target bonus for the year of termination, and (iii) any annual bonus that the company has notified Mr. Harik in writing that he earned prior to the date of termination but is unpaid as of the date of termination, provided, however, any monies Mr. Harik earns from any other work while he is receiving any such payments shall reduce, on a dollar-for-dollar basis, the amount that the company is obligated to pay Mr. Harik;

■
Except in the event of termination by reason of Mr. Harik’s death, medical and dental coverage for a period of up to 12 months from the date of termination, or, if earlier, until Mr. Harik secures other employment; and

■
Vesting of equity-based or other LTI compensation awards solely to the extent set forth in the applicable award agreement.

Change of Control. If the company terminates Mr. Harik’s employment without cause or he resigns for good reason (as defined in Mr. Harik’s NEO Agreement), in either event, upon or within the two-year period following a Change of Control of the company, Mr. Harik will be entitled to the following severance payments and benefits (subject to any delay required by Section 409A of the Code):
■
A cash lump-sum payment equal to 2.99 times the sum of: (i) Mr. Harik’s base salary in effect on the date of termination; and (ii) the target bonus in effect on the date of termination;

■
A cash lump-sum payment equal to the pro rata target bonus for the year of termination;

■
Any annual bonus that the company has notified Mr. Harik in writing that he earned prior to the date of termination but is unpaid as of the date of termination;

■
Medical and dental coverage for a period of 24 months from the date of termination; and

■
Vesting of equity based or other LTI compensation awards solely to the extent set forth in the applicable award agreement.

Mr. Wismans’ NEO Agreement
Non-Change of Control. If the company terminates Mr. Wismans’ employment without cause (as defined in the Severance Agreement) either prior to a Change of Control of the company or more than two years following a Change of Control of the company, Mr. Wismans will be entitled to the following severance payments and benefits (subject to any delay required by Section 409A of the Code):
■
A cash payment, payable in equal installments over the 12-month period following the date of termination, equal to the sum of: (i) 12 months of Mr. Wismans’ base salary in effect on the date of termination; and (ii) the target bonus in effect on the date of termination, provided, however, that certain monies earned by Mr. Wismans while he is receiving such payments shall reduce, on a dollar-for-dollar basis, the amount we are obligated to pay him.

■
A cash payment equal to the pro rata target bonus for the year of termination; and

■
Medical and dental coverage for a period of six months from the date of termination, or, if earlier, until Mr. Wismans becomes eligible for medical and dental benefits through another employer.

Change of Control. If the company terminates Mr. Wismans’ employment without cause or he resigns for good reason (as defined in the Severance Agreement), in either event, upon or within the two-year period following a Change of Control of the company, Mr. Wismans will be entitled to the following severance payments and benefits (subject to any delay required by Section 409A of the Code):
■
A cash lump-sum payment equal to two (2) times the sum of his base salary and the target bonus;

■
A cash lump-sum payment equal to the pro rata target bonus for the year of termination;

■
A cash lump-sum payment equal to any annual bonus that the company has notified Mr. Wismans in writing that he earned prior to the date of termination but is unpaid as of the date of termination; and

■
Medical and dental coverage for a period of 24 months from the date of termination.

Mr. Bates’ NEO Agreement
Non-Change of Control. If the company terminates Mr. Bates’ employment without cause (as defined in the Severance Agreement) either prior to a Change of Control of the company or more than two years following a Change of Control of the company, Mr. Bates will be entitled to the following severance payments and benefits (subject to any delay required by Section 409A of the Code):
A cash payment, payable in equal installments over the 24-month period following the date of termination, equal to the sum of:
61	© 2024 XPO, Inc.

■
(i) 24 months of Mr. Bates’ base salary in effect on the date of termination; and (ii) the target bonus in effect on the date of termination, provided, however, that certain monies earned by Mr. Bates while he is receiving such payments shall reduce, on a dollar-for-dollar basis, the amount we are obligated to pay him;

■
A cash payment equal to the pro rata target bonus for the year of termination; and

■
Medical and dental coverage for a period of six months from the date of termination, or, if earlier, until Mr. Bates becomes eligible for medical and dental benefits through another employer.

Change of Control. If the company terminates Mr. Bates’ employment without cause or he resigns for good reason (as defined in the Severance Agreement), in either event, upon or within the two-year period following a Change of Control of the company, Mr. Bates will be entitled to the following severance payments and benefits (subject to any delay required by Section 409A of the Code):
■
A cash lump-sum payment equal to two (2) times the sum of his base salary and the target bonus;

■
A cash lump-sum payment equal to the pro rata target bonus for the year of termination;

■
A cash lump-sum payment equal to any bonus that the company has notified Mr. Bates in writing that he earned prior to the date of termination but is unpaid as of the date of termination; and

■
Medical and dental coverage for a period of 24 months from the date of termination.

Ms. Cassity’s NEO Agreement
Non-Change of Control. If the company terminates Ms. Cassity’s employment without cause (as defined in the Severance Agreement) either prior to a Change of Control of the company or more than two years following a Change of Control of the company, Ms. Cassity will be entitled to the following severance payments and benefits (subject to any delay required by Section 409A of the Code):
A cash payment, payable in equal installments over the 12-month period following the date of termination, equal to the sum of:
■
(i) 12 months of Ms. Cassity’s base salary in effect on the date of termination; and (ii) the target bonus in effect on the date of termination, provided, however, that certain monies earned by Ms. Cassity while she is receiving such payments shall reduce, on a dollar-for-dollar basis, the amount we are obligated to pay her;

■
A cash payment equal to the pro rata target bonus for the year of termination; and

■
Medical and dental coverage for a period of six months from the date of termination, or, if earlier, until Ms. Cassity becomes eligible for medical and dental benefits through another employer.

Change of Control. If the company terminates Ms. Cassity’s employment without cause or she resigns for good reason (as defined in the Severance Agreement), in either event, upon or within the two-year period following a Change of Control of the company, Ms. Cassity will be entitled to the following severance payments and benefits (subject to any delay required by Section 409A of the Code):
■
A cash lump-sum payment equal to two (2) times the sum of her base salary and the target bonus;

■
A cash lump-sum payment equal to the pro rata target bonus for the year of termination;

■
A cash lump-sum payment equal to any annual bonus that the company has notified Ms. Cassity in writing that she earned prior to the date of termination but is unpaid as of the date of termination; and

■
Medical and dental coverage for a period of 24 months from the date of termination.

Separation from Employment of Mr. Anderson
Following Mr. Anderson’s voluntary termination from the company without good reason on August 11, 2023, pursuant to applicable law and the company’s paid time off policy, Mr. Anderson received payment for wages earned and accrued through his separation date, as well as a payment of $21,581 for paid time off that accrued in 2023 and remained unused through his separation date. Mr. Anderson did not receive any additional compensation in connection with the separation of his employment and forfeited all outstanding equity awards as of the separation date.
Clawbacks
Under the NEO Agreements for Messrs. Jacobs and Harik, the applicable NEO is subject to certain LTI compensation forfeiture and clawback provisions in the event of: (i) a breach of the restrictive covenants, (ii) termination of his employment by our company for cause, or (iii) the applicable NEO’s engagement in fraud or willful misconduct that contributes materially to any financial restatement or material loss to our company or its affiliates.
Furthermore, under the NEO Agreements for Messrs. Jacobs and Harik, the applicable NEO is subject to certain annual bonus forfeiture and clawback provisions in the event that the applicable NEO engages in fraud or other willful misconduct that contributes materially to any financial restatement or material loss to our company.
62	© 2024 XPO, Inc.

In addition, in the event that the applicable NEO breaches any restrictive covenant, such NEO will be required, upon written notice from us, to forfeit or repay to our company the applicable NEO’s severance payments, extended non-compete payments, and, with respect to Mr. Jacobs, the Non-Compete Payment (as defined below).
In certain circumstances, the triggering event must have occurred within a certain period in order for us to be able to cause the forfeiture or clawback the equity-based awards, annual bonus, severance payments, extended non-compete payments, and the Non-Compete Payment, as applicable.
Each NEO shall also be subject to any other clawback or recoupment policy of the company as may be in effect from time to time or any clawback or recoupment as may be required by applicable law. See Other Compensation-Related Items — Clawback Policy for further details regarding our clawback policy.
Restrictive Covenants
Under the NEO Agreements, the applicable NEO is generally subject to the following restrictive covenants: employee and customer non-solicitation during employment and for a period of two years thereafter; confidentiality and non-disparagement during employment and thereafter; and non-competition during employment and for a period of three years thereafter (in the case of Messrs. Jacobs and Harik) 18 months thereafter (in the case of Messrs. Bates and Wismans), or 12 months thereafter (in the case of Ms. Cassity).
Non-Compete Payments. In the event Mr. Jacobs’ employment is terminated for any reason (including due to mutual agreement by the company and Mr. Jacobs) other than (x) due to his death, (y) by the company for cause, or (z) Mr. Jacobs’ voluntary resignation (A) prior to a Change of Control or more than two years following a Change of Control, other than due to certain events of good reason, or (B) upon or during the two years following a Change of Control, other than for good reason, then Mr. Jacobs will be entitled to receive payments for each year of the three year non-compete period in an amount equal to one times the sum of: (i) Mr. Jacobs’ base salary in effect on the date of termination; and (ii) the target bonus in effect on the date of termination (collectively, the “Non-Compete Payment”).
Extended Non-Compete Payments. In addition, the company has the option to extend the non-competition period in Messrs. Jacobs and Harik’s and Ms. Cassity’s NEO Agreements for up to an additional 12 months and in Messrs. Wismans’ and Bates’ NEO Agreements for up to an additional 18 months; provided, however, that, in the case of Messrs. Harik, Wismans and Bates and Ms. Cassity, the company continues to pay the applicable NEO’s base salary as in effect on the date of termination during each month of the extended non-competition period, and, in the case of Mr. Jacobs, the company continues to pay him an amount equal to one-twelfth of the Non-Compete Payment during each month of the extended non-compete period. The extended non-compete payments for Messrs. Harik, Wismans and Bates and Ms. Cassity will be offset by any monies the applicable NEO earns from any other work during such period. The company’s right to extend the non-competition period for each NEO lapses upon a Change of Control.
EQUITY COMPENSATION PLAN INFORMATION
The following table gives information as of December 31, 2023, with respect to the company’s compensation plans, under which equity securities are authorized for issuance.
Plan Category	Number of Securities to Be Issued Upon Exercise of Outstanding Options, Warrants and Rights (a)	Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights (b)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a)) (c)
Equity compensation plans approved by security holders	3,827,977(1)	—	5,176,192(2)(3)
Equity compensation plans not approved by security holders	—	—	—
Total	3,827,977	—	5,176,192

(1)
Consists of 3,827,977 RSUs and PSUs granted under the XPO Logistics, Inc. 2016 Omnibus Incentive Compensation Plan.

(2)
Includes 3,607,431 securities available for issuance under the XPO Logistics, Inc. 2016 Omnibus Incentive Compensation Plan and 1,568,761 securities available for issuance under the XPO Logistics, Inc. Employee Stock Purchase Plan. During the first quarter of 2023, the Compensation and Human Capital Committee of the Board of Directors approved the suspension of our Employee Stock Purchase Plan, effective after the March 2023 offering period was complete.

(3)
Excludes 14,552 restricted shares as of December 31, 2023.

63	© 2024 XPO, Inc.

DELINQUENT SECTION 16(a)
REPORTS
Section 16(a) of the Exchange Act requires that XPO’s directors, executive officers, chief accounting officer and persons who beneficially own 10% or more of XPO’s common stock file with the SEC initial reports of ownership and reports of changes in ownership of our stock and our other equity securities. To XPO’s knowledge, based solely on a review of the copies of such reports furnished to the company, as well as written representations that no other reports were required, during the year ended December 31, 2023, all such filing requirements were complied with, except that Christopher Brown filed one late report for one transaction.
64	© 2024 XPO, Inc.

AUDIT-RELATED MATTERS
AUDIT COMMITTEE REPORT
The following statement made by our Audit Committee does not constitute soliciting material and should not be deemed filed or incorporated by reference into any filing under the Securities Act or the Exchange Act, except to the extent that we specifically incorporate such statement by reference.
The Audit Committee (“we” in this Audit Committee Report) currently consists of Mr. Aiken (chair), Mr. Jesselson and Ms. Moshouris.
The Board of Directors has determined that each current member of the Audit Committee has the requisite independence and other qualifications for audit committee membership under the SEC rules, the NYSE listing standards, our Audit Committee charter, and the independence standards set forth in the XPO, Inc. Corporate Governance Guidelines. The Board of Directors has also determined that Mr. Aiken qualifies as an “audit committee financial expert” as defined under Item 407(d)(5) of Regulation S-K of the Exchange Act. As described more fully below, in carrying out its responsibilities, the Audit Committee relies on management and XPO’s independent registered public accounting firm (“KPMG” or the “outside auditors”). The Audit Committee members are not professionally engaged in the practice of accounting or auditing. The Audit Committee operates under a written charter that is reviewed annually and is available at www.xpo.com.
In accordance with our charter, the Audit Committee assists the Board of Directors in fulfilling its responsibilities in a number of areas. These responsibilities include, among others, oversight of: (i) XPO’s accounting and financial reporting processes, including the company’s systems of internal controls over financial reporting and disclosure controls; (ii) the integrity of XPO’s financial statements; (iii) XPO’s compliance with legal and regulatory requirements; (iv) the qualifications and independence of XPO’s outside auditors; and (v) the performance of XPO’s outside auditors and internal audit function. Management is responsible for XPO’s financial statements and the financial reporting process, including the system of internal controls over financial reporting. We are solely responsible for selecting and reviewing the performance of XPO’s outside auditors and, if we deem appropriate in our sole discretion, terminating and replacing the outside auditors. We also are responsible for reviewing and approving the terms of the annual engagement of XPO’s outside auditors, including the scope of audit and non-audit services to be provided by the outside auditors and the fees to be paid for such services, and discussing with the outside auditors any relationships or services that may impact the objectivity and independence of the outside auditors.
In fulfilling our oversight role, we met and held discussions, both together and separately, with the company’s management and our outside auditor KPMG. Management advised us that the company’s consolidated financial statements were prepared in accordance with generally accepted accounting principles, and we reviewed and discussed the consolidated financial statements and key accounting and reporting issues with management and KPMG, both together and separately, in advance of the public release of operating results and filing of annual and quarterly reports with the SEC. We discussed with KPMG the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board (“PCAOB”) and the SEC and reviewed a letter from KPMG disclosing such matters.
KPMG also provided us with the written disclosures and letter required by applicable requirements of the PCAOB regarding the outside auditors’ communications with the Audit Committee concerning independence, and we discussed with KPMG matters relating to their independence and considered whether their provision of certain non-audit services is compatible with maintaining their independence. KPMG has confirmed its independence, and we determined that KPMG’s provision of non-audit services to XPO is compatible with maintaining its independence. We also reviewed a report by KPMG describing the firm’s internal quality-control procedures and any material issues raised in the most recent internal quality-control review or external peer review or inspection performed by the PCAOB.
Based on our review and discussion of XPO’s audited consolidated financial statements with management and KPMG, and KPMG’s report on such financial statements, and based on the discussions and written disclosures described above, and our business judgment, we recommended to the Board of Directors, and the Board approved, that the audited consolidated financial statements be included in XPO’s 2023 Form 10-K, for filing with the SEC.
AUDIT COMMITTEE:
Jason Aiken, chair
Michael Jesselson, member
Irene Moshouris, member
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POLICY REGARDING PRE-APPROVAL OF SERVICES PROVIDED BY OUTSIDE AUDITORS
The Audit Committee’s charter requires review and pre-approval by the Audit Committee of all audit services provided by our outside auditors and, subject to the de minimis exception under applicable SEC rules, all permissible non-audit services provided by our outside auditors. The Audit Committee has delegated to its chair the authority to approve, within guidelines and limits established by the Audit Committee, specific services to be provided by our outside auditors and the fees to be paid. Any such approval must be reported to the Audit Committee at the next scheduled meeting. As required by Section 10A of the Exchange Act, the Audit Committee pre-approved all audit and non-audit services provided by our outside auditors during 2023 and 2022, and the fees paid for such services.
SERVICES PROVIDED BY THE OUTSIDE AUDITORS
As described above, the Audit Committee is responsible for the appointment, compensation, oversight, evaluation and termination of our outside auditors. Accordingly, the Audit Committee appointed KPMG to serve as our independent registered public accounting firm for fiscal year 2024 on April 1, 2024.
The following table shows the fees for audit and other services provided by KPMG for fiscal years 2023 and 2022.
Fee Category	2023	2022
Audit Fees	$6,407,500	$6,963,000
Audit-Related Fees	91,750	3,386,200
Tax Fees	—	11,213
All Other Fees	—	—
Total Fees	$6,499,250	$10,360,413

Audit Fees. This category includes fees for professional services rendered by KPMG for the audits of our financial statements included in our 2023 Form 10-K and reviews of the financial statements included in our Quarterly Reports on Form 10-Q for the years 2023 and 2022. Audit fees also include comfort letter fees.
Audit-Related Fees. This category includes fees for transaction-related carve-out audits and other audit-related services for the years 2023 and 2022.
Tax Fees. This category includes fees for professional services rendered in connection with general tax consulting services for the years 2023 and 2022.
All Other Fees. This category represents fees for all other services or products provided that are not covered by the categories above. There were no such fees in 2023 and 2022.
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QUESTIONS AND ANSWERS
ABOUT OUR ANNUAL MEETING
This Proxy Statement sets forth information relating to the solicitation of proxies by XPO’s Board of Directors in connection with our Annual Meeting, which will be held as a live webcast on May 16, 2024 at 10:00 a.m. Eastern Time, or any adjournment or postponement thereof. You are required to enter your control number to access the meeting at meetnow.global/M4P2XXP. Please follow the instructions below to receive your control number.
The Notice of Internet Availability of Proxy Materials (the “Notice”) is first being mailed on or about April 2, 2024, to our stockholders of record as of the close of business on March 28, 2024 (the “Record Date”).
Note that we are furnishing proxy materials and access to our Proxy Statement to our stockholders via our website instead of mailing printed copies to each of our stockholders. Beginning on or about April 2, 2024, we will mail to our stockholders as of the Record Date a Notice, which contains instructions on how to access our proxy materials and vote online. The Notice also contains instructions on how to request a paper copy of our proxy materials, including this Proxy Statement, our Annual Report on Form 10-K for the Year Ended December 31, 2023, and a proxy card or voting instruction form. Stockholders who have communicated a preference for paper or electronic documents prior to the mailing of the Notice will not receive the Notice.
The following answers address some questions you may have regarding our Annual Meeting. These questions and answers may not include all of the information that may be important to you as a stockholder of our company. Refer to the more detailed information contained elsewhere in this Proxy Statement.
What items of business will be voted on at the Annual Meeting?
We expect that the business put forth for a vote at the Annual Meeting will be as follows:
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To elect nine members of our Board of Directors for a term to expire at the 2025 Annual Meeting of Stockholders or until their successors are duly elected and qualified (Proposal 1);

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To ratify the appointment of KPMG LLP as our independent registered public accounting firm for fiscal year 2024 (Proposal 2);

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To conduct an advisory vote to approve the executive compensation of our named executive officers (“NEOs”) as disclosed in this Proxy Statement (Proposal 3);

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To conduct an advisory vote on the frequency of future advisory votes to approve executive compensation (Proposal 4); and

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To consider and transact other business as may properly come before the Annual Meeting, or any adjournment or postponement thereof.

Senior management of XPO and representatives of our outside auditor, KPMG, will be available to respond to appropriate questions.
Who can attend and vote at the Annual Meeting?
You are entitled to receive notice of, attend and vote at the Annual Meeting, or any adjournment or postponement thereof, if you were a holder of record of our common stock as of the close of business on March 28, 2024, the Record Date.
We have designed the virtual Annual Meeting format to provide substantially the same opportunities to participate as stockholders would have at an in-person meeting. Our virtual Annual Meeting will be conducted on the internet via live webcast. You can access the Annual Meeting at meetnow.global/M4P2XXP. You will be required to provide the control number on your proxy card to access the Annual Meeting. If the shares of common stock you hold are in an account at a broker, dealer, commercial bank, trust company or other nominee (i.e., in “street name”), you must register in advance to participate in the Annual Meeting, vote electronically and submit questions during the live webcast of the meeting. To register, you will need to obtain a legal proxy from the bank, broker or other nominee that holds your shares giving you the right to vote the shares. Requests for registration should be directed to Computershare by email at legalproxy@computershare.com no later than 5:00 p.m. Eastern Time on Friday, May  10, 2024. You will receive confirmation of your registration and your control number by email from Computershare. At the time of the Annual Meeting, go to meetnow.global/M4P2XXP and enter your control number.
Can I ask questions during the Annual Meeting?
The virtual Annual Meeting format allows stockholders to communicate with XPO during the Annual Meeting so they can ask questions of XPO’s management and Board of Directors, as appropriate. Stockholders (or their proxy holders) may submit questions in advance for the Annual Meeting’s question and answer session by logging on to the meeting website at meetnow.global/M4P2XXP. You will need the control number on your proxy card or confirmation email from Computershare in order to submit a question. Click on the “Q&A” icon in the top right corner of the screen and type in your question. You may provide your name, address and organization,
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and, if applicable, the specific proposal to which your question relates. Questions can be submitted in advance of the Annual Meeting beginning at 9:00 a.m. Eastern Time on May 14, 2024. Questions may also be submitted during the Annual Meeting through the Annual Meeting website. We will answer as many questions during the Annual Meeting as time allows and will group questions together where appropriate. We reserve the right to exclude questions regarding topics that are not pertinent to the Annual Meeting matters or company business or are inappropriate.
What if I have trouble accessing the Annual Meeting virtually?
The virtual meeting platform is fully supported across browsers (MS Edge, Firefox, Chrome and Safari) and devices (desktop, laptop, tablet and cell phone) that run up-to-date versions of applicable software and plugins. Note: Internet Explorer is not a supported browser. Participants should ensure that they have a strong WiFi connection wherever they intend to participate in the meeting. We encourage you to access the meeting prior to the start time. Should you need further assistance, you may call U.S. 1-888-724-2416 or International +1 781-575-2748.
How many shares of XPO common stock must be present to conduct business at the Annual Meeting?
As of the Record Date, there were 116,312,123 shares of XPO common stock issued and outstanding, which includes 116,297,571 shares of common stock outstanding on the record date and 14,552 shares of issued restricted stock, with each share entitled to one vote on each matter to come before the Annual Meeting. Therefore, 116,312,123 votes are eligible to be cast at the Annual Meeting.
A quorum is necessary to hold a valid meeting of stockholders. Pursuant to the company’s bylaws, holders of a majority of the shares of our common stock issued and outstanding and entitled to vote must be present, in person or by proxy, for each of the proposals to be presented at our annual meetings. Accordingly, holders of shares of our common stock representing 58,156,063 votes must be present at the Annual Meeting. If you vote by internet, telephone or proxy card, the shares you vote will be counted toward the quorum for the Annual Meeting. Abstentions and broker non-votes are counted as present for the purpose of determining a quorum.
What are my voting choices?
With respect to Proposal 1, the election of directors, you may vote “FOR” or “AGAINST” each of the director nominees, or you may “ABSTAIN” from voting for one or more of such nominees. With respect to Proposals 2 and 3, you may vote “FOR” or “AGAINST” or you may “ABSTAIN” from voting on these proposals. With respect to Proposal 4, you may vote for one of four choices on the proxy card or voting instruction: “1 YEAR,” “2 YEARS,” “3 YEARS” or “ABSTAIN.” If you sign your proxy without giving specific instructions, your shares will be voted in accordance with the recommendations of our Board of Directors with respect to the specific proposals described in this Proxy Statement and at the discretion of the proxy holders on any other matters that properly come before the Annual Meeting.
What vote is required to approve the proposals being considered at the Annual Meeting?
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Proposal 1: Election of nine directors. The election of each of the nine director nominees named in this Proxy Statement requires the affirmative vote of a majority of the votes cast (meaning the number of shares voted “for” a nominee must exceed the number of shares voted “against” such nominee) by holders of shares of our common stock at the Annual Meeting at which a quorum is present. If any incumbent director standing for re-election receives a greater number of votes “against” his or her election than votes “for” such election, our bylaws require that such person must promptly tender his or her resignation to our Board of Directors. You may not accumulate your votes for the election of directors.

Brokers may not use discretionary authority to vote shares of our common stock on the election of directors if they have not received specific instructions from their clients. If you are a beneficial owner of shares of our common stock, in order for your vote to be counted in the election of directors, you will need to communicate your voting decisions to your bank, broker or other nominee before the date of the Annual Meeting in accordance with their specific instructions. Abstentions and broker non-votes are not considered votes cast for purposes of tabulation and will have no effect on the election of director nominees.
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Proposal 2: Ratification of the appointment of KPMG LLP as our independent registered public accounting firm for fiscal year 2024. Ratification of the appointment of KPMG as our independent registered public accounting firm for the year ending December 31, 2024 requires the affirmative vote of a majority of the votes cast (meaning the number of shares voted “for” such proposal must exceed the number of shares voted “against” such proposal) by holders of shares of our common stock at the Annual Meeting at which a quorum is present. Abstentions are not considered votes cast for purposes of tabulation and will have no effect on the proposed ratification of KPMG. We do not expect any broker non-votes, as brokers have discretionary authority to vote on this proposal.

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Proposal 3: Advisory vote to approve executive compensation. Advisory approval of the resolution on executive compensation of our NEOs as disclosed in this Proxy Statement requires the affirmative vote of a majority of the votes cast (meaning the number of shares voted “for” such proposal must exceed the number of shares voted “against” such proposal) by holders of shares of our common stock at the Annual Meeting at which a quorum is present. This resolution, commonly referred to as a “say-on-pay” resolution, is not binding on our Board of Directors. Although it is non-binding, our Board and the Compensation and Human Capital Committee will consider the voting results when making future decisions regarding our executive compensation program.

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Brokers may not use discretionary authority to vote shares of our common stock on the advisory vote to approve executive compensation if they have not received specific instructions from their clients. If you are a beneficial owner of shares of our common stock, in order for your vote to be counted in the advisory vote to approve executive compensation, you will need to communicate your voting decisions to your bank, broker or other nominee before the date of the Annual Meeting in accordance with their specific instructions. Abstentions and broker non-votes are not considered votes cast for purposes of tabulation and will have no effect on the advisory vote to approve executive compensation.
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Proposal 4: Advisory vote on frequency of future advisory votes to approve executive compensation. Advisory determination of the preference of the frequency of future advisory votes to approve executive compensation will be based on one of four choices for this proposal as indicated on the proxy card or voting instruction: 1 year, 2 years, 3 years or abstain. The voting frequency option that receives the highest number of votes cast by stockholders at the Annual Meeting, or any adjournment or postponement of the Annual Meeting, will be the frequency for the advisory vote to approve executive compensation that has been selected by stockholders. However, the vote is not binding on our Board of Directors and the Compensation and Human Capital Committee. Although the vote is advisory and non-binding in nature our Compensation and Human Capital Committee and Board of Directors have decided to adopt the frequency of every 1 YEAR if that frequency receives the greatest level of support from our shareholders. Notwithstanding our Board’s recommendation and the outcome of the stockholder vote, our Board may, in the future, decide to conduct advisory votes on a more or less frequent basis and may vary its practice based on factors such as discussions with stockholders or the adoption of material changes to compensation programs.

Brokers may not use discretionary authority to vote shares of our common stock on the advisory vote on frequency of future advisory votes to approve executive compensation if they have not received specific instructions from their clients. If you are a beneficial owner of shares of our common stock, in order for your vote to be counted in the advisory vote to approve executive compensation, you will need to communicate your voting decisions to your bank, broker or other nominee before the date of the Annual Meeting in accordance with their specific instructions. Abstentions and broker non-votes are not considered votes cast for purposes of tabulation and will have no effect on the advisory vote on frequency of future advisory votes to approve executive compensation.
In general, other business properly brought before the Annual Meeting at which a quorum is present requires the affirmative vote of a majority of the votes cast (meaning the number of shares voted “for” such proposal must exceed the number of shares voted “against” such proposal) by holders of shares of our common stock.
How does the Board of Directors recommend that I vote?
Our Board of Directors, after careful consideration, recommends that our stockholders vote “FOR” the election of each director nominee named in this Proxy Statement, “FOR” the ratification of KPMG as our independent registered public accounting firm for fiscal year 2024, “FOR” the advisory approval of the resolution to approve executive compensation, and for the option of every “1 YEAR” as the preferred frequency for future advisory votes to approve executive compensation.
What do I need to do now?
We urge you to read this Proxy Statement carefully, and then vote via the internet, by telephone or by mail. Follow the instructions on the proxy card to vote via the internet or by telephone, or mail your completed, dated and signed proxy card in the enclosed return envelope as soon as possible so that your shares of our common stock can be voted at the Annual Meeting.
How do I cast my vote?
Registered Stockholders. If you are a registered stockholder (i.e., you own your shares in your own name and not through a bank, broker or other nominee that holds shares for your account in “street name”), you may vote by proxy via the internet, by telephone or by mail. Follow the instructions provided on the proxy card to vote via the internet or by telephone, or mail your completed, dated and signed proxy card in the enclosed return envelope. Proxies submitted via the internet or by telephone must be received by 1:00 a.m. Eastern Time on May 16, 2024. Stockholders of record who attend the Annual Meeting may vote directly at the Annual Meeting by following the instructions provided during the Annual Meeting.
Beneficial Owners. If you are a beneficial owner of shares (i.e., your shares are held in the name of a brokerage firm, bank or a trustee), you may vote by proxy by following the instructions provided in the voting instruction form or other materials provided to you by the brokerage firm, bank or other nominee that holds your shares. To vote directly at the Annual Meeting, you must obtain a legal proxy from the brokerage firm, bank or other nominee that holds your shares. Follow the instructions provided above to obtain a control number and the voting instructions provided during the Annual Meeting.
What is the deadline to vote?
If you hold shares as the stockholder of record, your vote by proxy must be received before the polls close at the Annual Meeting. As indicated on the proxy card provided to you, proxies submitted prior to the Annual Meeting via internet or by telephone must be received by 1:00 a.m. Eastern Time on May 16, 2024. You may vote by mail by promptly completing, signing, and dating a proxy card provided to you and return it in the envelope provided, it will be voted in accordance with your instructions. The enclosed envelope requires no additional postage if mailed in the United States.
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If you are the beneficial owner of shares of our common stock, follow the voting instructions provided by your broker, trustee or other nominee.
What happens if I do not respond, or if I respond and fail to indicate my voting preference, or if I abstain from voting?
If you fail to vote via internet or by telephone as indicated on your proxy card, or fail to properly sign, date and return your proxy card, your shares will not be counted toward establishing a quorum for the Annual Meeting, which requires holders representing a majority of the outstanding shares of our common stock to be present in person or by proxy.
Failure to vote, assuming the presence of a quorum, will have no effect on the tabulation of the votes on the proposals. If you are a stockholder of record and you properly sign, date and return your proxy card, but do not indicate your voting preference, we will count your proxy as a vote “FOR” the election of all nine nominees for director (Proposal 1), “FOR” the ratification of KPMG as our independent registered public accounting firm for fiscal year 2024 (Proposal 2), “FOR” the advisory approval of the resolution to approve executive compensation (Proposal 3), and “1 YEAR” as the preferred frequency for future advisory votes to approve executive compensation (Proposal 4).
If my shares are held in “street name” by my broker, dealer, commercial bank, trust company or other nominee, will my broker or other nominee vote my shares for me?
You should instruct your broker or other nominee on how to vote your shares of our common stock using the instructions they provide to you. Brokers or other nominees who hold shares of XPO common stock in “street name” for customers are prevented by the NYSE Rules from exercising voting discretion with respect to non-routine or contested matters (i.e., they must receive specific voting instructions from a stockholder in order to vote that stockholder’s shares on non-routine or contested matters). Shares not voted by a broker or other nominee, because they did not receive specific voting instructions from the stockholder on one or more proposals, are referred to as “broker non-votes.”
We expect that when the NYSE determines whether each of the four proposals to be voted on at our Annual Meeting is a routine or non-routine matter, only “Proposal 2 — Ratification of the Appointment of KPMG LLP as Our Independent Registered Public Accounting Firm for Fiscal Year 2024” will be determined to be routine. It is important that you instruct your broker or other nominee on how to vote your shares of our common stock held in “street name” by following their instructions.
What if I want to change my vote?
Whether you attend the Annual Meeting or not, you may revoke a proxy at any time before your proxy is voted at the Annual Meeting. You may do so by properly delivering a later-dated proxy either via internet, by telephone, by mail, or by attending the Annual Meeting virtually and voting. Note, however, that your attendance at the Annual Meeting will not automatically revoke any prior proxy, unless you vote again at the Annual Meeting or specifically request in writing that your prior proxy be revoked. You also may revoke your proxy by delivering a notice of revocation to: Corporate Secretary, XPO, Inc., Five American Lane, Greenwich, Connecticut 06831 prior to the vote at the Annual Meeting. If you hold your shares through a broker, dealer, commercial bank, trust company or other nominee, you should follow the instructions of your broker or other nominee regarding revocation of proxies.
How will the persons named as proxies vote?
If you are a registered stockholder (i.e., if you hold your shares of XPO common stock in your own name and not through a bank, broker or other nominee that holds shares for your account in “street name”) and you complete and submit a proxy, the persons named as proxies will follow your instructions. If you submit a proxy but do not provide voting instructions, or if your instructions are unclear, the persons named as proxies will vote as recommended by our Board of Directors or, if no recommendation is given, by using their own discretion.
Where can I find the results of the voting?
We intend to announce preliminary voting results at the Annual Meeting and will publish final results on a Current Report on Form 8-K to be filed with the SEC within four business days after the Annual Meeting. The Current Report on Form 8-K will also be available on our website, www.xpo.com.
Who will pay for the cost of soliciting proxies?
The company will pay for the cost of soliciting proxies. We have engaged Okapi Partners LLC to assist us in soliciting proxies in connection with the Annual Meeting and have agreed to pay them a fee of $18,500 plus reimbursement of out-of-pocket expenses for providing such services. As is customary, we will reimburse brokerage firms, fiduciaries, voting trustees and other nominees for forwarding our proxy materials to each beneficial owner of shares of our common stock held through them as of the Record Date. Our directors, officers and other employees, without additional compensation, may solicit proxies personally, in writing, by telephone, by email or otherwise.
Why did I receive a “Notice of Internet Availability of Proxy Materials” but no proxy materials?
We are distributing our proxy materials to stockholders via the internet under the “Notice and Access” approach permitted by the rules of the SEC. This approach expedites stockholders’ receipt of proxy materials while conserving natural resources and reducing
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our distribution costs. On or about April 2, 2024, we mailed a Notice of Internet Availability of Proxy Materials to participating stockholders containing instructions on how to access the proxy materials on the internet, and if desired, to request to receive a paper copy of our proxy materials by mail.
What is “householding” and how does it affect me?
In cases where multiple company stockholders share the same address and the shares are held through a bank, broker or other holder of record in a “street name” account, only one copy of our proxy materials will be delivered unless a stockholder at that address requests otherwise. This practice, known as “householding,” is intended to reduce printing and postage costs. However, any such street-name stockholders residing at the same address who wish to receive a separate copy of our proxy materials may request a copy by contacting their bank, broker or other holder of record, or by sending a written request to Investor Relations, XPO, Inc., Five American Lane, Greenwich, Connecticut 06831, by contacting Investor Relations by email at investors@xpo.com, or telephone: (855) 976-6951. The voting instruction form sent to a “street name” stockholder should provide information on how to request a separate copy of future materials for each company stockholder at that address, if that is your preference. If you currently receive separate copies of our proxy materials but wish to participate in householding, please contact us through the method described above.
Can I obtain an electronic copy of the company’s proxy materials?
Yes, this Proxy Statement and our 2023 Annual Report are available on the internet at www.edocumentview.com/XPO.
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PROPOSALS TO BE PRESENTED
AT THE ANNUAL MEETING
Proposal 1: Election of Directors
Our Board of Directors has nominated for election each of the following persons to serve until the 2025 Annual Meeting of Stockholders or until their successors are duly elected and qualified:
Brad Jacobs
Jason Aiken
Bella Allaire
J. Wes Frye
Mario Harik
Michael Jesselson
Allison Landry
Irene Moshouris
Johnny C. Taylor, Jr.
All nine of the nominees listed above were elected as directors by our stockholders at our 2023 Annual Meeting of Stockholders. In the event that any of these nominees is unable or declines to serve as a director at the time of the Annual Meeting, the proxies voting for his or her election will be voted for any nominee who shall be designated by the Board of Directors to fill the vacancy. As of the date of this Proxy Statement, we are not aware that any of the nominees is unable or will decline to serve as a director if elected.
REQUIRED VOTE
The election of each of the nine director nominees named in this Proxy Statement requires the affirmative vote of a majority of the votes cast (meaning the number of shares voted “for” a nominee must exceed the number of shares voted “against” such nominee) by holders of shares of our common stock. If any incumbent director standing for election receives a greater number of votes “against” his or her election than votes “for” his or her election, our bylaws require that such person must promptly tender his or her resignation to the Board of Directors, subject to acceptance by the Board of Directors.
RECOMMENDATION
Our Board of Directors recommends a vote “FOR” the election of each of the nominees listed above.
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Proposal 2: Ratification of the Appointment of KPMG LLP as Our Independent Registered Public Accounting Firm for Fiscal Year 2024
The Audit Committee of our Board of Directors has appointed KPMG LLP (“KPMG”) to serve as our company’s independent registered public accounting firm for the year ending December 31, 2024. KPMG has served in this capacity since 2011.
Our stockholders are being asked to ratify the appointment of KPMG as XPO’s independent registered public accounting firm for the year ending December 31, 2024. Although ratification is not required by our bylaws or otherwise, our Board of Directors is submitting the appointment of KPMG to our stockholders for ratification as a matter of good corporate governance. If our stockholders fail to ratify the appointment of KPMG, the Audit Committee will consider whether it is appropriate and advisable to appoint a different independent registered public accounting firm. Even if our stockholders ratify the appointment of KPMG, the Audit Committee in its discretion may appoint a different registered public accounting firm at any time if it determines that such a change would be in the best interests of our company and our stockholders.
Representatives of KPMG are expected to be present at the Annual Meeting and will have an opportunity to make a statement if they desire to do so, and to respond to appropriate questions.
REQUIRED VOTE
Ratification of the appointment of KPMG as our independent registered public accounting firm for the year ending December 31, 2024 requires the affirmative vote of a majority of the votes cast (meaning the number of shares voted “for” such proposal must exceed the number of shares voted “against” such proposal) by holders of shares of our common stock at the annual meeting at which a quorum is present.
RECOMMENDATION
Our Board of Directors recommends a vote “FOR” the ratification of the appointment of KPMG as our independent registered public accounting firm for fiscal year 2024.
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Proposal 3: Advisory Vote to Approve Executive Compensation
The Dodd-Frank Wall Street Reform and Consumer Protection Act, enacted in July 2010, and Section 14A of the Exchange Act, require that we provide our stockholders with the opportunity to vote to approve, on a non-binding advisory basis, the compensation of our NEOs as disclosed in this Proxy Statement in accordance with the compensation disclosure rules of the SEC. Accordingly, we are asking our stockholders to approve the following advisory resolution:
“RESOLVED, that the stockholders of XPO, Inc. (the “company”) hereby approve, on an advisory basis, the compensation of the company’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion set forth in the Proxy Statement for the company’s 2024 Annual Meeting of Stockholders.”
We encourage stockholders to review the Compensation Discussion and Analysis, the compensation tables and the related narrative disclosures included in this Proxy Statement. As described in detail under the heading Executive Compensation —  Compensation Discussion and Analysis, we believe that our compensation programs appropriately reward executive performance and align the interests of our NEOs and key employees with the long-term interests of our stockholders, while also enabling us to attract and retain talented executives.
This resolution, commonly referred to as a “say-on-pay” resolution, is non-binding on our Board of Directors. However, our Board of Directors and the Compensation and Human Capital Committee will consider the voting results when making future decisions regarding our executive compensation program.
Note about Frequency:   At the 2018 Annual Meeting of Stockholders, our stockholders voted to approve an annual holding of the advisory vote on executive compensation. This annual frequency has continued until this year. The next required non-binding, advisory vote on the frequency of advisory votes on executive compensation is being held at our Annual Meeting (Proposal 4), per SEC rules. The frequency approved by the Board of Directors and the Compensation and Human Capital Committee in 2024 will continue until the next required non-binding, advisory vote on the frequency of advisory votes on executive compensation is held in 2030.
REQUIRED VOTE
Approval of this advisory resolution, commonly referred to as a “say-on-pay” resolution, requires the affirmative vote of a majority of the votes cast (meaning the number of shares voted “for” such proposal must exceed the number of shares voted “against” such proposal) by holders of shares of our common stock at the annual meeting at which a quorum is present.
RECOMMENDATION
Our Board of Directors recommends a vote “FOR” approval of the advisory resolution to approve executive compensation set forth above.
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Proposal 4: Advisory Vote on the Frequency of Future Advisory Votes to Approve Executive Compensation
The Dodd-Frank Wall Street Reform and Consumer Protection Act and Section 14A of the Exchange Act provide that stockholders must be given the opportunity to vote, on a non-binding, advisory basis, for their preference as to how frequently we should seek future advisory votes on the compensation of our NEOs as disclosed in accordance with the SEC’s compensation disclosure rules, which we refer to as an advisory vote to approve executive compensation. By voting with respect to this Proposal 4, stockholders may indicate whether they would prefer that we conduct future advisory votes on executive compensation every one, two or three years. Stockholders may, if they wish, abstain from casting a vote on Proposal 4. At the 2018 Annual Meeting of Stockholders, our stockholders voted to approve an annual advisory vote on executive compensation. Pursuant to SEC rules, public companies are required to hold a “say-on-frequency” vote every six years to give stockholders the opportunity to determine whether a “say-on-pay” vote to approve executive compensation should be held every year, every two years or every three years. The company is holding the “say-on-frequency” vote this year; therefore, the next “say-on-frequency” vote will take place at our 2030 Annual Meeting.
After careful consideration, our Board has determined that holding a non-binding advisory vote to approve executive compensation every year is the most appropriate policy for our company at this time, and recommends that stockholders vote that future advisory votes to approve executive compensation should occur every year. While our company’s executive compensation programs are designed to promote a long-term connection between pay and performance, our Board recognizes that executive compensation disclosures are made annually and that holding an annual, non-binding advisory vote to approve executive compensation will provide more direct and immediate feedback on our compensation disclosures. However, stockholders should note that because the advisory vote to approve executive compensation occurs well after the beginning of the compensation year, and because the different elements of our executive compensation programs are designed to operate in an integrated manner and to complement one another, in many cases it may not be appropriate or feasible to change executive compensation programs in consideration of any one year’s advisory vote before the following year’s Annual Meeting of Stockholders.
REQUIRED VOTE
Pursuant to this proposal for an advisory vote on the frequency of future advisory votes to approve executive compensation, stockholders will be able to specify one of four choices for on the proxy card or voting instruction: 1 year, 2 years, 3 years or abstain. Stockholders are not voting to approve or disapprove the recommendation of our Board. The voting frequency option that receives the highest number of votes cast by stockholders at the Annual Meeting, or any adjournment or postponement of the Annual Meeting, will be the frequency for the advisory vote to approve executive compensation that has been selected by stockholders. However, the vote is non-binding on our Board and the Compensation and Human Capital Committee. Although the vote is advisory and non-binding in nature our Compensation and Human Capital Committee and Board of Directors have decided to adopt the frequency of every 1 YEAR if that frequency receives the greatest level of support from our shareholders. Notwithstanding our Board’s recommendation and the outcome of the stockholder vote, our Board may in the future decide to conduct advisory votes on a more or less frequent basis and may vary its practice based on factors such as discussions with stockholders or the adoption of material changes to compensation programs.
RECOMMENDATION
Our Board unanimously recommends a vote for the option of every “1 YEAR” as the preferred frequency for future advisory votes to approve executive compensation.
OTHER MATTERS
We do not expect that any matter other than the foregoing proposals will be brought before the Annual Meeting. If, however, such a matter is properly presented at the Annual Meeting or any adjournment or postponement of the Annual Meeting, the persons appointed as proxies will vote as recommended by our Board of Directors or, if no recommendation is given, in accordance with their judgment.
75	© 2024 XPO, Inc.

ADDITIONAL INFORMATION
AVAILABILITY OF ANNUAL REPORT AND PROXY STATEMENT
If you would like to receive a paper copy of our 2023 Annual Report or this Proxy Statement, please contact us at Investor Relations, XPO, Inc., Five American Lane, Greenwich, Connecticut 06831 or by email at investors@xpo.com, and we will send a copy to you without charge.
A NOTE ABOUT OUR WEBSITE
Although we include references to our website, www.xpo.com, and certain additional third-party websites throughout this Proxy Statement, information that is included on our website is not incorporated by reference into, and is not a part of, this Proxy Statement. Our website address is included as an inactive textual reference only.
We use our website as one means of disclosing material non-public information and for complying with our disclosure obligations under the SEC’s Regulation FD. Such disclosures typically will be included within the Investor Relations section of our website. Accordingly, investors should monitor the Investor Relations section of our website, in addition to following our press releases, SEC filings and public conference calls and webcasts.
76	© 2024 XPO, Inc.

ANNEX A—
RECONCILIATION OF NON-GAAP MEASURES
RECONCILIATION OF NET INCOME (LOSS) FROM CONTINUING OPERATIONS TO ADJUSTED EBITDA
Unaudited
$ in millions
	Years Ended December 31,
	2023	2022	2021	2020
Net income (loss) from continuing operations	$192	$184	$96	$(110)
Debt extinguishment loss	25	39	54	—
Interest expense	168	135	211	308
Income tax provision (benefit)	68	74	11	(54)
Depreciation and amortization expense	432	392	385	378
Goodwill impairment	—	64	—	—
Litigation matter(1)	8	—	—	—
Transaction and integration costs	58	58	36	67
Restructuring costs	44	50	19	22
Other	1	1	—	(2)
Adjusted EBITDA	$996	$997	$812	$609

(1)
Relates to California Environmental Matters as described in Note 18 to the company’s 2023 Form 10-K.

RECONCILIATION OF NET INCOME FROM CONTINUING OPERATIONS TO ADJUSTED EBITDA EXCLUDING GAINS ON REAL ESTATE
Unaudited
$ in millions
	Years Ended December 31,
	2023	2022
Net income from continuing operations	$192	$184
Debt extinguishment loss	25	39
Interest expense	168	135
Income tax provision	68	74
Depreciation and amortization expense	432	392
Goodwill impairment	—	64
Litigation matter(1)	8	—
Transaction and integration costs	58	58
Restructuring costs	44	50
Other	1	1
Adjusted EBITDA	$996	$997
Gains on real estate transactions	—	55
Adjusted EBITDA, excluding gains on real estate transactions	$996	$942

(1)
Relates to California Environmental Matters as described in Note 18 to the company’s 2023 Form 10-K.

77	© 2024 XPO, Inc.

RECONCILIATION OF CORPORATE ADJUSTED EBITDA
Unaudited
$ in millions
	Years Ended December 31,
	2023	2022
Revenue	$—	$—
Salaries, wages and employee benefits	18	52
Fuel, operating expenses and supplies	6	44
Operating taxes and licenses	—	—
Insurance and claims	6	3
Depreciation and amortization	5	25
Litigation matter(1)	8	—
Transaction and integration costs	56	49
Restructuring costs	20	39
Operating loss	$(119)	$(212)
Other income (expense)(2)	(1)	(5)
Depreciation and amortization	5	25
Litigation matter(1)	8	—
Transaction and integration costs	56	49
Restructuring costs	20	39
Adjusted EBITDA	$(31)	$(104)

(1)
Relates to California Environmental Matters as described in Note 18 to the company’s 2023 Form 10-K.

(2)
Other income (expense) consists of foreign currency gain (loss) and other income (expense)

78	© 2024 XPO, Inc.

RECONCILIATION OF NORTH AMERICAN LTL SEGMENT ADJUSTED OPERATING INCOME AND ADJUSTED EBITDA
Unaudited
$ in millions
	Three Months Ended December 31,		Years Ended December 31,
	2023	2022	2023	2022
Revenue (excluding fuel surcharge revenue)	$966	$851	$3,814	$3,631
Fuel surcharge revenue	221	242	857	1,014
Revenue	1,187	1,093	4,671	4,645
Salaries, wages and employee benefits	602	546	2,346	2,176
Purchased transportation	83	106	366	499
Fuel, operating expenses and supplies(1)	238	242	956	983
Operating taxes and licenses	13	11	48	48
Insurance and claims	21	25	102	123
(Gains) losses on sales of property and equipment	2	(54)	8	(54)
Depreciation and amortization	77	64	291	239
Transaction and integration costs	—	1	—	3
Restructuring costs	2	—	12	5
Operating income	149	152	542	623
Operating ratio(2)	87.4%	86.1%	88.4%	86.6%
Other income	1	—	1	1
Amortization expense	8	8	34	34
Transaction and integration costs	—	1	—	3
Restructuring costs	2	—	12	5
Gains on real estate transactions	—	(55)	—	(55)
Adjusted operating income	$160	$106	$589	$611
Adjusted operating ratio(3)	86.5%	90.3%	87.4%	86.8%
Depreciation expense	69	56	257	205
Pension income	4	15	17	59
Gains on real estate transactions	—	55	—	55
Other	—	—	1	2
Adjusted EBITDA(4)	$233	$232	$864	$932

(1)
Fuel, operating expenses and supplies includes fuel-related taxes

(2)
Operating ratio is calculated as (1 – (operating income divided by revenue))

(3)
Adjusted operating ratio is calculated as (1 – (adjusted operating income divided by revenue)); adjusted operating margin is the inverse of adjusted operating ratio

(4)
Adjusted EBITDA is used by the company’s chief operating decision maker to evaluate segment profit (loss) in accordance with ASC 280

79	© 2024 XPO, Inc.

NON-GAAP FINANCIAL MEASURES
As required by the SEC rules we provide reconciliations of the non-GAAP financial measures contained in this Proxy Statement to the most directly comparable measure under GAAP, which are set forth in the financial tables above.
XPO’s non-GAAP financial measures used in this Proxy Statement include: adjusted earnings before interest, taxes, depreciation and amortization (“adjusted EBITDA”) on a consolidated basis and for corporate; adjusted EBITDA excluding gains on real estate transactions on a consolidated basis; adjusted operating income for our North American LTL segment; and adjusted operating ratio for our North American LTL segment.
We believe that the above adjusted financial measures facilitate analysis of our ongoing business operations because they exclude items that may not be reflective of, or are unrelated to, XPO and its business segments’ core operating performance, and may assist investors with comparisons to prior periods and assessing trends in our underlying businesses. Other companies may calculate these non-GAAP financial measures differently, and therefore our measures may not be comparable to similarly titled measures of other companies. These non-GAAP financial measures should only be used as supplemental measures of our operating performance.
Adjusted EBITDA, adjusted EBITDA excluding gains on real estate transactions, adjusted operating income and adjusted operating ratio include adjustments for transaction and integration costs, as well as restructuring costs and other adjustments as set forth in the tables above. Transaction and integration adjustments are generally incremental costs that result from an actual or planned acquisition, divestiture or spin-off and may include transaction costs, consulting fees, stock-based compensation, retention awards, internal salaries and wages (to the extent the individuals are assigned full-time to integration and transformation activities) and certain costs related to integrating and converging IT systems. Restructuring costs primarily relate to severance costs associated with business optimization initiatives. Management uses these non-GAAP financial measures in making financial, operating and planning decisions and evaluating XPO’s and each business segment’s ongoing performance.
We believe that adjusted EBITDA improves comparability from period to period by removing the impact of our capital structure (interest and financing expenses), asset base (depreciation and amortization), tax impacts and other adjustments as set out in the above tables that management has determined are not reflective of core operating activities and thereby assist investors with assessing trends in our underlying businesses. We believe that adjusted operating income and adjusted operating ratio for our North American LTL business improve the comparability of our operating results from period to period by removing the impact of certain transaction and integration costs and restructuring costs, as well as amortization expenses.
FORWARD-LOOKING STATEMENTS
This Proxy Statement includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements other than statements of historical fact are, or may be deemed to be, forward-looking statements. In some cases, forward-looking statements can be identified by the use of forward-looking terms such as “anticipate,” “estimate,” “believe,” “continue,” “could,” “intend,” “may,” “plan,” “potential,” “predict,” “should,” “will,” “expect,” “objective,” “projection,” “forecast,” “goal,” “guidance,” “outlook,” “effort,” “target,” “trajectory” or the negative of these terms or other comparable terms. However, the absence of these words does not mean that the statements are not forward-looking. These forward-looking statements are based on certain assumptions and analyses made by us in light of our experience and our perception of historical trends, current conditions and expected future developments, as well as other factors we believe are appropriate in the circumstances.
These forward-looking statements are subject to known and unknown risks, uncertainties and assumptions that may cause actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by such forward-looking statements. Factors that might cause or contribute to a material difference include the risks discussed in our filings with the SEC, and the following: the effects of business, economic, political, legal, and regulatory impacts or conflicts upon our operations; supply chain disruptions and shortages, strains on production or extraction of raw materials, cost inflation and labor and equipment shortages; our ability to align our investments in capital assets, including equipment, service centers, and warehouses to our customers’ demands; our ability to implement our cost and revenue initiatives; the effectiveness of our action plan, and other management actions, to improve our North American LTL business; our ability to benefit from a sale, spin-off or other divestiture of one or more business units or to successfully integrate and realize anticipated synergies, cost savings and profit opportunities from acquired companies; goodwill impairment; issues related to compliance with data protection laws, competition laws, and intellectual property laws; fluctuations in currency exchange rates, fuel prices and fuel surcharges; the expected benefits of the spin-offs of GXO Logistics, Inc. and RXO, Inc.; our ability to develop and implement suitable information technology systems; the impact of potential cyber-attacks and information technology or data security breaches or failures; our indebtedness; our ability to raise debt and equity capital; fluctuations in interest rates; seasonal fluctuations; our ability to maintain positive relationships with our network of third-party transportation providers; our ability to attract and retain key employees including qualified drivers; labor matters; litigation; and competition and pricing pressures.
All forward-looking statements set forth in this Proxy Statement are qualified by these cautionary statements and there can be no assurance that the actual results or developments anticipated by us will be realized or, even if substantially realized, that they will have the expected consequences to or effects on us or our business or operations. Forward-looking statements set forth in this Proxy Statement speak only as of the date hereof, and we do not undertake any obligation to update forward-looking statements to reflect subsequent events or circumstances, changes in expectations or the occurrence of unanticipated events, except to the extent required by law.
80	© 2024 XPO, Inc.

ANNEX B—
ESG SCORECARD—2023 DELIVERABLES
AND ACHIEVEMENTS

#	ESG INITIATIVE	2023 TARGET	ACHIEVED?	# POINTS EARNED	COMMENTS
1	WORKFORCE / TALENT
1	Average Job Satisfaction Score: Aggregate of all XPO engagement surveys conducted within the year, measured on a 1-10 scale	≥ 7.0	2.6	Surpassed goal
2	Average Job Satisfaction Score: Annual Hourly LTL Engagement Survey (North America), measured on a 1-10 scale	Prior year +10 basis points or ≥ 7.0	2.6	Surpassed goal
3	Global Retention Rate of High Performers: Annualized rate based on performance management process, among the professional population	≥ 85%	2.6	Surpassed goal
4	Succession Planning: For designated levels globally	Maintain	2.6	Met goal
5	Annualized Voluntary Turnover Rate: North American LTL drivers, excluding retirees	≤ 12.5%	2.6	Surpassed goal
6	Employee Training Hours: Number of hours completed by employees per year globally, tracked via time-keeping system and XPO University	600,000	2.6	Surpassed goal
7	Employee Training Courses: Number of courses completed by employees per year globally, tracked via XPO University	700,000	2.6	Surpassed goal
8	Performance Goals for Salaried Employees: As defined and tracked for eligible salaried employees	≥ 80% of eligible employees	2.6	Surpassed goal
81	© 2024 XPO, Inc.

#	ESG INITIATIVE	2023 TARGET	ACHIEVED?	# POINTS EARNED	COMMENTS
2	EMPLOYEE AND COMMUNITY SAFETY
9	U.S. DOT-Recordable Accident Frequency Rate: North American LTL (when holding number of miles driven constant to full-year 2021)	+ 2% improvement over prior year	2.6	Surpassed goal
10	Million Mile Driver Achievement Awards: North American LTL	≥ 240 awards for achieving 1 million to 3 million miles driven without a preventable accident	2.6	Surpassed goal slightly
11	Lost Workday Rate: North American transportation	+ 2% improvement over prior year	0.0	Improved in second half of year, but annual goal not met
12	Driver Training School Graduates: North American LTL	≥ 500 employees graduate from our driver schools and earn their CDL	2.6	Surpassed goal
13	Lost Time Incident Rate in Europe: Number of workplace incidents resulting in employees losing time from work (excluding the day of the incident) /total hours worked x 200,000	Minimum 5% improvement from prior year	2.6	Surpassed goal
14	Registered Additional Training Hours in Europe: Hours outside of mandatory and on-boarding trainings (i.e., qualifying training hours covering health, safety and security matters	Minimum of four hours or more per employee	2.6	Surpassed goal
15	Crash Rate in Europe: Preventable accidents per 1,000,000 kilometers driven (includes all preventable incidents reported to insurance/third party claims)	Minimum of 5% improvement from prior year	0.0
0.53 below goal 2023 target is more difficult to attain due to last year’s record results. Main reason for crashes is a noticeable increase in road occupancy post pandemic; the majority of accidents are low severity

16	Safety Actions Completion Rate in Europe: Preventive or corrective actions completed, measured by number of actionable safety cards	Minimum of 75% of safety cards completed/closed	2.6	Surpassed goal
17	Health Safety Audits in Europe: Audits to be conducted across all European sites over a span of two years	100% of sites audited	2.6	Met goal
82	© 2024 XPO, Inc.

#	ESG INITIATIVE	2023 TARGET	ACHIEVED?	# POINTS EARNED	COMMENTS
3	DIVERSITY, EQUITY AND INCLUSION
18	Diversity in Hiring: Overall annual percentage of diverse U.S. employee hires	≥ 55%	2.6	Surpassed goal
19	Diversity in Management: Expansion of women pipeline for managerial positions	Cumulative growth of ≥15% from 2020	2.6	Surpassed goal
20	Diversity in Management: Expansion of ethnic and/or racial groups’ pipeline for managerial positions	Cumulative growth of ≥15% from 2020	2.6	Surpassed goal
21	Diversity in the FMT Programs: Percentage of diverse FMT Program hires globally	≥ 50%	2.6	Surpassed goal
22	HRC Corporate Equality Index	Score at least 80-85 out of 100	0.0	Did not participate in HRC Corporate Equality Index in 2023
23	Female Representation in Graded Positions in Europe: Number of females in graded positions as a percentage of the total graded XPO population	Increase representation to min 42.7%	0.0	Missed goal by a narrow margin
24	European Diversity Recruitment Strategy and Process: Director level and above	Develop and deploy a mentoring program for female talents	2.6	Met goal
4	INFORMATION SECURITY
25	Information Security Compliance and Training: Compliance with information security policy and related training mandates for eligible employees with email access	75% to 85% compliance	2.6	Surpassed goal
26	Information Security Benchmark Assessment: Annual independent third-party information security health check/benchmark assessment	Compare favorably to industry average and be amongst top two quartiles	2.6	Met goal Compared to transportation peers, XPO is comfortably in the upper quartile
27	Efficacy in Blocking Email Threats: Percent blocked containing malicious attachments	≥ 95%	2.6	Met goal Maintained over 99% throughout year
28	Target Mean Time to Resolve (MTTR): Industry average 1.85 days	Maintain MTTR below industry average	2.6	Met goal MTTR usually less than one day
29	Impact of Security Breaches on Customers	No security breaches that could impact at least 25% of customers	2.6	Surpassed goal
83	© 2024 XPO, Inc.

#	ESG INITIATIVE	2023 TARGET	ACHIEVED?	# POINTS EARNED	COMMENTS
5	ENVIRONMENT AND SUSTAINABILITY
30	LTL Fuel Efficiency: Annual average improvement in miles per gallon (mpg) for drivers in North America	Additional 2% or greater improvement from prior year	2.6	Surpassed goal
31	Annual Tractor Replacement Rate: North American LTL	Replace at least 1000 tractors with newer units, emitting less nitrogen oxide	2.6	Surpassed goal
32	Carbon Emissions Reduction by Equipment Usage: Percentage of fleet supplied with carbon reducing equipment (i.e., trailer side skirts, engine and transmission upgrades)	At least 3% increase in tractors with carbon-reducing equipment versus prior year	2.6	Surpassed goal
33	Load Factor Increase Rate in LTL: North American LTL	At minimum, maintain prior year levels as we insource more Purchased Transportation	0.0	3.9% decrease in load factor from 2022 primarily driven by 3.9% decrease in weight per shipment; WPS was down broadly across the industry
34	CO2 Emissions Reduction Through Electric Vehicles- Europe: Emissions reduced through bio-fuels, reduction of empty mileage and renewable energies usage	Minimum 5% improvement from prior year	2.6	Surpassed goal
35	LTL Trailer Recycle Rate: Percentage of retired LTL trailers that are recycled in North America	Pre-2016 trailers: ≥ 95% 2016+trailers: ≥ 85%	2.6	Surpassed goal
6	CORPORATE GOVERNANCE
36	Compliance Course Completion Rate: Completion of mandatory compliance training courses on an annual basis (e.g., diversity and inclusion, sexual harassment, anti-discrimination, etc.)	≥ 85%	2.6	Surpassed goal
37	Board of Directors’ oversight of ESG matters	Review, calibration and approval of annual ESG goals and/or ESG goal revisions	2.6	Met goal
38	Board Diversity: Diverse Groups as percentage of total Board composition	≥45%	2.6	Met goal
84	© 2024 XPO, Inc.

XPO

VOTE

Your vote matters – here's how to vote!

Online
Go to **www.envisionreports.com/XPO** or scan the QR code — login details are located in the shaded bar below.

Phone
Call toll free 1-800-652-VOTE (8683) within the USA, US territories and Canada

2024 Annual Meeting of Stockholders Proxy Card

A Proposals

1. Election of Directors:

	For	Against	Abstain		For	Against	Abstain		For	Against	Abstain
01 - Brad Jacobs	☐	☐	☐	02 - Jason Aiken	☐	☐	☐	03 - Bella Allaire	☐	☐	☐
04 - J. Wes Frye	☐	☐	☐	05 - Mario Harik	☐	☐	☐	06 - Michael Jesselson	☐	☐	☐
07 - Allison Landry	☐	☐	☐	08 - Irene Moshouris	☐	☐	☐	09 - Johnny C. Taylor, Jr.	☐	☐	☐

1 U P X

03Z0GA

4. Advisory vote on the frequency of future advisoryvotes to approve executive compensation.1 Year 2 Years 3 Years AbstainProposals— The Board of Directors recommend a vote FOR all the nominees listed, FOR Proposals X – X and for every X YEARS on Proposal X.01 - Brad Jacobs04 - J. Wes Frye07 - Allison Landry02 - Jason Aiken05 - Mario Harik08 - Irene Moshouris03 - Bella Allaire06 - Michael JesselsonFor Against Abstain For Against Abstain09 - Johnny C. Taylor, Jr.For Against Abstain1 U P XUsing a black ink pen, mark your votes with an X as shown in this example.Please do not write outside the designated areas.03Z0GA++A 2. Ratification of the appointment of KPMG as our independentregistered public accounting firm for fiscal year 2024.3. Advisory vote to approve executive compensation.1. Election of Directors:For Against AbstainqIF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.q2024 Annual Meeting of Stockholders Proxy CardFor Against AbstainThe Board of Directors recommends a vote FOR proposals 2 and 3.The Board of Directors recommends a vote for 1 YEAR on proposal 4.The Board of Directors recommends a vote FOR all director nominees listed below.OnlineGo to www.envisionreports.com/XPO orscan the QR code — login details arelocated in the shaded bar below.Save paper, time and money!Sign up for electronic delivery atwww.envisionreports.com/XPOPhoneCall toll free 1-800-652-VOTE (8683) withinthe USA, US territories and CanadaYou may vote online or by phone instead of mailing this card.Your vote matters – here’s how to vote!

Small steps make an impact.Help the environment by consenting to receive electronicdelivery, sign up at www.envisionreports.com/XPOPROXY FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON MAY 16, 2024This Proxy is solicited on behalf of the Board of Directors of XPO, Inc.The undersigned hereby acknowledges receipt of the XPO, Inc. Notice of Annual Meeting and Proxy Statement and hereby constitutes and appoints Brad Jacobs andWendy Cassity, and each of them, its true and lawful agents and proxies, with full power of substitution in each, to attend the Annual Meeting of Stockholders ofXPO, Inc. on Thursday, May 16, 2024 held as a virtual meeting via webcast, and any postponement or adjournment thereof, and to vote on the matters indicated all shares ofCommon Stock, par value $0.001, that the undersigned would be entitled to vote if personally present. You can access the meeting at meetnow.global/M4P2XXP. You will needto enter your control number to access the meeting. The control number is located in the shaded area on the opposite side of this proxy card.THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED IN ACCORDANCE WITH THEBOARD OF DIRECTORS’ RECOMMENDATIONS.PLEASE PROMPTLY COMPLETE, SIGN AND DATE THIS PROXY ON THE REVERSE SIDE AND MAIL IN THE ENCLOSED POSTAGE-PAID ENVELOPE.XPO, Inc.qIF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.qChange of Address — Please print new address below. Comments — Please print your comments below.C Non-Voting Items++YOUR VOTE IS IMPORTANTRegardless of whether you plan to attend the Annual Meeting of Stockholders,you can be sure your shares are represented at the meeting by promptly returning your proxy in the enclosed envelope.Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.Date (mm/dd/yyyy) — Please print date below. Signature 1 — Please keep signature within the box. Signature 2 — Please keep signature within the box.B Authorized Signatures — This section must be completed for your vote to count. Please date and sign below.Important Notice Regarding the Internet Availability of Proxy Materials for theAnnual Meeting of Stockholders to be Held on May 16, 2024:The Proxy Statement and our Annual Report on Form 10-K for theYear Ended on December 31, 2023 are available at www.edocumentview.com/XPOThe 2024 Annual Meeting of Stockholders of XPO, Inc. will be held onMay 16, 2024 at 10:00 a.m. Eastern Time, virtually via the internet at meetnow.global/M4P2XXPTo access the virtual meeting, you must have the control number that is printed in the shaded barlocated on the reverse side of this form.